Filed pursuant to Rule 424(b)(3)
Registration No. 333-190103

PROSPECTUS

SABINE PASS LNG, L.P.

Offer to exchange up to

$420,000,000 of 6.5% Senior Secured Notes due 2020

that have been registered under the Securities Act of 1933

for

$420,000,000 of 6.5% Senior Secured Notes due 2020

that have not been registered under the

Securities Act of 1933

THE EXCHANGE OFFER EXPIRES AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, AT THE END OF OCTOBER 10, 2013, UNLESS WE EXTEND IT

Terms of the Exchange Offer:

•

We are offering to exchange up to $420,000,000 aggregate principal amount of registered 6.5% Senior Secured Notes due 2020 (the “New Notes”) for any and all of our $420,000,000 aggregate principal amount of unregistered 6.5% Senior Secured Notes due 2020 (the “Old Notes”) that were issued on October 16, 2012.

•	We will exchange all outstanding Old Notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of New Notes.

•

The terms of the New Notes will be substantially identical to those of the outstanding Old Notes, except that the New Notes will be registered under the Securities Act of 1933 and will not contain restrictions on transfer, registration rights or provisions for additional interest.

•	You may withdraw tenders of Old Notes at any time prior to the expiration of the exchange offer.

•	The exchange of Old Notes for New Notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any cash proceeds from the exchange offer.

•

The Old Notes are, and the New Notes will be, secured by first-priority perfected liens on substantially all right, title and interest in or to substantially all of the assets and properties owned or acquired by the Company and the guarantors (the “Collateral”).

•	The Old Notes are, and the New Notes will be, guaranteed on a senior basis by all of our future domestic subsidiaries.

•	There is no established trading market for the New Notes or the Old Notes.

•	We do not intend to apply for listing of the New Notes on any national securities exchange or for quotation through any quotation system.

Please read “Risk Factors” beginning on page 13 for a discussion of certain risks that you should consider prior to tendering your outstanding Old Notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge by way of letter of transmittal that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. Please read “Plan of Distribution.”

The date of this prospectus is September 13, 2013

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, referred to in this prospectus as the SEC. In making your decision to participate in the exchange offer, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and copy charges. We will provide you upon request, without charge, a copy of the notes and the indenture governing the notes, our Annual Report on Form 10-K for the year ended December 31, 2012, Amendment No. 1 to our Annual Report on

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Form 10-K for the year ended December 31, 2012, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 and Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013. You may request copies of these documents by contacting us at:

Sabine Pass LNG, L.P.

Attention: Corporate Secretary

700 Milam Street, Suite 800

Houston, Texas, 77002

(713) 375-5000

FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements that are, or may be deemed to be, “forward-looking statements.” All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things:

•

statements regarding future levels of domestic natural gas production, supply or consumption; future levels of liquefied natural gas (“LNG”) imports into North America; sales of natural gas in North America or other markets; and the transportation, other infrastructure or prices related to natural gas, LNG or other hydrocarbon products;

•	statements regarding any future financing transactions or arrangements, or ability to enter into such transactions;

•

statements regarding future levels of domestic and international natural gas production, supply or consumption or future levels of LNG imports into or exports from North America and other countries worldwide, regardless of the source of such information, or the transportation or demand for and prices related to natural gas, LNG or other hydrocarbon products;

•

statements regarding any agreement to be entered into or performed substantially in the future, including any revenues anticipated to be received and the anticipated timing thereof, and statements regarding the amounts of total LNG regasification, liquefaction or storage capacities that are, or may become, subject to such commercial arrangements;

•	statements regarding counterparties to our terminal use agreements (“TUAs”) and other contracts;

•

statements regarding our business strategy, our business and operation plans or any other plans, forecasts, projections or objectives, including anticipated revenues and capital expenditures, any or all of which are subject to change;

•	statements regarding legislative, governmental, regulatory, administrative or other public body actions, requirements, permits, investigations, proceedings or decisions; and

•	any other statements that relate to non-historical or future information.

These forward-looking statements are often identified by the use of terms and phrases such as “achieve,” “anticipate,” “believe,” “contemplate,” “develop,” “estimate,” “expect,” “forecast,” “plan,” “potential,” “project,” “propose,” “strategy” and similar terms and phrases, or by the use of future tense. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which are made as of the date of this prospectus and speak only as of the date of this prospectus.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in “Risk Factors.” All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these risk factors. Other than as required under the securities laws, we assume no obligation to update or revise these forward looking statements or provide reasons why actual results may differ.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before making an investment decision. You should carefully read this prospectus and should consider, among other things, the matters set forth under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus. Please read “Risk Factors” beginning on page 13 of this prospectus for a more complete understanding of our business and this offering.

Throughout this prospectus, unless we indicate otherwise or the context otherwise requires, the terms “Sabine Pass LNG,” “we,” “our,” “us” and similar terms refer to Sabine Pass LNG, L.P. and its 100% owned subsidiary and the terms “general partner” and “Sabine Pass GP” refer to Sabine Pass LNG-GP, LLC, our general partner.

Sabine Pass LNG, L.P.

General

In 2003, we were formed by Cheniere Energy, Inc. (“Cheniere”) to own, develop and operate the regasification facilities at our LNG terminal in western Cameron Parish, Louisiana, less than four miles from the Gulf Coast on the Sabine Pass deepwater ship channel (our “LNG terminal”). We are a Houston-based partnership formed with one general partner, Sabine Pass GP, an indirect subsidiary of Cheniere, and one limited partner, Sabine Pass LNG-LP, LLC (“Sabine Pass LNG-LP”), an indirect subsidiary of Cheniere. As of the date of this prospectus, Cheniere has a 57.9% ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”), which is the 100% parent of Cheniere Energy Investments, LLC (“Cheniere Investments”), the 100% parent of Sabine Pass GP and Sabine Pass LNG-LP and, indirectly, us.

LNG is natural gas that, through a refrigeration process, has been cooled to a liquid state, which occupies a volume that is approximately 1/600th of its gaseous state. The liquefaction of natural gas into LNG allows it to be shipped economically from areas of the world where natural gas is abundant and inexpensive to produce to other areas where natural gas demand and infrastructure exist to justify economically the use of LNG. LNG is transported using large oceangoing LNG tankers specifically constructed for this purpose. LNG receiving terminals offload LNG from LNG tankers, store the LNG prior to processing, heat the LNG to return it to a gaseous state and deliver the resulting natural gas into pipelines for transportation to market.

Our Business Strategy

Our primary objective is to generate stable cash flows by:

•	operating our LNG terminal safely, efficiently and reliably; and

•	providing services to our long-term TUA customers to generate steady and reliable revenues and operating cash flows.

Our Business

We have constructed and are operating the regasification facilities at our LNG terminal located on the Sabine Pass deep water shipping channel less than four miles from the Gulf Coast. We have long-term leases for five tracts of land consisting of 1,044 acres. Our LNG terminal includes five LNG storage tanks with capacity of approximately 16.9 Bcfe, two docks that can accommodate vessels of up to 265,000 cubic meter capacity and vaporizers with regasification capacity of approximately 4.0 Bcf/d.

Sabine Pass Liquefaction, LLC (“Sabine Pass Liquefaction”), a wholly owned subsidiary of Cheniere Partners, is developing liquefaction facilities at our LNG terminal adjacent to our existing regasification facilities in order to liquefy and export natural gas from the United States. Cheniere Partners has reported that Sabine Pass Liquefaction has entered into six sale and purchase agreements with third-party customers for the export of natural gas. We have entered into a facilities sharing agreement with Sabine Pass Liquefaction to allow for the interconnection of the liquefaction facilities with our LNG terminal. We do not anticipate incurring any significant costs in connection with such interconnection. Although it is anticipated that our operating costs will increase once the liquefaction facilities commence operations as a result of greater utilization of our LNG terminal by Sabine Pass Liquefaction under its TUA, the increase in fees that Sabine Pass Liquefaction will be required to pay us under its TUA will more than cover our increased costs.

Customers

Approximately 2.0 Bcf/d of the regasification capacity at our LNG terminal has been reserved under two long-term third-party TUAs, under which our customers are required to pay fixed monthly fees, whether or not they use our LNG terminal. Capacity reservation fee TUA payments are made by our third-party TUA customers as follows:

•

Total Gas & Power North America, Inc. (“Total”) has reserved approximately 1.0 Bcf/d of regasification capacity and is obligated to make monthly capacity payments to us aggregating approximately $125 million per year for 20 years that commenced April 1, 2009. Total, S.A. has guaranteed Total’s obligations under its TUA up to $2.5 billion, subject to certain exceptions; and

•

Chevron U.S.A. Inc. (“Chevron”) has reserved approximately 1.0 Bcf/d of regasification capacity and is obligated to make monthly capacity payments to us aggregating approximately $125 million per year for 20 years that commenced July 1, 2009. Chevron Corporation has guaranteed Chevron’s obligations under its TUA up to 80% of the fees payable by Chevron.

The remaining approximately 2.0 Bcf/d of capacity has been reserved under a TUA by Sabine Pass Liquefaction. Sabine Pass Liquefaction is obligated to make monthly capacity payments to us aggregating approximately $250 million per year, continuing until at least 20 years after Sabine Pass Liquefaction delivers its first commercial cargo at Sabine Pass Liquefaction’s facilities under construction, which Cheniere Partners has reported may occur as early as the end of 2015. We entered into a terminal use rights agreement (“TURA”) with Sabine Pass Liquefaction and Cheniere Investments, pursuant to which Cheniere Investments has the right to use Sabine Pass Liquefaction’s reserved capacity under the TUA and has the obligation to make the monthly capacity payments required by the TUA to us. Cheniere Partners has guaranteed the obligations of Sabine Pass Liquefaction under its TUA and the obligations of Cheniere Investments under the TURA.

How You Can Contact Us

Our principal executive office is located at 700 Milam Street, Houston, Texas, 7002 and our telephone number is (713) 375-5000.

Partnership Structure

Summary of the Terms of the Exchange Offer

On October 16, 2012, we completed a private offering of $420,000,000 aggregate principal amount of the Old Notes. As part of the private offering, we entered into a registration rights agreement with the initial purchasers of the Old Notes in which we agreed, among other things, to deliver this prospectus to you and to use our reasonable best efforts to consummate the exchange offer within 360 days after October 16, 2012. The following is a summary of the exchange offer.

Old Notes	6.5% Senior Secured Notes due 2020, which were issued on October 16, 2012.

New Notes	6.5% Senior Secured Notes due 2020. The terms of the New Notes are substantially identical to the terms of the outstanding Old Notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the Old Notes will not apply to the New Notes.

Exchange Offer	We are offering to exchange up to $420,000,000 aggregate principal amount of our New Notes that have been registered under the Securities Act for an equal amount of our outstanding Old Notes that have not been registered under the Securities Act to satisfy our obligations under the registration rights agreement.

The New Notes will evidence the same debt as the Old Notes and will be issued under, and be entitled to the benefits of, the same indenture that governs the Old Notes. Holders of the Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Because the New Notes will be registered, the New Notes will not be subject to transfer restrictions, and holders of Old Notes that have tendered and had their Old Notes accepted in the exchange offer will have no registration rights.

Expiration Date	The exchange offer will expire at 12:00 midnight, New York City time, at the end of October 10, 2013, unless we decide to extend the date.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. Please read “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes	Unless you comply with the procedures described under the caption “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery,” you must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

•

tender your Old Notes by sending the certificates for your Old Notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to The Bank of New York Mellon, as registrar and exchange agent, at the address listed under the caption “The Exchange Offer—Exchange Agent”; or

•

tender your Old Notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your Old Notes in the exchange offer, The Bank of New York Mellon, as registrar and exchange agent, must receive a confirmation of book-entry transfer of your Old Notes into the exchange agent’s account at The Depository Trust Company prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, please read the discussion under the caption “The Exchange Offer—Procedures for Tendering—Book-entry Transfer.”

By executing the letter of transmittal or by transmitting an agent’s message in lieu thereof, you will represent to us that, among other things:

•	the New Notes you receive will be acquired in the ordinary course of your business;

•	you are not participating and you have no arrangement with any person or entity to participate in, the distribution of the New Notes;

•

you are not our “affiliate,” as defined under Rule 405 of the Securities Act, or a broker-dealer tendering Old Notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

•	if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the New Notes.

Guaranteed Delivery Procedures	If you are a registered holder of the Old Notes and wish to tender your Old Notes in the exchange offer, but the Old Notes are not immediately available, time will not permit your Old Notes or other required documents to reach the exchange agent before the expiration of the exchange offer, or the procedure for book-entry transfer cannot be completed prior to the expiration of the exchange offer, then you may tender Old Notes by following the procedures described under the caption “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Old Notes in the exchange offer, you should promptly contact the person in whose name the Old Notes are registered and instruct that person to tender on your behalf.

Please do not send your letter of transmittal or certificates representing your Old Notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent.

If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering the certificates for your Old Notes, you must either make appropriate arrangements to register ownership of the Old Notes in your name or obtain a properly completed bond power from the person in whose name the Old Notes are registered.

Withdrawal; Non-Acceptance	You may withdraw any Old Notes tendered in the exchange offer at any time prior to 12:00 midnight, New York City time, at the end of October 10, 2013. If we decide for any reason not to accept any Old Notes tendered for exchange, the Old Notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company, any withdrawn or unaccepted Old Notes will be credited to the tendering holder’s account at The Depository Trust Company. For further information regarding the withdrawal of tendered Old Notes, please read “The Exchange Offer—Withdrawal Rights.”

U.S. Federal Income Tax Consequences	The exchange of New Notes for Old Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read the discussion under the caption “Material United States Federal Income Tax Consequences” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	The issuance of the New Notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

Fees and Expenses	We will pay all of our expenses incident to the exchange offer.

Exchange Agent	We have appointed The Bank of New York Mellon as exchange agent for the exchange offer. For the address, telephone number and fax number of the exchange agent, please read “The Exchange Offer—Exchange Agent.”

Resales of New Notes	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us, we believe that the New Notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as:

•	the New Notes are being acquired in the ordinary course of business;

•

you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the New Notes issued to you in the exchange offer;

•	you are not our affiliate or an affiliate of any of our subsidiary guarantors; and

•	you are not a broker-dealer tendering Old Notes acquired directly from us for your account.

The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any New Notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your New Notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. Please read “Plan of Distribution.”

Please read “The Exchange Offer—Resales of New Notes” for more information regarding resales of the New Notes.

Consequences of Not Exchanging Your Old Notes	If you do not exchange your Old Notes in this exchange offer, you will no longer be able to require us to register your Old Notes under the Securities Act, except in the limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer your Old Notes unless we have registered the Old Notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

For information regarding the consequences of not tendering your Old Notes and our obligation to file a registration statement, please read “The Exchange Offer—Consequences of Failure to Exchange Outstanding Securities” and “Description of Notes.”

Summary of the Terms of the New Notes

The terms of the New Notes and those of the outstanding Old Notes will be substantially identical, except that the transfer restrictions, registration rights and provisions for additional interest relating to the Old Notes will not apply to the New Notes. As a result, the New Notes will not bear legends restricting their transfer and will not have the benefit of the registration rights and additional interest provisions contained in the Old Notes. The New Notes represent the same debt as the Old Notes for which they are being exchanged. The New Notes are governed by the same indenture as that which governs the Old Notes.

The following summary contains basic information about the New Notes and is not intended to be complete. For a more complete understanding of the New Notes, please refer to the section in this prospectus entitled “Description of Notes.” When we use the term “notes” in this prospectus, unless the context requires otherwise, the term includes the Old Notes and the New Notes.

Issuer	Sabine Pass LNG, L.P.

Securities Offered	$420.0 million aggregate principal amount of 6.5% Senior Secured Notes due 2020.

Maturity Date	November 1, 2020.

Interest	Interest will accrue at a rate equal to 6.5% per annum, computed on the basis of a 360-day year comprising twelve 30-day months.

Interest Payment Dates	We will pay interest on the New Notes semi-annually, in cash in arrears, on May 1 and November 1 of each year, commencing November 1, 2013.

Guarantees	Our future domestic subsidiaries may be required to guarantee the notes under certain circumstances. See “Description of Notes—Guarantees of the Notes.”

Ranking	The notes will be our senior obligations secured by first priority liens on the collateral (subject to permitted liens) and will be non-recourse to our partners, both general and limited. Accordingly, they will:

•	rank senior in right of payment to any and all of our future indebtedness that is subordinated in right of payment to the notes;

•	be structurally subordinated to all indebtedness and other liabilities of our subsidiaries that do not provide note guarantees;

•	be equal in right of payment with all of our existing and future indebtedness that is senior and secured by the same collateral as the notes;

•	be effectively senior to all our senior indebtedness that is unsecured to the extent of the value of the assets constituting the collateral; and

•	be effectively subordinated to all our indebtedness that is secured by assets other than the collateral, to the extent of the value of the assets securing such indebtedness.

As of June 30, 2013, we had total indebtedness of approximately $2.1 billion, before debt discounts, all of which is senior secured indebtedness. Such indebtedness consists of (i) the notes and (ii) our outstanding 7.5% Senior Secured Notes due 2016, or the 2016 Notes.

Optional Redemption	We may redeem the notes, in whole or in part, at our option at any time on or after November 1, 2016 at the redemption prices listed in the “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any.

At any time or from time to time prior to November 1, 2016, we may redeem all or a part of the notes, at a redemption price equal to the Make-Whole Price as defined in “Description of Notes—Optional Redemption.”

We may redeem up to 35% of the aggregate principal amount of the notes at any time prior to November 1, 2015 with the net cash proceeds of equity offerings at a redemption price of 106.5% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date. See “Description of Notes—Optional Redemption.”

Change of Control	We must commence, within 30 days of the occurrence of a change of control, as defined under the caption “Description of Notes—Certain Definitions,” and consummate an offer to purchase all notes then outstanding at a purchase price in cash equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase. However, we might not be able to pay you the required price for the notes you present to us at the time of a change of control because we might not have enough funds at that time. See “Risk Factors—We may not be able to repurchase the notes upon a change of control or upon the exercise of the holders’ options to require repurchase of the notes if certain asset sales or loss events occur.”

Debt Payment Account	We are required to deposit in a debt payment account 1/6th of the amount of interest due on the notes and the 2016 Notes on the next interest payment date (plus any shortfall from any such month subsequent to the preceding interest payment date) at the end of each month.

Collateral	Our obligations under the notes are secured, pari passu with our other outstanding senior secured indebtedness on a first-priority basis (subject to certain permitted liens) by a security interest in our equity interests and substantially all of our operating assets, including a pledge of the stock of our future subsidiaries (provided that the pledge of voting stock of our future foreign subsidiaries will be limited to 65% of the voting stock owned by us). See “Description of Notes—Security.”

Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness or issue preferred stock;

•	make certain investments or pay dividends or distributions on our capital stock or subordinated indebtedness or purchase or redeem or retire capital stock;

•	sell or transfer assets, including capital stock of our restricted subsidiaries;

•	restrict dividends or other payments by restricted subsidiaries;

•	incur liens;

•	enter into transactions with affiliates;

•	consolidate, merge, sell or lease all or substantially all of our assets; and

•	enter into sale and leaseback transactions.

These covenants are subject to a number of important limitations and exceptions that are described in this prospectus under the caption “Description of Notes—Certain Covenants.”

No Public Trading Market	There is no public trading market for the New Notes, and we do not intend to apply for listing of the New Notes on any national securities exchange or for quotation of the New Notes on any automated dealer quotation system.

Risk Factors	You should refer to the section entitled “Risk Factors” beginning on page 13 of this prospectus for a discussion of factors you should carefully consider before investing in the notes.

Summary Historical Consolidated Financial Data

The following table shows our summary historical consolidated financial data for the periods indicated. We have derived the selected financial data presented as of December 31, 2011 and 2012, and for each of the years ended December 31, 2010, 2011 and 2012 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the selected financial data presented as of December 31, 2008, 2009 and 2010, and for each of the years ended December 31, 2008 and 2009 from our audited consolidated financial statements not included in this prospectus. We have derived the selected financial data presented as of June 30, 2013 and for each of the six month periods ended June 30, 2012 and 2013 from our unaudited consolidated interim financial statements included elsewhere in this prospectus. The interim results set forth below are not necessarily indicative of results for the year ending December 31, 2013 or for any other period. This information is only a summary and should be considered in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which discusses factors affecting the comparability of the information presented, and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year ended December 31,					Six Months Ended June 30,
	2012	2011	2010	2009	2008	2013	2012
(Dollars in thousands)
Statement of Operations Data:
Revenues (including transactions with affiliates)	$523,884	$533,612	$523,223	$416,790	$15,000	$260,293	$260,658
Expenses (including transactions with affiliates)	96,516	88,993	93,481	76,579	30,391	59,507	45,837
Income from operations	427,368	444,619	429,742	340,211	(15,391)	200,786	214,821
Other expense	(214,563)	(175,705)	(173,297)	(141,402)	(63,547)	(80,375)	(87,412)
Net income	212,805	268,914	256,445	198,809	(78,938)	120,411	127,409

	December 31,					June 30,
	2012	2011	2010	2009	2008	2013
(Dollars in thousands)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$5,202	$4,268	$5,926	$117,411	$194,827	$14,783
Restricted cash and cash equivalents (current)	17,386	13,732	13,732	13,732	41,158	14,959
Non-current restricted cash and cash equivalents	76,106	82,394	82,394	82,394	126,056	76,106
Property, plant and equipment, net	1,476,174	1,514,137	1,550,465	1,588,557	1,517,507	1,455,057
Total assets	1,621,596	1,652,513	1,695,305	1,859,101	1,944,345	1,659,597
Long-term debt, net of discount	2,067,113	2,192,418	2,187,724	2,110,101	2,107,673	2,069,460
Long-term debt—related party, net of discount	—	—	—	72,928	70,661	—
Non-current deferred revenue	21,500	25,500	29,500	33,500	37,500	19,500
Non-current deferred revenue—affiliate	14,720	12,266	9,813	7,360	4,971	17,173

Ratio of Earnings to Fixed Charges

The table below sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis.

	Sabine Pass LNG, L.P.
	Year Ended December 31,						Six Months Ended June 30,
	2012	2011	2010	2009	2008		2013
Ratio of earnings to fixed charges	2.2x	2.5x	2.5x	2.0x	—	(1)	2.5x

(1)	For the year ended December 31, 2008, earnings were not adequate to cover fixed charges by $158.7 million.

RISK FACTORS

Investing in the notes offered by this prospectus may involve a high degree of risk. You should carefully consider the risks and uncertainties described below together with all other information contained in this prospectus, before deciding to tender your Old Notes in the exchange offer. The following are some of the important factors that could affect our financial performance or could cause actual results to differ materially from estimates or expectations contained in our forward-looking statements. We may encounter risks in addition to those described below. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, may also impair or adversely affect our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

The risk factors in this prospectus are grouped into the following categories:

•	Risks Relating to Our Financial Matters;

•	Risks Relating to Our Business; and

•	Risks Relating to this Offering and an Investment in the Notes.

Risks Relating to Our Financial Matters

We have incurred a significant amount of debt, which we will need to refinance, extend or otherwise satisfy in whole or in part at or prior to maturity.

As of June 30, 2013, we had $2.1 billion of total consolidated indebtedness outstanding (before debt discounts). We may not be able to access external financial resources sufficient to enable us to refinance or repay our maturing debt.

Our substantial indebtedness and restrictions contained in existing or future debt agreements may not allow us the flexibility that we need to operate our business in an effective and efficient manner and may prevent us from taking advantage of strategic and financial opportunities that would benefit our business, including:

•	limiting our ability to attract customers;

•	limiting our ability to compete with other companies that are not as highly leveraged;

•

limiting our flexibility in and ability to plan for or react to changing market conditions in our industry and to economic downturns, and making us more vulnerable than our less leveraged competitors to an industry or economic downturn;

•

limiting our ability to use operating cash flow in other areas of our business or for distributions to our partners because we must dedicate a substantial portion of these funds to service debt, including indebtedness that we may incur in the future;

•

limiting our ability to obtain additional financing to fund our capital expenditures, working capital, acquisitions, debt service requirements or liquidity needs for general business or other purposes; and

•

resulting in a material adverse effect on our business, financial condition, operating results, liquidity and prospects if we are unable to service or refinance our indebtedness or obtain additional financing, as needed.

Our substantial indebtedness and the restrictive covenants contained in our existing or future debt agreements may not allow us the flexibility that we need to operate our business in an effective and efficient manner and may prevent us from taking advantage of strategic and financial opportunities that would benefit our business. If we are unsuccessful in operating our business or taking advantage of such opportunities, due to our substantial indebtedness or other factors, we may be unable to obtain, repay, refinance or extend indebtedness on commercially reasonable terms or at all.

To service our indebtedness, we require significant amounts of cash flow from operations.

We require significant amounts of cash flow from operations in order to make annual interest payments of approximately $152 million on the notes described below and the 2016 Notes. Our ability to make payments on and to refinance our indebtedness, including the notes and the 2016 Notes, and to fund our capital expenditures, will depend on our ability to generate cash in the future. Our business may not generate sufficient cash flow from operations, currently anticipated costs may increase or future borrowings may not be available to us, which could cause us to be unable to pay or refinance our indebtedness, including the notes and the 2016 Notes, or to fund our other liquidity needs.

Our ability to generate needed amounts of cash is substantially dependent upon the performance by our three customers under their TUAs, and we could be materially and adversely affected if any customer fails to perform its contractual obligations for any reason.

Our future results and liquidity are dependent upon performance by Chevron and Total, each of which has entered into a TUA with us and agreed to pay us approximately $125 million annually, and with Sabine Pass Liquefaction, which is required to pay us approximately $250 million annually. We are dependent on each customer’s continued willingness and ability to perform its obligations under its TUA. We are also exposed to the credit risk of the guarantors of these customers’ obligations under their respective TUAs in the event that we must seek recourse under a guaranty. If any customer fails to perform its obligations under its TUA, our business, contracts, financial condition, operating results, cash flow, liquidity and prospects could be materially and adversely affected, even if we were ultimately successful in seeking damages from that customer or its guarantor for a breach of the TUA.

Sabine Pass Liquefaction continues to develop its business and has issued $3.0 billion in original principal amount of notes and has obtained additional financing commitments totaling approximately $5.9 billion in the aggregate in connection with constructing the first four of six proposed liquefaction trains at our LNG terminal adjacent to our existing regasification facilities. Cheniere Partners has reported that it will be late 2015 at the earliest before commercial operations, and therefore cash flows under Sabine Pass Liquefaction’s LNG purchase and sale agreements, commence for the first liquefaction train. In the meantime, Cheniere Investments has obtained rights to utilize Sabine Pass Liquefaction’s TUA capacity, which Cheniere Investments has in turn contracted with Cheniere Marketing to monetize. Cheniere Partners has guaranteed the obligations of Sabine Pass Liquefaction and Cheniere Investments. However, neither Cheniere Investments nor Cheniere Marketing has a credit rating, neither has unconditional agreements or arrangements for any supplies of LNG or for the utilization of the reserved capacity, neither may be able to obtain such agreements or arrangements on economical terms, or at all, and neither may have the credit support and funding available to enter into such agreements or arrangements. These factors create financial obstacles and exacerbate the risk that neither Cheniere Investments nor Cheniere Marketing, and in turn, Sabine Pass Liquefaction, will be able to satisfy the payment obligations under Sabine Pass Liquefaction’s TUA, which could materially and adversely affect our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

Each customer’s TUA for capacity at our LNG terminal is subject to termination under certain circumstances.

Each of our long-term TUAs contains various termination rights. For example, each customer may terminate its TUA if our LNG terminal experiences a force majeure delay for longer than 18 months, fails to redeliver a specified amount of natural gas in accordance with the customer’s redelivery nominations or fails to accept and unload a specified number of the customer’s proposed LNG cargoes. We may not be able to replace these TUAs on desirable terms, or at all, if they are terminated.

Our use of hedging arrangements may adversely affect our future results of operations or liquidity.

To reduce our exposure to fluctuations in the price, volume and timing risk associated with the purchase of natural gas, we use futures, swaps and option contracts traded or cleared on the Intercontinental Exchange and the New York Mercantile Exchange (“NYMEX”), or over-the-counter options and swaps with other natural gas merchants and financial institutions. Hedging arrangements would expose us to risk of financial loss in some circumstances, including when:

•	expected supply is less than the amount hedged;

•	the counterparty to the hedging contract defaults on its contractual obligations; or

•	there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

The use of derivatives also may require the posting of cash collateral with counterparties, which can impact working capital when commodity prices change.

The swaps regulatory provisions of the Dodd-Frank Act and the rules adopted thereunder could have an adverse impact on our ability to hedge risks associated with our business.

Title VII of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) establishes federal oversight and regulation of the over-the-counter (“OTC”) derivatives market and entities, such as us, that participate in that market. The provisions of that title of the Dodd-Frank Act and the rules of the Commodity Futures Trading Commission (“CFTC”) and the SEC adopted and proposed to be adopted thereunder, regulate certain swaps entities, require clearing of extensive swaps over clearing organizations and execution of the swaps over contract markets, and require certain reporting and recordkeeping of swaps. They also give the CFTC the authority to establish limits on the positions in certain core futures and equivalent swaps contracts for or linked to certain physical commodities, including Henry Hub natural gas, held by market participants, with exceptions for certain bona fide hedging transactions. The CFTC’s rules establishing position limits were vacated by a federal district court in September 2012 and will not go into effect unless and until the CFTC prevails on its appeal of the court’s ruling or the CFTC issues and finalizes revised rules.

The CFTC has designated certain interest rate swaps and certain index credit default swaps for mandatory clearing and set compliance dates for three different categories of market participants who are parties to such swaps, the earliest of which was in March 11, 2013 and the latest of which is September 10, 2013. The CFTC has not yet proposed rules designating any other classes of swaps, including physical commodity swaps, for mandatory clearing. Although we expect to qualify for the end-user exception from the mandatory clearing and trade execution requirements for our swaps entered to hedge our commercial risks, the application of the mandatory clearing and trade execution requirements to other market participants, such as swap dealers, may change the cost and availability of the swaps that we use for hedging. In addition, for uncleared swaps, the CFTC or federal banking regulators may require our counterparties to require that we enter into credit support documentation and/or post initial and variation margin as collateral; however, the proposed margin rules are not yet final, and therefore the application of those provisions to us is uncertain at this time. Provisions of the Dodd-Frank Act may also cause our derivatives counterparties to spin off some or all of their derivatives activities to a separate entity, which could be our counterparty in future swaps and which entity may not be as creditworthy as the current counterparty.

The Dodd-Frank Act’s swaps regulatory provisions and the related rules could significantly increase the cost of derivative contracts (including through requirements to post collateral which could adversely affect our available liquidity), materially alter the terms of derivative contracts, reduce the availability of derivatives to protect against risks that we encounter, reduce our ability to monetize or restructure our existing derivative contracts, and increase our exposure to less creditworthy counterparties. If, as a result of the swaps regulatory regime discussed above, we were to reduce our use of swaps to hedge our risks, such as commodity price risks that we encounter in our operations, our results of operations and cash flows may become more volatile and could be otherwise adversely affected.

Risks Relating to Our Business

Operation of our LNG terminal involves significant risks.

As more fully discussed in these Risk Factors, our LNG terminal faces operational risks, including the following:

•	performing below expected levels of efficiency;

•	breakdown or failures of equipment;

•	operational errors by vessel or tug operators;

•	operational errors by us or any contracted facility operator;

•	labor disputes; and

•	weather-related interruptions of operations.

To maintain the cryogenic readiness of our LNG terminal, we may need to purchase and process LNG. Our customers have the obligation to procure LNG if necessary for our LNG terminal to maintain its cryogenic state. If they fail to do so, we may need to procure such LNG.

We need to maintain the cryogenic readiness of our LNG terminal. Our customers have the obligation to maintain minimum inventory levels, and under certain circumstances, to procure LNG to maintain the cryogenic readiness of the terminal. In the event that aggregate minimum inventory levels are not maintained, we have the right to procure a cryogenic readiness cargo or cure a minimum inventory condition, and to be reimbursed by each customer for their allocable share of the LNG acquisition costs. If we are not able to obtain financing on acceptable terms, we will need to maintain sufficient working capital for such a purchase until we receive reimbursement for the allocable costs of the LNG from our customers or sell the regasified LNG.

We may be required to purchase natural gas to provide fuel at our LNG terminal, which would increase operating costs and could have a material adverse effect on our results of operations.

Our TUAs provide for an in-kind deduction of 2% of the LNG delivered to our LNG terminal, which we use primarily as fuel for revaporization and self-generated power and to cover natural gas unavoidably lost at the facility. There is a risk that this 2% in-kind deduction will be insufficient for these needs and that we will have to purchase additional natural gas from third parties. We will bear the cost and risk of changing prices for any such fuel.

Hurricanes or other disasters could result in an interruption of our operations, a delay in the completion of Sabine Pass Liquefaction’s proposed liquefaction facilities, higher construction costs, and the deferral of the dates on which payments are due to Sabine Pass Liquefaction under the SPAs, all of which could adversely affect us.

In August and September of 2005, Hurricanes Katrina and Rita damaged coastal and inland areas located in Texas, Louisiana, Mississippi and Alabama, resulting in the temporary suspension of construction of the Sabine Pass LNG terminal. In September 2008, Hurricane Ike struck the Texas and Louisiana coast, and the Sabine Pass LNG terminal experienced minor damage.

Future storms and related storm activity and collateral effects, or other disasters such as explosions, fires, floods or accidents, could result in damage to, or interruption of operations at, the Sabine Pass LNG terminal and related infrastructure, as well as delays or cost increases in the construction and the development of Sabine Pass Liquefaction’s proposed liquefaction facilities. If there are changes in the global climate, storm frequency and intensity may increase; should it result in rising seas, our coastal operations may be impacted.

Failure to obtain and maintain approvals and permits from governmental and regulatory agencies with respect to the operation of our LNG terminal could impede operations and could have a material adverse effect on us.

The operation of our LNG terminal is a highly regulated activity. The FERC’s approval under Section 3 of the Natural Gas Act of 1938, as amended (“NGA”), as well as several other material governmental and regulatory approvals and permits, are required in order to operate an LNG facility. Although we have obtained all of the necessary authorizations to operate our LNG receiving terminal, such authorizations are subject to ongoing conditions imposed by regulatory agencies, and additional approval and permit requirements may be imposed. Failure to maintain any of these permits, approvals or authorizations could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

We are entirely dependent on Cheniere, including employees of Cheniere and its subsidiaries, for key personnel, and a loss of key personnel could have a material adverse effect on our business.

As of August 15, 2013, Cheniere and its subsidiaries had 360 full-time employees, including 202 employees who directly supported our LNG terminal operations. We have contracted with subsidiaries of Cheniere to provide the personnel necessary for the operation, maintenance and management of our LNG terminal. We face competition for these highly skilled employees in the immediate vicinity of our LNG terminal and more generally from the Gulf Coast hydrocarbon processing and construction industries. A shortage in the labor pool of skilled workers or other general inflationary pressures or changes in applicable laws and regulations could make it more difficult to attract and retain personnel and could require an increase in the wage and benefits packages that are offered, thereby increasing our operating costs.

Our general partner’s executive officers are officers and employees of Cheniere and its affiliates. We do not maintain key person life insurance policies on any personnel, and our general partner does not have any employment contracts or other agreements with key personnel binding them to provide services for any particular term. The loss of the services of any of these individuals could have a material adverse effect on our business. In addition, our future success will depend in part on our general partner’s ability to engage, and Cheniere’s ability to attract and retain, additional qualified personnel.

We have numerous contractual and commercial relationships, and conflicts of interest, with Cheniere and its affiliates.

We have agreements to compensate and to reimburse expenses of affiliates of Cheniere. In addition, we have entered into a TUA with Sabine Pass Liquefaction, under which Sabine Pass Liquefaction will derive economic benefits. All of these agreements involve conflicts of interest between us, on the one hand, and Cheniere and its other affiliates, on the other hand.

We are dependent on Cheniere and its affiliates to provide services to us. If Cheniere or its affiliates are unable or unwilling to perform according to the negotiated terms and timetable of their respective agreement for any reason or terminates their agreement, we would be required to engage a substitute service provider. This could result in a significant interference with operations and increased costs.

We are subject to significant operating hazards and uninsured risks, one or more of which may create significant liabilities and losses for us.

The operation of our LNG terminal is subject to the inherent risks associated with these types of operations, including explosions, pollution, release of toxic substances, fires, hurricanes and adverse weather conditions, and other hazards, each of which could result in significant delays in commencement or interruptions of operations and/or in damage to or destruction of our facilities or damage to persons and property. In addition, our operations and the facilities and vessels of third parties on which our operations are dependent face possible risks associated with acts of aggression or terrorism.

We do not, nor do we intend to, maintain insurance against all of these risks and losses. We may not be able to maintain desired or required insurance in the future at rates that we consider reasonable. The occurrence of a significant event not fully insured or indemnified against could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

Decreases in the demand for and price of LNG and natural gas could affect the performance of our TUA customers and could have a material adverse effect on our business, contracts, financial condition, operating results, cash flows, liquidity and prospects.

The development of domestic LNG facilities and projects generally is based on assumptions about the future availability of natural gas, price of natural gas and LNG, and the prospect for international natural gas and LNG markets. Natural gas prices have been, and are likely to continue to be, volatile and subject to wide fluctuations in response to one or more of the following factors:

•	relatively minor changes in the supply of, and demand for, natural gas in relevant markets;

•	political conditions in natural gas producing regions;

•	the extent of domestic production and importation of natural gas in relevant markets;

•	the level of demand for LNG and natural gas in relevant markets, including the effects of economic downturns or upturns;

•	weather conditions;

•	the competitive position of natural gas as a source of energy compared with other energy sources; and

•	the effect of government regulation on the production, transportation and sale of natural gas.

Adverse trends or developments affecting any of these factors could result in decreases in the price of LNG and natural gas, which could adversely affect the performance of our TUA customers, and could have a material adverse effect on our business, contracts, financial condition, operating results, cash flows, liquidity and prospects.

Cyclical or other changes in the demand for LNG and natural gas may adversely affect the performance of our TUA customers and could reduce our operating revenues and may cause us operating losses.

The economics of our LNG terminal could be subject to cyclical swings, reflecting alternating periods of under-supply and over-supply of LNG import or export capacity and available natural gas, principally due to the combined impact of several factors, including:

•	additions to competitive regasification capacity in North America, Europe, Asia and other markets, which could divert LNG from our LNG terminal;

•	competitive liquefaction capacity in North America, which could divert natural gas from Sabine Pass Liquefaction’s proposed liquefaction facilities;

•	insufficient or oversupply of LNG liquefaction or receiving capacity worldwide;

•	insufficient LNG tanker capacity;

•	reduced demand and lower prices for natural gas;

•	increased natural gas production deliverable by pipelines, which could suppress demand for LNG;

•	cost improvements that allow competitors to offer LNG regasification services or provide liquefaction capabilities at reduced prices;

•	changes in supplies of, and prices for, alternative energy sources such as coal, oil, nuclear, hydroelectric, wind and solar energy, which may reduce the demand for natural gas;

•

changes in regulatory, tax or other governmental policies regarding imported or exported LNG, natural gas or alternative energy sources, which may reduce the demand for imported or exported LNG and/or natural gas;

•	adverse relative demand for LNG compared to other markets, which may decrease LNG imports into or exports from North America; and

•	cyclical trends in general business and economic conditions that cause changes in the demand for natural gas.

These factors could materially and adversely affect our ability, and the ability of our customers, to procure supplies of LNG to be imported into North America, to procure customers for LNG or regasified LNG, or to procure natural gas to be liquefied and exported to international markets, at economical prices, or at all.

Failure of imported or exported LNG to be a competitive source of energy could adversely affect our customers and could materially and adversely affect our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

Our LNG terminal operations are dependent upon the ability of our TUA customers to import LNG supplies into the U.S., which is primarily dependent upon LNG being a competitive source of energy in North America. In North America, due mainly to a historically abundant supply of natural gas and recent discoveries of substantial quantities of unconventional, or shale, natural gas, imported LNG has not developed into a significant energy source. The success of the regasification services component of our business plan is dependent, in part, on the extent to which LNG can, for significant periods and in significant volumes, be produced internationally and delivered to North America at a lower cost than the cost to produce some domestic supplies of natural gas, or other alternative energy sources. Through the use of improved exploration technologies, additional sources of natural gas have recently been and may continue to be discovered in North America, which could further increase the available supply of natural gas and could result in natural gas being available at a lower cost than imported LNG.

One of our TUA customers, Sabine Pass Liquefaction, will also be affected by the ability to export LNG at its proposed liquefaction facilities, which is primarily dependent upon LNG being a competitive source of energy internationally. The success of Sabine Pass Liquefaction’s business plan is dependent, in part, on the extent to which LNG can, for significant periods and in significant volumes, be supplied from North America and delivered to international markets at a lower cost than the cost of other alternative energy sources. Through the use of improved exploration technologies, additional sources of natural gas have recently been and may continue to be discovered outside North America, which could further increase the available supply of natural gas and could result in natural gas being available at a lower cost than LNG exported to these markets.

Political instability in foreign countries that import or export natural gas, or strained relations between such countries and the United States, may also impede the willingness or ability of LNG suppliers and merchants in such countries to import or export LNG from or to the United States. Furthermore, some foreign suppliers of LNG may have economic or other reasons to obtain their LNG from, or direct their LNG to, non-U.S. markets or from or to competitors’ LNG facilities in the United States. In addition to natural gas, LNG also competes with other sources of energy, including coal, oil, nuclear, hydroelectric, wind and solar energy, which can be or become available at a lower cost in certain markets.

As a result of these and other factors, LNG may not be a competitive source of energy in the United States or internationally. The failure of LNG to be a competitive supply alternative to local natural gas, oil and other alternative energy sources could adversely affect the ability of our customers to deliver LNG from the United States or to the United States on a commercial basis. Any significant impediment to the ability to deliver LNG to or from the United States generally, or to our LNG terminal or from Sabine Pass Liquefaction’s proposed liquefaction facilities specifically, could have a material adverse effect on our customers and on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

Various economic and political factors could negatively affect the development of liquefaction facilities, which could adversely affect the performance of our TUA customers and could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

Commercial development of liquefaction facilities takes a number of years, requires a substantial capital investment and may be delayed by factors such as:

•	increased construction costs;

•	economic downturns, increases in interest rates or other events that may affect the availability of sufficient financing for liquefaction projects on commercially reasonable terms;

•	decreases in the price of LNG, which might decrease the expected returns relating to investments in liquefaction projects;

•	the inability of project owners or operators to obtain governmental approvals to construct or operate liquefaction facilities;

•	political unrest or local community resistance to the siting of liquefaction facilities due to safety, environmental or security concerns; and

•	any significant explosion, spill or similar incident involving an LNG facility or LNG vessel.

There may be shortages of LNG vessels worldwide, which could adversely affect the performance of our customers and could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

The construction and delivery of LNG vessels require significant capital and long construction lead times, and the availability of the vessels could be delayed to the detriment of our LNG business and our customers because of:

•	an inadequate number of shipyards constructing LNG vessels and a backlog of orders at these shipyards;

•	political or economic disturbances in the countries where the vessels are being constructed;

•	changes in governmental regulations or maritime self-regulatory organizations;

•	work stoppages or other labor disturbances at the shipyards;

•	bankruptcy or other financial crisis of shipbuilders;

•	quality or engineering problems;

•	weather interference or a catastrophic event, such as a major earthquake, tsunami or fire; and

•	shortages of or delays in the receipt of necessary construction materials.

We face competition from competitors with far greater resources.

Many competing companies have secured access to, or are pursuing development or acquisition of, LNG facilities to serve the North American natural gas market. Our LNG regasification service competitors in North America include major energy companies. In addition, competitors have developed or reopened additional LNG terminals in Europe, Asia and other markets, which also compete with our LNG terminal. Almost all of these competitors have longer operating histories, more development experience, greater name recognition, larger staffs and substantially greater financial, technical and marketing resources and access to natural gas and LNG supplies than we and our affiliates do. The superior resources that these competitors have available for deployment could allow them to compete successfully against us, which could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

Terrorist attacks or military campaigns may adversely impact our business.

A terrorist or military incident involving an LNG facility or LNG vessel may result in temporary or permanent closure of existing LNG facilities, including our LNG terminal, which could increase our costs and decrease our cash flows, depending on the duration of the closure. Our operations could also become subject to increased governmental scrutiny that may result in additional security measures at a significant incremental cost to us. In addition, the threat of terrorism and the impact of military campaigns may lead to continued volatility in prices for natural gas that could adversely affect our customers, including their ability to satisfy their obligations to us under their TUAs. Instability in the financial markets as a result of terrorism or war could also materially adversely affect our ability to raise capital. The continuation of these developments may subject our operations to increased risks, as well as increased costs, and, depending on their ultimate magnitude, could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

Existing and future environmental and similar laws and governmental regulations could result in increased compliance costs or additional operating costs and restrictions.

Our business is and will be subject to extensive federal, state and local laws and regulations that regulate and restrict, among other things, discharges to air, land and water, with particular respect to the protection of the environment; the handling, storage and disposal of hazardous materials, hazardous waste, and petroleum products; and remediation associated with the release of hazardous substances. Many of these laws and regulations, such as the Clean Air Act (the “CAA”), the Oil Pollution Act, the Clean Water Act (the “CWA”) and the Resource Conservation and Recovery Act (the “RCRA”), and analogous state laws and regulations, restrict or prohibit the types, quantities and concentration of substances that can be released into the environment in connection with the operation of our facilities, and require us to maintain permits and provide governmental authorities with access to our facilities for inspection and reports related to our compliance. Violation of these laws and regulations could lead to substantial liabilities, fines and penalties or to capital expenditures related to pollution control equipment that could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects. Federal and state laws impose liability, without regard to fault or the lawfulness of the original conduct, for the release of certain types or quantities of hazardous substances into the environment. As the owner and operator of our facilities, we could be liable for the costs of cleaning up hazardous substances released into the environment and for damage to natural resources.

There are numerous regulatory approaches currently in effect or being considered to address greenhouse gases, including possible future U.S. treaty commitments, new federal or state legislation that may impose a carbon emissions tax or establish a cap-and-trade program, and regulation by the Environmental Protection Agency (the “EPA”). In addition, as we consume natural gas at our LNG terminal, this carbon tax may also be imposed on us directly.

Other future legislation and regulations, such as those relating to the transportation and security of LNG imported to our LNG terminal through the Sabine Pass deepwater shipping channel less than four miles from the Gulf Coast, could cause additional expenditures, restrictions and delays in our business, the extent of which cannot be predicted and which may require us to limit substantially, delay or cease operations in some circumstances. Revised, reinterpreted or additional laws and regulations that result in increased compliance costs or additional operating costs and restrictions could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

We may experience increased labor costs, and the unavailability of skilled workers or our failure to attract and retain key personnel could adversely affect us.

We are dependent upon the available labor pool of skilled employees. We compete with other energy companies and other employers to attract and retain qualified personnel with the technical skills and experience required to operate our LNG terminal and to provide our customers with the highest quality service. Our affiliates who hire personnel on our behalf are also subject to the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions. A shortage in the labor pool of skilled workers or other general inflationary pressures or changes in applicable laws and regulations could make it more difficult for us to attract and retain personnel and could require an increase in the wage and benefits packages that we offer, thereby increasing our operating costs. For example, in the aftermaths of Hurricanes Katrina and Rita, Bechtel and certain subcontractors temporarily experienced a shortage of available skilled labor necessary to meet the requirements of our construction plan. As a result, we agreed to change orders with Bechtel concerning additional activities and expenditures to mitigate the hurricanes’ effects on the construction of our LNG terminal. Any increase in our operating costs could materially and adversely affect our business, financial condition, operating results, liquidity and prospects.

Our lack of diversification could have an adverse effect on our financial condition and results of operations.

All of our anticipated revenue in 2013 will be dependent upon one facility, our LNG terminal in southern Louisiana. Due to our lack of asset and geographic diversification, an adverse development at our LNG terminal or in the LNG industry, would have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets and operating areas.

Risks Relating to this Offering and an Investment in the Notes

In addition to incurring indebtedness as a result of the notes, we will still be able to incur substantially more indebtedness in the future. This could further exacerbate the risks associated with our substantial leverage.

The indenture governing the notes will not prohibit us from incurring additional indebtedness, including additional senior or secured indebtedness, and other liabilities, or from pledging assets to secure such indebtedness and liabilities. The incurrence of additional indebtedness and, in particular, the granting of a security interest to secure the indebtedness could adversely affect our ability to pay our obligations on the notes. If new indebtedness is added to our current indebtedness, these risks could intensify.

Our substantial indebtedness could adversely affect our ability to operate our business and prevent us from fulfilling our obligations under the notes.

As of June 30, 2013, we had approximately $2.1 billion of total consolidated indebtedness outstanding (before debt discounts). Our substantial indebtedness, and restrictions contained in existing and future debt agreements, could have important consequences to you, including:

•	making it more difficult for us to satisfy our obligations with respect to the notes;

•

limiting our ability to obtain additional financing to fund our capital expenditures, working capital, acquisitions, debt service requirements or liquidity needs for general business or other purposes;

•

limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service debt, including indebtedness that we may incur in the future;

•	limiting our ability to compete with other companies who are not as highly leveraged;

•	limiting our ability to react to changing market conditions in our industry and in our customers’ industries and to economic downturns;

•	limiting our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

•	making us more vulnerable than a less leveraged company to a downturn in our business or in the economy;

•	limiting our ability to attract customers; and

•	resulting in a material adverse effect on our business, results of operations and financial condition if we are unable to service our indebtedness or obtain additional financing, as needed.

Our ability to satisfy our obligations, including the notes, will depend upon our future operating performance. Prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make payments on our debt obligations. If we cannot generate sufficient cash from operations to meet our other obligations, we may need to refinance or sell assets. Our business may not generate sufficient cash flow, or we may not be able to obtain sufficient funding, to make the payments required by all of our debt, including the notes offered hereby.

If we are unsuccessful in operating our business due to our substantial indebtedness, or other factors, we may be unable to repay, refinance or extend our indebtedness on commercially reasonable terms, or at all.

The indenture governing the notes contains restrictions that limit our flexibility in operating our business.

The indenture governing the notes contains, and future financing agreements may contain, several significant covenants that, among other things, restrict our ability to:

•	incur additional indebtedness;

•	create liens on our assets;

•	engage in sale and leaseback transactions and mergers or acquisitions; and

•	make equity investments.

Under some circumstances, these restrictive covenants may not allow us the flexibility that we need to operate our business in an effective and efficient manner and may prevent us from taking advantage of strategic and financial opportunities that would benefit our business. However, these covenants are also subject to significant exceptions which provide flexibility to us but may provide greater risk to holders of the notes.

If we fail to comply with the restrictions in the indenture governing the notes or any other subsequent financing agreements, a default may allow the creditors, if the agreements so provide, to accelerate the related indebtedness as well as any other indebtedness to which a cross-acceleration or cross-default provision applies.

We may be restricted under the terms of the indenture governing the notes from making distributions under certain circumstances, which may limit Sabine Pass Liquefaction’s ability to make payments under its TUA with us.

The indenture governing the notes restricts payments that we can make in certain events and limits the indebtedness that we can incur. We are permitted to pay distributions only after the following payments have been made:

•

an operating account has been funded with amounts sufficient to cover the succeeding 45 days of operating and maintenance expenses, maintenance capital expenditures and obligations, if any, under an assumption agreement and a state tax sharing agreement;

•

one-sixth of the amount of interest due on the notes on the next interest payment date multiplied by the number of elapsed months since the last semi-annual interest payment has been transferred to a debt payment account;

•	outstanding principal on the notes then due and payable has been paid;

•	taxes payable by us or the guarantors of the notes and permitted payments in respect of taxes have been paid; and

•	an amount equal to one semi-annual interest payment is held on deposit in specified Project Accounts.

In addition we are, and will continue to be, subject to similar and additional restrictions under the indenture governing the 2016 Notes.

Both the indenture governing the notes and the indenture governing the 2016 Notes contain a further limitation on distributions, after satisfying the conditions summarized above. In each case, we will only be able to make distributions to our partners in the event that we could, among other things, incur at least $1.00 of additional indebtedness under a fixed charge coverage ratio test of 2:1 at the time of payment and after giving pro forma effect to the distribution.

We will also be prohibited under the indenture governing the notes from paying distributions upon the occurrence of any of the following events, among others:

•	a default in the payment of interest on the notes;

•	a failure to pay any principal of the notes;

•	a failure to comply with various covenants in the indenture beyond any specified cure periods;

•	a failure to observe any other agreement in the indenture beyond any specified cure periods;

•

a default under any mortgage, indenture or instrument governing any indebtedness for borrowed money by us in excess of $25.0 million if such default results from a failure to pay principal or interest on, or results in the acceleration of, such indebtedness;

•

a final money judgment or decree (not covered by insurance) in excess of $25.0 million is not paid or discharged and there is any period of 60 consecutive days following entry of such judgment or decree during which a stay of enforcement is not in effect;

•	a failure of any material representation or warranty in the security documents entered into with the indenture to be correct unless remedied within 60 days of our knowledge of such failure;

•	our LNG terminal project is abandoned; or

•	certain events of bankruptcy or insolvency.

Our inability to pay distributions or to incur additional indebtedness as a result of the foregoing restrictions in the indenture governing the notes may inhibit Sabine Pass Liquefaction’s ability to make payments under its TUA with us, which in turn could materially and adversely affect our business, financial condition, operating results, liquidity and prospects.

The fixed charge coverage ratio test contained in the indenture governing the notes could prevent us from making cash distributions. As a result, Sabine Pass Liquefaction may be prevented from making payments to us under its TUA, which could materially and adversely affect us.

We are not permitted to make cash distributions if our consolidated cash flow is not at least twice our fixed charges, calculated as required in the indenture governing the notes. In order to satisfy this fixed charge coverage ratio test, we estimate that our consolidated cash flow, as defined in the indenture governing the notes, must be greater than approximately $322 million.

The fixed charge coverage ratio test contained in the indenture governing the notes may not be met if Sabine Pass Liquefaction’s payments to us cease to be recognizable as revenue under GAAP, which could occur for future periods if, for example, GAAP guidelines for recognition of revenue from affiliates change or if Sabine Pass Liquefaction changes its business such that it is not pursuing, and has no prospect of developing, any substantive business, thereby causing it to lack economic substance. If the fixed charge coverage test is not satisfied, we will not be permitted by the indenture governing the notes to pay distributions to our partners. Our inability to pay distributions or incur additional indebtedness as a result of the foregoing restrictions may inhibit Sabine Pass Liquefaction’s ability to make payments to us under its TUA, which could have a material and adverse effect on our business, financial condition, operating results, liquidity and prospects.

The notes will be secured, on a first-priority basis (subject to certain permitted liens), only to the extent of the value of the assets that have been granted as security for the notes and there may be insufficient proceeds to satisfy amounts owed under the notes.

The notes will be secured by the collateral on a first-priority basis (subject to certain permitted liens) and will rank equally with all our existing and future indebtedness that is senior and secured by the same collateral as the notes. We cannot assure holders of notes that, in the event of a foreclosure, liquidation, bankruptcy or similar proceeding, there will be sufficient proceeds to pay any of our obligations under the notes and any other obligations secured by a security interest in the collateral of equal priority to that securing the notes, in full or at all. If proceeds are not sufficient to repay amounts outstanding under the notes and any such other secured obligations, then note holders will have an unsecured claim against our remaining assets, if any, which will rank equally with the unsecured claims with respect to any unsatisfied portion of the obligations secured by the first-priority liens and the claims of our other unsecured creditors.

The fair market value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral, the condition of the collateral, the timing and manner of sale and the ability to sell the collateral in an orderly manner. No appraisal of the value of the collateral will be made in connection with the issuance of the notes. See “—Federal and state fraudulent transfer statutes allow courts, under specific circumstances, to void the notes and require note holders to return payments received from us” for more information regarding the value of the collateral. In addition, the book value of the collateral should not be relied on as a measure of realizable value for such assets. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the collateral can be sold in a short period of time in an orderly manner.

In the event that a bankruptcy or similar proceeding is commenced by or against us, if at the time of the filing the value of the collateral is less than the amount of principal and accrued and unpaid interest on the notes, and other debt secured by liens on the collateral that are equal and ratable with the liens securing the notes, interest may cease to accrue on the notes thereafter. If at the time of the filing the value of the collateral is greater than the amount of principal and accrued and unpaid interest on the notes, and other debt secured by liens on the collateral that are equal and ratable with the liens securing the notes, interest may nevertheless cease to accrue at a subsequent time if at such time the value of the collateral ceases to be in excess of the principal and accrued and unpaid interest. It is possible, given the broad discretionary powers of a bankruptcy court, even if at the time of the filing the value of the collateral is greater than the amount of principal and accrued and unpaid interest on the notes, and other debt secured by liens on the collateral that are equal and ratable with the liens securing the notes, claims on the collateral for interest accruing from and after the date the bankruptcy petition is filed might not be allowed.

The security interest granted in favor of the collateral agent is subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract, which the collateral agent may not be able to obtain. The consents of any third-parties may not be given when required to facilitate a foreclosure on any particular assets. Accordingly, the collateral agent may not have the ability to foreclose upon such assets, and the value of the collateral may significantly decrease.

Only certain assets of certain of our subsidiaries and other affiliates will be pledged to secure the notes. The value of the collateral securing the notes may be less than the aggregate amount of the claims of the note holders.

As described under the caption “Description of Notes,” our obligations under the notes will be secured, pari passu with our other outstanding senior secured indebtedness, on a first-priority basis (subject to certain permitted liens) by a security interest in our equity interests and substantially all of our operating assets, including a pledge of the stock of our future subsidiaries (provided that the pledge of voting stock of our future foreign subsidiaries will be limited to 65% of the voting stock owned by us).

If an event of default occurs and the notes are accelerated, the notes will rank equally with the holders of all of our other unsubordinated and unsecured indebtedness and other liabilities with respect to such excluded assets. As a result, if the value of the assets securing the notes (taking into account any secured indebtedness with a pari passu security interest on such assets) is less than the aggregate amount of the claims of the note holders, no assurance can be provided that the note holders would receive any substantial recovery from the excluded assets.

The imposition of certain permitted liens could adversely affect the value of the collateral.

The collateral securing the notes will be subject to liens permitted under the terms of the indenture governing the notes and the related security documents, whether arising on or after the date the notes are issued. The existence of any permitted liens could adversely affect the value of the collateral securing the notes and the other secured debt as well as the ability of the collateral agent to realize or foreclose on such collateral. Such liens could, and do in some cases, also have priority over the liens securing the notes and the other pari passu secured debt. For example, in the future if we were to acquire another company that already had outstanding debt secured by all of its assets, that debt would have a prior claim on the acquired company’s assets. Even if that company’s assets are pledged to secure the notes, the lien securing the notes will be junior to the lien on such assets that existed at the time we acquired the company. See the definition of “Permitted Liens” under “Description of Notes—Certain Definitions.”

In the event of our, our subsidiaries’ or our other affiliates’ bankruptcy, the ability of the note holders to realize upon the collateral securing the notes will be subject to certain bankruptcy law limitations.

The right of the trustee for the notes to repossess and dispose of the collateral upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us, our subsidiaries or our other affiliates. This could be true even if bankruptcy proceedings are commenced after the trustee for the notes has repossessed and disposed of the collateral. Under bankruptcy law, a secured creditor, such as the trustee, is prohibited from repossessing collateral from a debtor in a bankruptcy case, or from disposing of collateral repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use any such collateral, and the proceeds, products, rents or profits of such collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” varies according to circumstances, but in general the doctrine of “adequate protection” requires a debtor to protect the value of a secured creditor’s interest in the collateral against the diminution in the value of the collateral, through cash payments, the granting of an additional or replacement security interest or otherwise. It is impossible to predict whether or when payments in respect of the notes might be made following commencement of a bankruptcy case, whether or when the trustee would repossess or dispose of the collateral, or whether or to what extent note holders would be compensated for any delay in payment or loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, other debt secured by liens on the collateral that are equal and ratable to the liens securing the notes and any other first-priority lien obligations, the note holders would have unsecured “deficiency claims” as to the difference. Federal bankruptcy laws do not generally permit the payment of interest, costs or attorneys’ fees for unsecured claims during the debtor’s bankruptcy case.

Rights of note holders in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

We may acquire assets or investments in the future that would be required to be pledged as collateral securing the notes. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of assets or investments that would be required to be pledged as collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. Neither the trustee nor the collateral agent has an obligation to monitor the acquisition of additional assets or investments that are required to be pledged as collateral or the perfection of any security interest in such collateral. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the notes against third parties.

The collateral is subject to casualty risks and potential environmental liabilities.

We intend to maintain insurance or otherwise insure against risks and hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. To the extent that the collateral includes tangible property, if there is a complete or partial loss of any of such collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the notes.

In the event of a total or partial loss to any of our facilities, certain items of equipment may not be easily or quickly replaced. Accordingly, although there may be insurance coverage, the extended period needed to design, engineer, manufacture and/or construct replacement units could cause significant delays.

A financial failure by us, our subsidiaries or our other affiliates may result in the assets of any or all of those entities becoming subject to the claims of all creditors of those entities.

A financial failure by us, our subsidiaries or our other affiliates could affect payment of the notes if a bankruptcy court were to “substantively consolidate” us, our subsidiaries or our other affiliates. If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would be subject to the claims of creditors of all entities. This would expose holders of the notes not only to the usual impairments arising from bankruptcy but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. The indenture governing the notes will not limit the ability of any of our subsidiaries to incur debt which could increase this risk. Furthermore, forced restructuring of the notes could occur through the “cram-down” provision of the bankruptcy code. Under this provision, the notes could be restructured over the note holders’ objections as to their general terms, primarily interest rate and maturity.

The collateral can be released in certain circumstances without the consent of the holders of the notes, which would increase the risks in bankruptcy or other situations.

Under the terms of the indenture governing the notes, we will be permitted to sell or transfer the collateral under certain circumstances; therefore, the collateral available to secure the notes could be reduced in connection with the sales of assets, permitted investments or otherwise subject to the use of proceeds requirements of the indenture governing the notes. See “Description of Notes—Certain Covenants—Merger, Consolidation or Sale of Assets” and “Description of Notes—Certain Definitions—Permitted Investments.”

Any future pledge of collateral might be avoidable in bankruptcy.

Any future pledge of collateral in favor of the collateral trustee, including pursuant to security documents delivered after the date of the indenture governing the notes, might be avoidable by the pledgor (as the debtor in possession in a bankruptcy proceeding) or by the trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge or, in certain circumstances, a longer period.

A future subsidiary’s guarantee of the notes may be reduced, avoided or released under certain circumstances and you may not receive any payments from some or all of those guarantors.

Our future domestic subsidiaries will be required to guarantee the notes under certain circumstances. There is legal uncertainty whether those guarantees would be legally enforceable in any bankruptcy proceedings involving those guarantors. If a subsidiary’s guarantee is unenforceable, any security interest in the subsidiary’s assets granted to secure that guarantee also could be set aside and the property made available to other creditors of the bankrupt subsidiary. Among other things, there is a risk that the guarantee, and any related security interest, could be considered a fraudulent conveyance, that can be set aside in bankruptcy proceedings. The indenture governing the notes contains a “savings clause,” which limits the liability of each subsidiary’s note guarantee to the maximum amount that such guarantor can incur without risk that its note guarantee will be subject to avoidance as a fraudulent transfer. As a result, a guarantor’s liability under its note guarantee could be reduced in amount or reduced to zero, depending upon the amount of other obligations of such guarantor. We cannot assure you that this limitation of liability will protect such note guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the note guarantees would be sufficient to pay the notes in full when due. For example, in a recent case, Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp North America, Inc., the U.S. Bankruptcy Court in the Southern District of Florida held that a savings clause similar to the savings clause used in our indenture was unenforceable. As a result, the subsidiary guarantees were found to be fraudulent conveyances. This decision was overturned by the U.S. District Court in the Southern District of Florida. In May 2012, the Eleventh Circuit Court of Appeals reversed the ruling of the U.S. District Court in the Southern District of Florida and affirmed the decision of the U.S. Bankruptcy Court in the Southern District of Florida. We do not know how a court will decide an appeal by the lenders in TOUSA, Inc. v. Citicorp North America, Inc., or how courts other than the Eleventh Circuit would rule if presented with the issue in light of the Eleventh Circuit precedent and other law.

We may not be able to repurchase the notes upon a change of control or upon the exercise of the holders’ options to require repurchase of the notes if certain asset sales or loss events occur.

Upon the occurrence of a change of control, you will have the right to require us to repurchase your notes at a purchase price in cash equal to 101% of the principal amount of your notes plus accrued and unpaid interest, if any. The existing indenture governing the 2016 Notes, provides this same right to holders of the 2016 Notes, and any future credit agreement or other agreements relating to indebtedness to which we become a party may contain similar provisions. In the event that we or our general partner experiences a change of control that results in us having to repurchase notes under the indenture governing the notes or upon the exercise of the holders’ options to require repurchase of notes under the indenture governing the notes in the event of certain asset sales or loss events, we may not have sufficient financial resources to satisfy all of our obligations under the indenture governing the notes or other debt instruments. Our failure to make the change of control offer or to pay the change of control purchase price when due or to make payments upon the exercise of the holders’ options to require repurchase of notes under the indenture governing the notes in the event of certain asset sales or loss events would result in a default under the indenture governing the notes. In addition, the change of control feature of the notes does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction. See “Description of Notes—Repurchase at the Option of Holders.”

Federal and state fraudulent transfer statutes allow courts, under specific circumstances, to void the notes and require note holders to return payments received from us.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the notes could be voided, or claims in respect of the notes could be subordinated to all of our other debts if, among other things, we, at the time we incurred the indebtedness evidenced by the notes, received less than reasonably equivalent value or fair consideration for the issuance of the notes or the grant of collateral; and

•	were insolvent or rendered insolvent by reason of such issuance or incurrence; or

•	were engaged, or about to engage, in a business or transaction for which our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they matured.

In addition, any payment by us could be voided and required to be returned to us, or to a fund for the benefit of our creditors. In any such case, your right to receive payments in respect of the notes from us would be effectively subordinated to all of our indebtedness and other liabilities.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

•	the sum of our debts, including contingent liabilities, was greater than the fair saleable value of all of our assets;

•

if the present fair saleable value of our assets were less than the amount that would be required to pay our probable liability on our total existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	we could not pay our debts as they become due.

However, we cannot assure you what standard a court would apply in determining our solvency. We also cannot definitively say whether a court would conclude that we were solvent when we incurred the obligations.

Your ability to resell the notes may be limited by a number of factors; prices for the notes may be volatile.

The notes are a new class of securities for which there currently is no established market, and no active or liquid trading market may develop for the notes. We do not intend to apply for listing of the notes on any securities exchange or on any automated dealer quotation system. If a market for the notes were to develop, the trading price of the notes may be volatile and depend on many factors, including among other things:

•	changes in the overall market for debt securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes; and

•	prevailing interest rates.

In addition, the market for non-investment grade indebtedness has historically been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions. Any such disruption could adversely affect the value of your notes.

The forward-looking statements contained in this prospectus are based on our predictions of future performance. As a result, you should not place undue reliance on these forward-looking statements.

This prospectus includes “forward-looking statements,” including, in particular, the statements about our plans, strategies, and prospects under the headings “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Our plans, intentions or expectations included in this prospectus may not be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth above in this “Risk Factors” section and elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

The following discussion and analysis presents management’s view of our business, financial condition and overall performance and should be read in conjunction with our consolidated financial statements and the accompanying notes included elsewhere in this prospectus. This information is intended to provide investors with an understanding of our past performance, current financial condition and outlook for the future. Our discussion and analysis include the following subjects:

•	Overview of Business

•	Liquidity and Capital Resources

•	Contractual Obligations

•	Results of Operations

•	Off-Balance Sheet Arrangements

•	Summary of Critical Accounting Policies and Estimates

•	Recent Accounting Standards

Overview of Business

In 2003, we were formed by Cheniere Energy, Inc. (“Cheniere”) to own, develop and operate the regasification facilities at our LNG terminal in western Cameron Parish, Louisiana, less than four miles from the Gulf Coast on the Sabine Pass deepwater ship channel (our “LNG terminal”). Our LNG terminal includes five LNG storage tanks with capacity of approximately 16.9 Bcfe, two docks that can accommodate vessels of up to 265,000 cubic meter capacity and vaporizers with regasification capacity of approximately 4.0 Bcf/d.

Unless the context requires otherwise, references to “Sabine Pass LNG,” “we,” “us,” and “our” refer to Sabine Pass LNG, L.P. and its wholly owned subsidiaries.

Liquidity and Capital Resources

Cash and Cash Equivalents

As of June 30, 2013, we had $14.8 million of cash and cash equivalents and $91.1 million of restricted cash and cash equivalents, which is restricted to pay interest on the 2016 Notes and 2020 Notes described below.

The foregoing funds and cash flows generated from operations are anticipated to be sufficient to fund our operating expenditures and interest requirements for at least the next twelve months.

TUA Revenues

Approximately 2.0 Bcf/d of the regasification capacity at our LNG terminal has been reserved under two long-term third-party TUAs, under which our customers are required to pay fixed monthly fees, whether or not they use our LNG terminal. Capacity reservation fee TUA payments are made by our third-party TUA customers as follows:

•

Total Gas & Power North America, Inc. (“Total”) has reserved approximately 1.0 Bcf/d of regasification capacity and is obligated to make monthly capacity payments to us aggregating approximately $125 million per year for 20 years that commenced April 1, 2009. Total, S.A. has guaranteed Total’s obligations under its TUA up to $2.5 billion, subject to certain exceptions; and

•

Chevron U.S.A. Inc. (“Chevron”) has reserved approximately 1.0 Bcf/d of regasification capacity and is obligated to make monthly capacity payments to us aggregating approximately $125 million per year for 20 years that commenced July 1, 2009. Chevron Corporation has guaranteed Chevron’s obligations under its TUA up to 80% of the fees payable by Chevron.

The remaining approximately 2.0 Bcf/d of capacity has been reserved under a TUA by Sabine Pass Liquefaction, LLC (“Sabine Pass Liquefaction”), a wholly owned subsidiary of Cheniere Energy Partners, L.P. (“Cheniere Partners”). Sabine Pass Liquefaction is obligated to make monthly capacity payments to us aggregating approximately $250 million per year, continuing until at least 20 years after Sabine Pass Liquefaction delivers its first commercial cargo at Sabine Pass Liquefaction’s facilities under construction, which Cheniere Partners has reported may occur as early as the end of 2015. We entered into a terminal use rights agreement (“TURA”) with Sabine Pass Liquefaction and Cheniere Energy Investments, LLC (“Cheniere Investments”), a wholly owned subsidiary of Cheniere Partners, pursuant to which Cheniere Investments has the right to use Sabine Pass Liquefaction’s reserved capacity under the TUA and has the obligation to make the monthly capacity payments required by the TUA to us. Cheniere Partners has guaranteed the obligations of Sabine Pass Liquefaction under its TUA and the obligations of Cheniere Investments under the TURA.

Under each of these TUAs, we are entitled to retain 2% of the LNG delivered to our LNG terminal by our TUA customers.

Capital Resources

We currently have two series of senior notes outstanding: $1,665.5 million of 7.50% Senior Secured Notes due 2016 (the “2016 Notes”) and $420.0 million of 6.50% of Senior Secured Notes due 2020 (the “2020 Notes” and collectively with the 2016 Notes, the “Senior Notes”). Interest on the 2016 Notes is payable semi-annually in arrears on May 30 and November 30 of each year, and interest on the 2020 Notes is payable semi-annually in arrears on May 1 and November 1 of each year. The Senior Notes are secured on a pari passu first-priority basis by a security interest in all of our equity interests and substantially all of our operating assets. We may redeem some or all of the 2016 Notes at any time, and from time to time, at the redemption prices specified in the indenture governing the 2016 Notes, plus accrued and unpaid interest, if any, to the date of redemption. We may redeem some or all of the 2020 Notes at any time on or after November 1, 2016 at fixed redemption prices specified in the indenture governing the 2020 Notes, plus accrued and unpaid interest, if any, to the date of redemption. We may also redeem some or all of the 2020 Notes at any time prior to November 1, 2016 at a “make-whole” price set forth in the indenture governing the 2020 Notes, plus accrued and unpaid interest, if any, to the date of redemption. At any time before November 1, 2015, we may redeem up to 35% of the aggregate principal amount of the 2020 Notes at a redemption price of 106.5% of the principal amount of the 2020 Notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date, in an amount not to exceed the net proceeds of one or more completed equity offerings as long as we redeem the 2020 Notes within 180 days of the closing date for such equity offering and at least 65% of the aggregate principal amount of the 2020 Notes originally issued remains outstanding after the redemption.

Under the indentures governing the Senior Notes, except for permitted tax distributions, Sabine Pass LNG may not make distributions until, among other requirements, deposits are made into debt service reserve accounts and a fixed charge coverage ratio test of 2:1 has been satisfied.

Sources and Uses of Cash

The following table summarizes (in thousands) the sources and uses of our cash and cash equivalents for the years ended December 31, 2012, 2011 and 2010 and for the six months ended June 30, 2013 and 2012. The table presents capital expenditures on a cash basis; therefore, these amounts differ from the amounts of capital expenditures, including accruals, that are referred to elsewhere in this prospectus. Additional discussion of these items follows the table.

	Year Ended December 31,			Six Months Ended June 30,
	2012	2011	2010	2013	2012
Sources of cash and cash equivalents
Proceeds from 2020 Notes	$420,000	$—	$—	$—	$—
Operating cash flow	263,295	319,291	268,426	112,991	147,570
Capital contributions from Cheniere Partners	208,354	—	—	45,820	—
Use of restricted cash and cash equivalents	6,288	—	—	—	—

Total sources of cash and cash equivalents	897,937	319,291	268,426	158,811	147,570
Uses of cash and cash equivalents
Repayment of 2013 Notes	(550,000)	—	—	—	—
Distributions to limited partner	(333,453)	(313,619)	(374,835)	(149,073)	(146,707)
Debt issuance costs	(9,092)	—	—	—	—
LNG terminal construction-in-process, net	(4,458)	(7,137)	(4,955)	(123)	(2,627)
Other	—	(193)	(121)	(34)	—

Total uses of cash and cash equivalents	(897,003)	(320,949)	(379,911)	(149,230)	(149,334)

Net increase (decrease) in cash and cash equivalents	934	(1,658)	(111,485)	9,581	(1,764)
Cash and cash equivalents—beginning of period	4,268	5,926	117,411	5,202	4,268

Cash and cash equivalents—end of period	$5,202	$4,268	$5,926	$14,783	$2,504

Proceeds from 2020 Notes and Debt Issuance Costs

In October 2012, we issued $420.0 million of 6.50% Senior Secured Notes due in 2020 as described below. Debt issuance costs during the year ended December 31, 2012 relate to the issuance of the 2020 Notes.

Operating Cash Flow

Operating cash flow was $263.3 million, $319.3 million and $268.4 million in 2012, 2011 and 2010, respectively. Operating cash flow was $113.0 million and $147.6 million in the six months ended June 30, 2013 and 2012, respectively.

The $56.0 million decrease in operating cash flow in 2012 compared to 2011 primarily resulted from loss on the early extinguishment of our 2013 Notes primarily related to make-whole payments.

The $50.9 million increase in operating cash flow in 2011 compared to 2010 primarily resulted from increased TUA payments received from our customers in 2011.

The $34.6 million decrease in operating cash flow from the six months ended June 30, 2012 to the six months ended June 30, 2013 primarily resulted from the purchase of an LNG cargo used to restore the heating value of vaporized LNG to conform to natural gas pipeline specifications. Our TUA customers are obligated to fully reimburse us against their proportional share of this LNG cargo cost.

Capital Contributions from Cheniere Partners

In the year ended December 31, 2012, Cheniere Partners contributed $208.4 million to us primarily in connection with the repayment of our 7.25% Senior Secured Notes due 2013 (the “2013 Notes”). Funds used for the repurchase included proceeds received from the sale of the 2020 Notes and from this $208.4 million of capital contributions from Cheniere Partners.

In the six months ended June 30, 2013, Cheniere Partners contributed $45.8 million to us primarily in connection with our purchase of an LNG cargo as discussed above.

Use of Restricted Cash and Cash Equivalents

The $6.3 million use of restricted cash and cash equivalents during the year ended December 31, 2012 relates to the payment from a restricted interest payment account of interest on the 2013 Notes that were extinguished in October 2012.

The zero use of restricted cash and cash equivalents in 2011 and 2010 resulted from the completion of construction of the initial sendout capacity of approximately 2.6 Bcf/d and storage capacity of approximately 10.1 Bcfe at our LNG terminal in September 2008, and the substantial completion of our LNG terminal’s construction activities during the third quarter of 2009.

Repayment of 2013 Notes

During the fourth quarter of 2012, we repurchased our $550.0 million 2013 Notes. Funds used for the repurchase included proceeds received from the 2020 Notes and from an equity contribution from Cheniere Partners.

Distributions to Limited Partner

We made $333.5 million, $313.6 million and $374.8 million of distributions to our limited partner in 2012, 2011 and 2010, respectively.

We made $149.1 million and $146.7 million of distributions to our limited partner in the six months ended June 30, 2013 and 2012, respectively.

Contractual Obligations

We are committed to make cash payments in the future pursuant to certain of our contracts. The following table summarizes certain contractual obligations in place as of December 31, 2012 (in thousands).

	Payments Due for Years Ended December 31,
	Total	2013	2014 - 2015	2016 - 2017	Thereafter
Operating lease obligations (1)(2)	$255,636	$9,229	$18,438	$18,408	$209,561
Long-term debt (excluding interest) (3)	2,085,500	—	—	1,665,500	420,000
Service contracts:
Affiliate O&M Agreement (4)	28,176	1,682	3,365	3,365	19,764
Affiliate Sabine Pass LNG MSA (4)	112,711	6,729	13,458	13,458	79,066
Cooperative endeavor agreements (4)	9,813	2,453	4,907	2,453	—
Other obligation (5)	1,113	1,113	—	—	—

Total	$2,492,949	$21,206	$40,168	$1,703,184	$728,391

(1)	A discussion of these obligations can be found in Note 12—“Leases” of our annual Consolidated Financial Statements.
(2)	Minimum lease payments have not been reduced by a minimum sublease rental of $112.8 million due in the future under non-cancelable tug boat subleases, and have not been reduced by sublease payments of $34.7 million we will receive from Sabine Pass Liquefaction, as discussed in Note 11—“Related Party Transactions” of our annual Consolidated Financial Statements.

(3)	Based on the total debt balance, scheduled maturities and interest rates in effect at December 31, 2012, our cash payments for interest would be $153.4 million in 2013, $152.2 million in 2014, $152.2 million in 2015, $141.8 million in 2016, $27.3 million in 2017 and $77.4 million for the remaining years for a total of $704.3 million. See Note 10—“Long-Term Debt” of our annual Consolidated Financial Statements.
(4)	A discussion of these obligations can be found in Note 11—“Related Party Transactions” of our annual Consolidated Financial Statements.
(5)	Other obligation consists of LNG terminal security services.

Results of Operations

Six Months Ended June 30, 2013 vs. Six Months Ended June 30, 2012

Our consolidated net income decreased $7.0 million, from $127.4 million in the six months ended June 30, 2012 to $120.4 million in the six months ended June 30, 2013. The decrease in net income in the six months ended June 30, 2013 primarily resulted from increased operating and maintenance expense (including affiliate expense) that was partially offset by decreased interest expense. Operating and maintenance expense (including affiliate) increased $11.6 million in the six months ended June 30, 2013 as a result of increased costs to manage the operation and maintenance of our LNG terminal under our long-term operation and maintenance agreement with a wholly owned subsidiary of Cheniere. Interest expense decreased $6.5 million in the six months ended June 30, 2013 as a result of the reduction of our indebtedness outstanding. During the fourth quarter of 2012, we repurchased $550.0 million of our outstanding 2013 Notes. Funds used for the repurchase included proceeds received from the issuance of $420.0 million of 2020 Notes and from an equity contribution from Cheniere Partners.

Fiscal Year Ended December 31, 2012 vs. Fiscal Year Ended December 31, 2011

Our consolidated net income decreased $56.1 million, from $268.9 million in 2011 to $212.8 million in 2012. This primarily resulted from loss on early extinguishment of debt, decreased revenues and increased operating and maintenance expense. Loss on early extinguishment of debt increased from zero in 2011 to $42.6 million in 2012 primarily as a result of make-whole payments associated with the early repayments in full of our 2013 Notes. Our revenues decreased $9.7 million, from $533.6 million in 2011 to $523.9 million in 2012. This primarily resulted from decreased LNG cargo export loading fee revenue. Operating and maintenance expense (including affiliate expense) increased $7.7 million, from $33.7 million in 2011 to $41.4 million in 2012. This increase primarily resulted from increased dredging services in 2012.

Fiscal Year Ended December 31, 2011 vs. Fiscal Year Ended December 31, 2010

Our consolidated net income increased $12.5 million, from $256.4 million in 2010 to $268.9 million in 2011. This primarily resulted from increased sales of our 2% retainage LNG and LNG cargo export loading fee revenue and decreased operating and maintenance expenses. Our revenues increased $10.4 million, from $523.2 million in 2010 to $533.6 million in 2011. This primarily resulted from increased sales of our 2% retainage LNG and LNG cargo export loading fee revenue. Operating and maintenance expense (including affiliate expense) decreased $5.5 million, from $39.2 million in 2010 to $33.7 million in 2011. This decrease primarily resulted from decreased fuel costs in 2011 compared to 2010 as a result of efficiencies in our LNG inventory management.

Off-Balance Sheet Arrangements

As of June 30, 2013, we had no “off-balance sheet arrangements” that may have a current or future material effect on our consolidated financial position or results of operations.

Summary of Critical Accounting Policies and Estimates

The selection and application of accounting policies is an important process that has developed as our business activities have evolved and as the accounting rules have developed. Accounting rules generally do not involve a selection among alternatives but involve an implementation and interpretation of existing rules, and the use of judgment, to apply the accounting rules to the specific set of circumstances existing in our business. In preparing our consolidated financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”), we endeavor to comply with all applicable rules on or before their adoption, and we believe that the proper implementation and consistent application of the accounting rules are critical. However, not all situations are specifically addressed in the accounting literature. In these cases, we must use our best judgment to adopt a policy for accounting for these situations. We accomplish this by analogizing to similar situations and the accounting guidance governing them.

Cash and Cash Equivalents

We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounting for LNG Activities

Generally, we begin capitalizing the costs of LNG terminal projects once the individual project meets the following criteria: (i) regulatory approval has been received, (ii) financing for the project is available and (iii) management has committed to commence construction. Prior to meeting these criteria, most of the costs associated with a project are expensed as incurred. These costs primarily include professional fees associated with front-end engineering and design work, costs of securing necessary regulatory approvals, and other preliminary investigation and development activities related to our LNG terminal projects.

Generally, costs that are capitalized prior to a project meeting the criteria otherwise necessary for capitalization include: land and lease option costs that are capitalized as property, plant and equipment and certain permits that are capitalized as intangible LNG assets. The costs of lease options are amortized over the life of the lease once obtained. If no lease is obtained, the costs are expensed.

We capitalize interest and other related debt costs during the construction period of our LNG terminal. Upon commencement of operations, capitalized interest, as a component of the total cost, will be amortized over the estimated useful life of the asset.

Revenue Recognition

LNG regasification capacity reservation fees are recognized as revenue over the term of the respective TUAs. Advance capacity reservation fees are initially deferred and amortized over a 10-year period as a reduction of a customer’s regasification capacity reservation fees payable under its TUA. For a discussion of revenue from related parties, please read Note 7—“Related Party Transactions” of our unaudited Notes to Consolidated Financial Statements and Note 11—“Related Party Transactions” in our annual Consolidated Financial Statements. The retained 2% of LNG delivered for each customer’s account at our LNG terminal is recognized as revenue as we perform the services set forth in each customer’s TUA.

Income Taxes

We are a disregarded entity for federal income tax purposes. Our taxable income or loss, which may vary substantially from the net income or loss reported on our Consolidated Statements of Operations, is able to be included in the federal income tax return of Cheniere Energy Partners, L.P., a publicly traded partnership which indirectly owns us. Accordingly, no provision or liability for federal or state income taxes is included in the accompanying Consolidated Financial Statements.

At December 31, 2012, the tax basis of our assets and liabilities was $365.6 million less than the reported amounts of our assets and liabilities.

Pursuant to the indenture governing the notes and the indenture governing the 2016 Notes, we are permitted to make distributions (“Tax Distributions”) for any fiscal year or portion thereof in which we are a limited partnership, disregarded entity or other substantially similar pass-through entity for federal and state income tax purposes. The permitted Tax Distributions are equal to the tax that we would owe if we were a corporation subject to federal and state income tax that filed separate federal and state income tax returns, excluding the amounts covered by the State Tax Sharing Agreement discussed immediately below. The Tax Distributions are limited to the amount of federal and/or state income taxes paid by Cheniere to the appropriate taxing authorities and are payable by us within 30 days of the date that Cheniere is required to make federal or state income tax payments to the appropriate taxing authorities.

In November 2006, we and Cheniere entered into a state tax sharing agreement. Under this agreement, Cheniere has agreed to prepare and file all state and local tax returns which we and Cheniere are required to file on a combined basis and to timely pay the combined state and local tax liability. If Cheniere, in its sole discretion, demands payment, we will pay to Cheniere an amount equal to the state and local tax that we would be required to pay if our state and local tax liability were computed on a separate company basis. There have been no state and local taxes paid by Cheniere for which Cheniere could have demanded payment from us under this agreement; therefore, Cheniere has not demanded any such payments from us. The agreement is effective for tax returns due on or after January 1, 2008.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures for construction activities, major renewals and betterments are capitalized, while expenditures for maintenance and repairs and general and administrative activities are charged to expense as incurred. Interest costs incurred on debt obtained for the construction of property, plant and equipment are capitalized as construction-in-process over the construction period or related debt term, whichever is shorter. We depreciate our property, plant and equipment using the straight-line depreciation method. Upon retirement or other disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the account, and the resulting gains or losses are recorded in operations.

Management reviews property, plant and equipment for impairment periodically and whenever events or changes in circumstances have indicated that the carrying amount of property, plant and equipment might not be recoverable. We have recorded no significant impairments related to property, plant and equipment for 2012, 2011 or 2010, or in the six months ended June 30, 2013.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from the estimates and assumptions used.

Estimates used in the assessment of impairment of our long-lived assets are the most significant of our estimates. There are numerous uncertainties inherent in estimating future cash flows of assets or business segments. The accuracy of any cash flow estimate is a function of judgment used in determining the amount of cash flows generated. As a result, cash flows may be different from the cash flows that we use to assess impairment of our assets. Management reviews its estimates of cash flows on an ongoing basis using historical experience and other factors, including the current economic and commodity price environment. Significant negative industry or economic trends, including reduced estimates of future cash flows of our business or disruptions to our business could lead to an impairment charge of our long-lived assets and other intangible assets. Our valuation methodology for assessing impairment requires management to make judgments and assumptions based on historical experience and to rely heavily on projections of future operating performance. Projections of future operating results and cash flows may vary significantly from results. In addition, if our analysis results in an impairment of our long-lived assets, we may be required to record a charge to earnings in our consolidated financial statements during a period in which such impairment is determined to exist, which may negatively impact our results of operations.

Other items subject to estimates and assumptions include asset retirement obligations, valuations of derivative instruments and collectability of accounts receivable and other assets.

As future events and their effects cannot be determined accurately, actual results could differ significantly from our estimates.

Debt Issuance Costs

Debt issuance costs consist primarily of arrangement fees, professional fees, legal fees and printing costs. These costs are capitalized and are being amortized to interest expense over the term of the related debt facility.

Asset Retirement Obligations

We recognize asset retirement obligations (“AROs”) for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset and for conditional AROs in which the timing or method of settlement are conditional on a future event that may or may not be within our control. The fair value of a liability for an ARO is recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset. This additional carrying amount is depreciated over the estimated useful life of the asset.

Based on the real property lease agreements at our LNG terminal, at the expiration of the term of the leases we are required to surrender the LNG terminal in good working order and repair, with normal wear and tear and casualty expected. The property lease agreements at our LNG terminal have terms of up to 90 years including renewal options. Due to the language in the real property lease agreements, we have determined that the cost to surrender our LNG terminal in the required condition will be minimal, and therefore have not recorded an ARO associated with our LNG terminal.

Derivatives

We use derivative instruments from time to time to hedge the exposure to price risk attributable to future purchases of natural gas to be utilized as fuel to operate our LNG terminal. We have disclosed certain information regarding these derivative positions, including the fair value of our derivative positions, in Note 4—“Financial Instruments” of our unaudited interim Consolidated Financial Statements for the six months ended June 30, 2013.

Accounting guidance for derivative instruments and hedging activities establishes accounting and reporting standards requiring that derivative instruments be recorded at fair value and included in the consolidated balance sheet as assets or liabilities. The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative and the resulting designation, which is established at the inception of a derivative. We record changes in the fair value of our derivative positions based on the value for which the derivative instrument could be exchanged between willing parties. To date, all of our derivative positions fair value determinations have been made by management using quoted prices in active markets for similar assets or liabilities. The ultimate fair value of our derivative instruments is uncertain, and we believe that it is possible that a change in the estimated fair value will occur in the near future as commodity prices and interest rates change.

Changes in fair value of contracts that do not qualify as hedges or are not designated as hedges are recognized currently in earnings. Gains or losses in the positions to mitigate the price risk from future purchases of natural gas to be utilized as fuel to operate our LNG terminal are classified as derivative gain (loss) on our Consolidated Statements of Operations.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, restricted cash and cash equivalents, restricted certificates of deposit, accounts receivable, and accounts payable approximate fair value because of the short maturity of those instruments. We use available market data and valuation methodologies to estimate the fair value of debt.

Concentration of Credit Risk

Financial instruments that potentially subject us to a concentration of credit risk consist principally of cash and cash equivalents and restricted cash. We maintain cash balances at financial institutions, which may at times be in excess of federally insured levels. We have not incurred losses related to these balances to date.

The use of derivative instruments exposes us to counterparty credit risk, or the risk that a counterparty will be unable to meet its commitments. Our commodity derivative transactions are executed through over-the-counter contracts which are subject to nominal credit risk as these transactions are settled on a daily margin basis with an investment grade financial institution. Collateral deposited for such contracts is recorded as another current asset and not netted within the derivative fair value. We monitor counterparty creditworthiness on an ongoing basis; however, we cannot predict sudden changes in counterparties’ creditworthiness. In addition, even if such changes are not sudden, we may be limited in our ability to mitigate an increase in counterparty credit risk. Should one of these counterparties not perform, we may not realize the benefit of some of our derivative instruments.

We have entered into certain long-term TUAs with unaffiliated third parties for regasification capacity at our LNG terminal. We are dependent on the respective counterparties’ creditworthiness and their willingness to perform under their respective TUAs. We have mitigated this credit risk by securing TUAs for a significant portion of our regasification capacity with creditworthy third-party customers with a minimum Standard & Poor’s rating of AA.

Recent Accounting Standards

In May 2011, the Financial Accounting Standards Board (“FASB”) issued guidance that further addresses fair value measurement accounting and related disclosure requirements. The guidance clarifies the FASB’s intent regarding the application of existing fair value measurement and disclosure requirements, changes the fair value measurement requirements for certain financial instruments, and sets forth additional disclosure requirements for other fair value measurements. The guidance is to be applied prospectively and is effective for periods beginning after December 15, 2011. We adopted this guidance effective January 1, 2012. The adoption of this guidance did not have an impact on our consolidated financial position, results of operations or cash flows, as it only expanded disclosures.

In December 2011 and February 2013, the Financial Accounting Standards Board issued guidance that requires entities to disclose both gross and net information about both derivatives and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting agreement. The objective of the disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards. Retrospective presentation for all comparative periods presented is required. We adopted this standard effective January 1, 2013. The adoption of this guidance did not have an impact on our consolidated financial position, results of operations or cash flows, as it only expanded disclosures.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Cash Investments

We have cash investments that we manage based on internal investment guidelines that emphasize liquidity and preservation of capital. Such cash investments are stated at historical cost, which approximates fair market value on our Consolidated Balance Sheets.

Marketing and Trading Commodity Price Risk

We have entered into certain instruments to hedge the exposure to price risk attributable to future purchases of natural gas to be utilized as fuel to operate our LNG terminal (“Fuel Derivatives”). We use one-day value at risk (“VaR”) with a 95% confidence interval and other methodologies for market risk measurement and control purposes of our Fuel Derivatives. The VaR is calculated using the Monte Carlo simulation method. The table below provides information about our derivative financial instruments that are sensitive to changes in natural gas prices as of June 30, 2013 (in thousands, except for volume and price range data).

Hedge Description	Hedge Instrument	Contract Volumes (MMBtu)	Price Range ($/MMBtu)	Final Hedge Maturity Date	Fair Value ($)	VaR ($)
Fuel Derivatives	Fixed price natural gas swaps	912,000	$3.559 - $3.903	May 2014	$(200)	$19

BUSINESS

General

In 2003, we were formed by Cheniere Energy, Inc. (“Cheniere”) to own, develop and operate the regasification facilities at our LNG terminal in western Cameron Parish, Louisiana, less than four miles from the Gulf Coast on the Sabine Pass deepwater ship channel (our “LNG terminal”). We are a Houston-based partnership formed with one general partner, Sabine Pass LNG-GP, LLC (“Sabine Pass GP”), an indirect subsidiary of Cheniere, and one limited partner, Sabine Pass LNG-LP, LLC (“Sabine Pass LNG-LP”), an indirect subsidiary of Cheniere. Cheniere has a 57.9% ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”), which is the 100% parent of Cheniere Energy Investments, LLC (“Cheniere Investments”), the 100% parent of Sabine Pass GP and Sabine Pass LNG-LP and, indirectly, us.

LNG is natural gas that, through a refrigeration process, has been cooled to a liquid state, which occupies a volume that is approximately 1/600th of its gaseous state. The liquefaction of natural gas into LNG allows it to be shipped economically from areas of the world where natural gas is abundant and inexpensive to produce to other areas where natural gas demand and infrastructure exist to justify economically the use of LNG. LNG is transported using large oceangoing LNG tankers specifically constructed for this purpose. LNG receiving terminals offload LNG from LNG tankers, store the LNG prior to processing, heat the LNG to return it to a gaseous state and deliver the resulting natural gas into pipelines for transportation to market.

Our Business Strategy

Our primary business objective is to generate stable cash flows by:

•	operating our LNG terminal safely, efficiently and reliably; and

•	providing services to our long-term TUA customers to generate steady and reliable revenues and operating cash flows.

Our Business

We have constructed and are operating the regasification facilities at our LNG terminal located on the Sabine Pass deep water shipping channel less than four miles from the Gulf Coast. We have long-term leases for five tracts of land consisting of 1,044 acres. Our LNG terminal includes five LNG storage tanks with capacity of approximately 16.9 Bcfe, two docks that can accommodate vessels of up to 265,000 cubic meter capacity and vaporizers with regasification capacity of approximately 4.0 Bcf/d.

Sabine Pass Liquefaction, LLC (“Sabine Pass Liquefaction”), a wholly owned subsidiary of Cheniere Partners, is developing liquefaction facilities at our LNG terminal adjacent to our existing regasification facilities in order to liquefy and export natural gas from the United States. Cheniere Partners has reported that Sabine Pass Liquefaction has entered into six sale and purchase agreements with third-party customers for the export of natural gas. We have entered into a facilities sharing agreement with Sabine Pass Liquefaction to allow for the interconnection of the liquefaction facilities with our LNG terminal. We do not anticipate incurring any significant costs in connection with such interconnection. Although it is anticipated that our operating costs will increase once the liquefaction facilities commence operations as a result of greater utilization of our LNG terminal by Sabine Pass Liquefaction under its TUA, the increase in fees that Sabine Pass Liquefaction will be required to pay us under its TUA will more than cover our increased costs.

Customers

Approximately 2.0 Bcf/d of the regasification capacity at our LNG terminal has been reserved under two long-term third-party TUAs, under which our customers are required to pay fixed monthly fees, whether or not they use our LNG terminal. Capacity reservation fee TUA payments are made by our third-party TUA customers as follows:

•	Total Gas & Power North America, Inc. (“Total”) has reserved approximately 1.0 Bcf/d of regasification capacity and is obligated to make monthly capacity payments to us aggregating approximately $125 million per year for 20 years that commenced April 1, 2009. Total, S.A. has guaranteed Total’s obligations under its TUA up to $2.5 billion, subject to certain exceptions; and

•

Chevron U.S.A. Inc. (“Chevron”) has reserved approximately 1.0 Bcf/d of regasification capacity and is obligated to make monthly capacity payments to us aggregating approximately $125 million per year for 20 years that commenced July 1, 2009. Chevron Corporation has guaranteed Chevron’s obligations under its TUA up to 80% of the fees payable by Chevron.

The remaining approximately 2.0 Bcf/d of capacity has been reserved under a TUA by Sabine Pass Liquefaction. Sabine Pass Liquefaction is obligated to make monthly capacity payments to us aggregating approximately $250 million per year, continuing until at least 20 years after Sabine Pass Liquefaction delivers its first commercial cargo at Sabine Pass Liquefaction’s facilities under construction, which Cheniere Partners has reported may occur as early as the end of 2015. We entered into a terminal use rights agreement (“TURA”) with Sabine Pass Liquefaction and Cheniere Investments, pursuant to which Cheniere Investments has the right to use Sabine Pass Liquefaction’s reserved capacity under the TUA and has the obligation to make the monthly capacity payments required by the TUA to us. Cheniere Partners has guaranteed the obligations of Sabine Pass Liquefaction under its TUA and the obligations of Cheniere Investments under the TURA.

Under each of these TUAs, we are entitled to retain 2% of the LNG delivered to our LNG terminal by our TUA customers.

Competition

We currently do not experience competition for our LNG terminal capacity because the entire approximately 4.0 Bcf/d of regasification capacity that is available at our LNG terminal has been fully reserved under three 20-year TUAs, under which each TUA customer is generally required to pay monthly fixed capacity payments to us whether or not it uses any of its reserved capacity. If and when we have to replace any TUAs, we will compete with other then-existing LNG terminals for customers.

Governmental Regulation

Our LNG terminal operations are subject to extensive regulation under federal, state and local statutes, rules, regulations and laws. These laws require that we engage in consultations with appropriate federal and state agencies and that we obtain and maintain applicable permits and other authorizations. This regulatory burden increases the cost of operating our LNG terminal, and failure to comply with such laws could result in substantial penalties.

Federal Energy Regulatory Commission (“FERC”)

In order to site and construct our LNG terminal, we received and are required to maintain authorization from the FERC under Section 3 of the Natural Gas Act of 1938, as amended (“NGA”). In addition, orders from the FERC authorizing construction of an LNG terminal are typically subject to specified conditions that must be satisfied throughout operation of our LNG terminal. Throughout the life of our LNG terminal, we will be subject to regular reporting requirements to the FERC and the U.S. Department of Transportation regarding the operation and maintenance of the facilities.

In 2005, the Energy Policy Act of 2005 (“EPAct”) was signed into law. The EPAct gave the FERC exclusive authority to approve or deny an application for the siting, construction, expansion or operation of an LNG terminal. The EPAct amended the NGA to prohibit market manipulation and increased civil and criminal penalties for any violations of the NGA and any rules, regulations or orders of the FERC, up to $1.0 million per day per violation. In accordance with the EPAct, the FERC issued a final rule making it unlawful for any entity, in connection with the purchase or sale of natural gas or transportation service subject to the FERC’s jurisdiction, to defraud, make an untrue statement or omit a material fact or engage in any practice, act or course of business that operates or would operate as a fraud.

Other Federal Governmental Permits, Approvals and Authorizations

In addition to the FERC authorization under Section 3 of the NGA, the operation of our LNG terminal is also subject to additional federal permits, orders, approvals and consultations required by other federal agencies, including: Department of Energy, Advisory Council on Historic Preservation, U.S. Army Corps of Engineers, U.S. Department of Commerce, National Marine Fisheries Services, U.S. Department of the Interior, U.S. Fish and Wildlife Service, U.S. Environmental Protection Agency (“EPA”) and U.S. Department of Homeland Security.

Our LNG terminal is subject to U.S. Department of Transportation safety regulations and standards for the transportation and storage of LNG and regulations of the U.S. Coast Guard relating to maritime safety and facility security. Moreover, our LNG terminal is subject to state and local laws, rules and regulations.

Commodity Futures Trading Commission

Congress adopted comprehensive financial reform legislation that establishes federal oversight and regulation of the over-the-counter derivatives market and entities, such as us, that participate in that market. This legislation, known as the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), is designed primarily to (1) regulate certain participants in the swaps markets, including entities falling within the newly established categories of “Swap Dealer” and “Major Swap Participant,” (2) require clearing and exchange-trading of certain swaps that the Commodities Futures Trading Commission (the “CFTC”) determines, by rulemaking, must be cleared, (3) increase swap market transparency through robust reporting and recordkeeping requirements, (4) reduce financial risks in the derivatives market by imposing margin or collateral requirements on both cleared and, in certain cases, uncleared swaps, and (5) enhance the CFTC’s rulemaking and enforcement authority, including the authority to establish position limits on certain swaps and futures products. This legislation requires the CFTC, the SEC and other regulators to promulgate rules and regulations implementing the swaps regulatory provisions of the Dodd-Frank Act. The CFTC had adopted rules imposing new position limits on certain core futures and equivalent swaps contracts for or linked to certain physical commodities, including Henry Hub natural gas, that market participants could hold with exceptions for certain bona fide hedging transactions. Those rules were vacated by a federal district court in September 2012, and the CFTC has appealed this ruling. Consequently, the CFTC’s vacated position limits rules will not go into effect unless and until the CFTC prevails on appeal of this ruling or issues and finalizes revised rules.

In October 2012, the CFTC’s and SEC’s joint rules further defining the term “swap” became effective, which triggered the applicability of certain Dodd-Frank Act regulatory obligations at various compliance dates. The CFTC’s swaps reporting and recordkeeping rules generally became effective on April 10, 2013, for entities that have been deemed to be swap dealers and major swap participants. The CFTC provided certain extended reporting deadlines for entities deemed to be “financial entities” (April 10, May 29, June 29, and September 30, 2013, depending on swap asset class and date of execution) as well as for end users that are not swap dealers, major swap participants, or financial entities (July 1, August 1, August 19, September 19 and October 31, 2013, depending on the swap asset class and date of swap execution). In December 2012, the CFTC published final rules regarding mandatory clearing of certain interest rate swaps and certain index credit default swaps and setting compliance dates for different categories of market participants, the earliest of which is March 11, 2013 and the latest of which is September 9, 2013. The CFTC has not yet proposed any rules to designate any other classes of swaps, including the class into which physical commodity swaps fall, for mandatory clearing. Although we expect to qualify for the end-user exception from the mandatory clearing and trade execution requirements for our swaps we enter to hedge our commercial risks, mandatory clearing requirements applicable to other market participants, such as swap dealers, may change the cost and availability of the swaps that we use for hedging. For uncleared swaps, the Dodd-Frank Act may also require our counterparties to require that we enter into credit support documentation and/or initial and variation margin requirements; however, the CFTC’s and other regulators’ margin rules are not yet final and therefore the application of those provisions to us is uncertain at this time. Provisions of the Dodd-Frank Act may also cause our derivatives counterparties to spin off all or some of their derivatives activities to a separate entity, which could be our counterparty in future swaps and which entity may not be as creditworthy as the current counterparty. The Dodd-Frank Act’s swaps regulatory provisions and the related rules may also adversely affect our existing derivative contracts and restrict our ability to monetize such contracts, cause us to restructure certain contracts, reduce the availability of derivatives to protect against risks or to optimize assets, and impact the liquidity of certain swaps products, all of which could increase our business costs.

Environmental Regulation

Our LNG terminal operations are subject to various federal, state and local laws and regulations relating to the protection of the environment. These environmental laws and regulations may impose substantial penalties for noncompliance and substantial liabilities for pollution. Many of these laws and regulations restrict or prohibit the types, quantities and concentration of substances that can be released into the environment and can lead to substantial civil and criminal fines and penalties for non-compliance.

Clean Air Act (“CAA”)

Our LNG terminal operations are subject to the federal CAA and comparable state and local laws. We may be required to incur certain capital expenditures over the next several years for air pollution control equipment in connection with maintaining or obtaining permits and approvals addressing air emission-related issues. We do not believe, however, that our operations will be materially and adversely affected by any such requirements.

In 2009, the EPA promulgated and finalized the Mandatory Greenhouse Gas Reporting Rule for multiple sections of the economy. This rule requires mandatory reporting of greenhouse gas (“GHG”) emissions from stationary fuel combustion sources as well as all fugitive emissions throughout LNG terminals. From time to time, Congress has considered proposed legislation directed at reducing GHG emissions, and the EPA has defined GHG emissions thresholds for requiring certain permits for new and existing industrial sources. It is not possible at this time to predict how future regulations or legislation may address GHG emissions and impact our business. However, future regulations and laws could result in increased compliance costs or additional operating restrictions and could have a material adverse effect on our business, financial position, results of operations and cash flows.

Coastal Zone Management Act (“CZMA”)

Our LNG terminal is subject to the review and possible requirements of the CZMA throughout the construction of facilities located within the coastal zone. The CZMA is administered by the states (in Louisiana, by the Department of Natural Resources, and in Texas, by the General Land Office). This program is implemented to ensure that impacts to coastal areas are consistent with the intent of the CZMA to manage the coastal areas.

Clean Water Act (“CWA”)

Our LNG terminal operations are subject to the federal CWA and analogous state and local laws. The CWA imposes strict controls on the discharge of pollutants into the navigable waters of the United States, including discharges of wastewater and storm water runoff and fill/discharges into waters of the United States. Permits must be obtained to discharge pollutants into state and federal waters. The CWA is administered by the EPA, the USACE, and by the states (in Louisiana, by the Department of Environmental Quality, and in Texas, by the Texas Commission on Environmental Quality).

Resource Conservation and Recovery Act (“RCRA”)

The federal RCRA and comparable state statutes govern the disposal of solid and hazardous wastes. In the event such wastes are generated in connection with our LNG terminal operations, we are subject to regulatory requirements affecting the handling, transportation, treatment, storage and disposal of such wastes.

Endangered Species Act

Our LNG terminal operations may be restricted by requirements under the Endangered Species Act, which seeks to protect endangered or threatened animal, fish and plant species and designated habitats.

Employees and Labor Relations

We have no employees. We have contracts with Cheniere and its subsidiaries for operations, maintenance, and management services. As of August 15, 2013, Cheniere and its subsidiaries had 360 full-time employees, including 202 employees who directly supported our LNG terminal operations. See Note 11—“Related Party Transactions” of our annual Consolidated Financial Statements and Note 7—“Related Party Transactions” of our unaudited interim Consolidated Financial Statements for a discussion of these arrangements. Cheniere considers its current employee relations to be favorable.

Legal Proceedings

We may in the future be involved as a party to various legal proceedings, which are incidental to the ordinary course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. In the opinion of management, as of June 30, 2013, there were no threatened or pending legal matters that would have a material impact on our consolidated results of operations, financial position or cash flows.

MANAGEMENT

Directors and Executive Officers of our General Partner

We have no employees, directors or officers. We are managed by our general partner, Sabine Pass GP. Except for Mr. Duva, the individuals who serve on the board of directors and as executive officers of our general partner also serve as executive officers and/or directors of other affiliated entities, including Cheniere and direct or indirect subsidiaries of Cheniere. Each of our general partner’s directors and executive officers spent less than a majority of his or her time on our business in the six months ended June 30, 2013.

Our general partner is not a public company and it is not listed on any stock exchange and as a result it is not required to, and does not have, any independent standing committees of its board of directors. Our general partner’s only committee is an audit committee comprised of Mr. Souki who serves as an executive officer and/or director of other affiliated entities, including Cheniere and direct or indirect subsidiaries of Cheniere. There is not an audit committee financial expert on the audit committee because our financial statements are combined with those of Cheniere and Cheniere Partners, each of which has an audit committee with an audit committee financial expert.

The following sets forth information, as of August 15, 2013, regarding the individuals who currently serve on the board of directors and as executive officers of our general partner.

Name	Age	Position
Charif Souki	60	Director and Chief Executive Officer
Victor Duva	54	Director
R. Keith Teague	48	President
H. Davis Thames	46	Chief Financial Officer

Charif Souki is a director and Chief Executive Officer of our general partner and has held that officer position since April 2008. Mr. Souki, a co-founder of Cheniere, is Chairman of Cheniere’s board of directors and Chief Executive Officer and President of Cheniere. Since December 2002, Mr. Souki has been the Chief Executive Officer of Cheniere, and he was also President of Cheniere from that time until April 2005. He was re-elected as President of Cheniere in April 2008. From June 1999 to December 2002, he was Chairman of the board of directors of Cheniere and an independent investment banker. From September 1997 until June 1999, Mr. Souki was co-chairman of the board of directors of Cheniere, and he served as Secretary of Cheniere from July 1996 until September 1997. Mr. Souki has over 20 years of independent investment banking experience in the oil and gas industry and has specialized in providing financing for small capitalization companies with an emphasis on the oil and gas industry. Mr. Souki received a B.A. from Colgate University and an M.B.A. from Columbia University. He has served as a director since the formation of our general partner in 2003. Mr. Souki is also a director, Chairman of the Board and Chief Executive Officer of the general partner of Cheniere Partners. It was determined that Mr. Souki should serve as a director of our general partner because he is the Chief Executive Officer of Cheniere, our general partner and the general partner of Cheniere Partners and is responsible for developing the companies’ overall strategy and vision and implementing the business plans. In addition, with twenty years of experience as an investment banker specializing in the oil and gas industry, Mr. Souki brings a unique perspective to the board of directors of the general partner.

Victor Duva serves as an independent director of our general partner. Mr. Duva joined C T Corporate Staffing, Inc. in 1981, serving as the President since 2003. Mr. Duva has held various positions with C T Corporate Staffing, Inc., including Account Representative, Assistant Vice President/Office Manager of two offices and Business Process Analyst. He received his B.A. at St. Thomas of Villanova University. Mr. Duva was elected as a director in 2007. As long as any of the Senior Notes (described in Note 10—“Long-Term Debt” of our audited Notes to Consolidated Financial Statements and Note 6—“Long-Term Debt” of our unaudited Notes to Consolidated Financial Statements) remain outstanding, our general partner must have at least one independent director serving on its board of directors. It was determined that Mr. Duva should serve as a director of our general partner because of his many years of experience serving as an independent director for private companies.

R. Keith Teague is President of our general partner and has held that position since April 2008. He has served as Senior Vice President-Asset Group of Cheniere since April 2008. Prior to that time, he served as Vice President-Pipeline Operations of Cheniere beginning in May 2006. He has also served as President of Cheniere Pipeline Company, a wholly owned subsidiary of Cheniere, since January 2005. Mr. Teague began his career with Cheniere in February 2004 as Director of Facility Planning. Prior to joining Cheniere, Mr. Teague served as the Director of Strategic Planning for the CMS Panhandle Companies from December 2001 until September 2003. Mr. Teague is currently a director, President and Chief Operating Officer of the general partner of Cheniere Partners. He is responsible for the development, construction and operation of Cheniere’s LNG terminal and pipeline assets. With Mr. Teague’s knowledge and expertise relating to the Sabine Pass LNG terminal, it was determined that he should serve as a director of our general partner. Mr. Teague received a B.S. in civil engineering from Louisiana Tech University and an M.B.A. from Louisiana State University.

Mr. Thames is Chief Financial Officer of our general partner and has held that position since June 2013. Mr. Thames also serves as Senior Vice President and Chief Financial Officer of Cheniere. Mr. Thames served as Senior Vice President-Marketing of Cheniere from December 2007 to June 2013 and President of Cheniere Marketing, LLC, a wholly owned subsidiary of Cheniere, from November 2007 to June 2013. Prior to that time, he was Vice President Marketing, Strategy & Analysis of Cheniere and Executive Vice President of Cheniere Marketing, LLC since December 2006 and February 2007, respectively. Prior to joining Cheniere as Vice President Marketing & Analysis in July 2005, Mr. Thames worked for Cross Country Energy, LLC from 2003 to 2005; Enron Corp. from 1999 to 2003; and Flowserve Corp. from 1991 to 1999. Mr. Thames earned a B.S. in Mechanical Engineering from The University of Texas at Austin, an M.S. in Mechanical Engineering from Texas A&M University, and an M.B.A. from the UCLA Anderson School of Management.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We have no employees, directors or officers. We are managed by our general partner. Our general partner has paid no compensation to its executive officers since inception and has no plans to do so in the future. All of the executive officers of our general partner are also employees of Cheniere. In addition to providing services to us, each of our general partner’s officers and directors, other than Mr. Duva, devotes a significant portion of his time to work for Cheniere and its affiliates.

Cheniere compensates our general partner’s employees for the performance of their duties as employees of Cheniere, which includes managing our partnership. Cheniere does not allocate this compensation between services for us and services for Cheniere and its affiliates. Officers and employees, if any, of the general partner may participate in employee benefit plans and arrangements sponsored by Cheniere and its affiliates, including plans that may be established by Cheniere and its affiliates in the future. The board of directors of our general partner does not review any of the compensation decisions made by Cheniere with regard to compensation of our general partner’s executive officers.

Director Compensation

Our general partner has paid no compensation to its directors that are Cheniere employees since inception and has no plans to do so in the future. Mr. Duva is compensated $2,500 per year for his services as an independent director as described below.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Charif Souki (1)	$—	$—	$—	$—	$—	$—	$—
Victor Duva	2,500	—	—	—	—	—	2,500

(1)	Charif Souki is an executive officer of our general partner and is also an executive officer of Cheniere. Cheniere compensates Mr. Souki for the performance of his duties as an executive officer of Cheniere, which includes managing our partnership. He does not receive additional compensation for services as a director of our general partner.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The limited partner interest in our partnership is divided into units. The following table sets forth the beneficial ownership of our units owned of record and beneficially as of August 15, 2013 by:

•	each person who beneficially owns more than 5% of the units;

•	each of the directors of our general partner;

•	each of the executive officers of our general partner; and

•	all directors and executive officers of our general partner as a group.

The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Cheniere, as the indirect parent of Sabine Pass LNG-LP, has sole voting and investment power with respect to all of the units. The address for the beneficial owners listed below is 700 Milam Street, Suite 800, Houston, Texas 77002.

Name of Beneficial Owner	Units Beneficially Owned	Percentage of Total Units Beneficially Owned
Sabine Pass LNG-LP, LLC (1)	100	100%
Sabine Pass LNG-GP, LLC (1)	—	—
Charif Souki	—	—
R. Keith Teague	—	—
Meg A. Gentle (2)	—	—
H. Davis Thames	—	—
Victor Duva	—	—
All executive officers and directors as a group	—	—

(1)	Sabine Pass LNG-GP is our sole general partner. It holds all of our general partner interest and controls us. It has no economic interest in us. It has sole voting and investment power with respect to its general partner interest in us.
(2)	As of June 21, 2013, H. Davis Thames replaced Meg A. Gentle as Chief Financial Officer of the general partner.

Securities Authorized for issuance Under Equity Compensation Plans

No equity compensation plans have been adopted by the general partner for our directors or officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Related Party Transactions

We are significantly dependent on Cheniere and its affiliates and our general partner and have numerous contractual and commercial relationships and conflicts of interests with them. The following related-party transactions are in addition to those related-party transactions described in Note 7—“Related Party Transactions” of our unaudited Notes to Consolidated Financial Statements and Note 11—“Related Party Transactions” of our audited Notes to Consolidated Financial Statements included elsewhere in this prospectus, which is herein incorporated by reference. Except as described below, such related-party transactions were approved by the members of the board of directors of our general partner.

ISDA Master Agreement

In September 2007, we entered into an International Swaps and Derivatives Association (“ISDA”) Master Agreement with Cheniere Marketing that provides us the ability to hedge our future price risk from time to time. The ISDA Master Agreement was entered into in the event we choose to hedge some of our LNG purchases or gas sales and elect to implement such hedges through Cheniere Marketing, which already has ISDA agreements in place with third parties and accounts with futures brokers. There are no current transactions under this agreement. No amounts were paid to Cheniere Marketing under this agreement during the fiscal years ended December 31, 2012 and 2011.

Operational Balancing Agreement

In December 2007, we and Cheniere Creole Trail Pipeline, L.P. entered into an Operational Balancing Agreement that provides for the resolution of any operational imbalances (i) during the term of the agreement on an in-kind basis and (ii) upon termination of the agreement by cash-out at a rate equivalent to the average of the midpoint prices for Henry Hub, Louisiana pricing published in “Gas Daily’s-Daily Price Survey” for each day of the month following termination. This agreement became effective following the achievement of commercial operability of our LNG terminal in September 2008. We owed a natural gas volume valued at $47,000 and $56,000 to Cheniere Creole Trail Pipeline, L.P. at December 31, 2012 and 2011, respectively.

The following related-party transactions were not approved by the board of directors of our general partner:

Letter Agreement regarding the Cooperative Endeavor Agreement and Payment in Lieu of Taxes Agreement

In July 2007, we entered into Cooperative Endeavor Agreements with various Cameron Parish, Louisiana taxing authorities and a related agreement with Cheniere Marketing, each as described in Note 7—“Related Party Transactions” of our unaudited Notes to Consolidated Financial Statements and Note 11—“Related Party Transactions” of our audited Notes to Consolidated Financial Statements included elsewhere in this prospectus. During each of the years ended December 31, 2012 and 2011, Cheniere Marketing paid us $2.5 million under the agreement.

Temporary Pipeline Compressor Sharing Agreement

In August 2010, we entered into an agreement with our TUA customers, including Cheniere Investments, to share in the cost for the installation and operation of a temporary pipeline compressor at our LNG terminal. We recorded costs of $0.1 million and $0.4 million under this agreement in the years ended December 31, 2012 and 2011, respectively. During the years ended December 31, 2012 and 2011, we recorded revenues—affiliate from Cheniere Investments of $0.1 million and $0.4 million, respectively, pursuant to this agreement.

LNG Terminal Export Agreement

In January 2010, we entered into an LNG Terminal Export Agreement with Cheniere Marketing that provides Cheniere Marketing the ability to export LNG from our LNG terminal. We recorded revenues—affiliate of $0.3 million, $0.3 million and $0.9 million pursuant to this agreement in the years ended December 31, 2012, 2011 and 2010.

Director Independence

As long as any of the Senior Notes as described in Note 10—“Long-Term Debt” of the audited Notes to Consolidated Financial Statements and Note 6—“Long Term Debt” of the unaudited Notes to Consolidated Financial Statements included elsewhere in this prospectus remain outstanding, our general partner must have at least one director who is not, and for at least five years preceding such appointment has not been, a stockholder, director, manager, officer, trustee, employee, partner, member, attorney, counsel, creditor, customer or supplier of us, our general partner or any of our respective affiliates and who does not and has not had specified financial relationships with us, our general partner or any of our respective affiliates. We refer to this person as an independent director, and any such person may not control, be under common control with or be a member of the immediate family of any person excluded from serving as an independent director. Mr. Duva has been elected as this independent director.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement we entered into in connection with the private offering of the Old Notes. We will not receive any proceeds from the issuance of the New Notes in the exchange offer. In consideration for issuing the New Notes as contemplated in this prospectus, we will receive, in exchange, outstanding Old Notes in like principal amount. We will cancel all Old Notes surrendered in exchange for New Notes in the exchange offer. As a result, the issuance of the New Notes will not result in any increase or decrease in our indebtedness.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table shows our selected historical consolidated financial data for the periods indicated. We have derived the selected financial data presented as of December 31, 2011 and 2012, and for each of the years ended December 31, 2010, 2011 and 2012 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the selected financial data presented as of December 31, 2008, 2009 and 2010, and for each of the years ended December 31, 2008 and 2009 from our audited consolidated financial statements not included in this prospectus. We have derived the selected financial data presented as of June 30, 2013 and for each of the six month periods ended June 30, 2012 and 2013 from our unaudited consolidated interim financial statements included elsewhere in this prospectus. The interim results set forth below are not necessarily indicative of results for the year ending December 31, 2013 or for any other period. This information is only a summary and should be considered in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which discusses factors affecting the comparability of the information presented, and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year ended December 31,					Six Months Ended June 30,
	2012	2011	2010	2009	2008	2013	2012
(Dollars in thousands)
Statement of Operations Data:
Revenues (including transactions with affiliates)	$523,884	$533,612	$523,223	$416,790	$15,000	$260,293	$260,658
Expenses (including transactions with affiliates)	96,516	88,993	93,481	76,579	30,391	59,507	45,837
Income from operations	427,368	444,619	429,742	340,211	(15,391)	200,786	214,821
Other expense	(214,563)	(175,705)	(173,297)	(141,402)	(63,547)	(80,375)	(87,412)
Net income	212,805	268,914	256,445	198,809	(78,938)	120,411	127,409

Cash Flows:
Provided by operating activities	$263,295	$319,291	$268,426	$244,722	$78,302	$112,991	$147,570
Provided by (used in) investing activities	(4,458)	(7,330)	(5,076)	(26,431)	75,940	(123)	(2,627)
Provided by (used in) financing activities	(257,903)	(313,619)	(374,835)	(295,707)	40,585	(103,287)	(146,707)

	December 31,					June 30,
	2012	2011	2010	2009	2008	2013
(Dollars in thousands)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$5,202	$4,268	$5,926	$117,411	$194,827	$14,783
Restricted cash and cash equivalents (current)	17,386	13,732	13,732	13,732	41,158	14,959
Non-current restricted cash and cash equivalents	76,106	82,394	82,394	82,394	126,056	76,106
Property, plant and equipment, net	1,476,174	1,514,137	1,550,465	1,588,557	1,517,507	1,455,057
Total assets	1,621,596	1,652,513	1,695,305	1,859,101	1,944,345	1,659,597
Long-term debt, net of discount	2,067,113	2,192,418	2,187,724	2,110,101	2,107,673	2,069,460
Long-term debt—related party, net of discount	—	—	—	72,928	70,661	—
Non-current deferred revenue	21,500	25,500	29,500	33,500	37,500	19,500
Non-current deferred revenue—affiliate	14,720	12,266	9,813	7,360	4,971	17,173

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of our material outstanding indebtedness. It does not include all of the provisions of our material indebtedness, does not purport to be complete and is qualified in its entirety by reference to the provisions of the instruments and agreements described.

Our 2016 Notes

As of June 30, 2013 and December 31, 2012, we had an aggregate principal amount of $1,665.5 million of the 2016 Notes outstanding. Interest on the 2016 Notes is payable semi-annually in arrears on May 30 and November 30 of each year. The 2016 Notes are secured on a pari passu first-priority basis by a security interest in all of our equity interests and substantially all of our operating assets, including a pledge of the stock of our future subsidiaries (provided that the pledge of voting stock of our future foreign subsidiaries is limited to 65% of the voting stock owned by us).

Interest. The 2016 Notes bear interest at 7.5% per annum, on the principal amount from November 9, 2006, payable semi-annually in arrears on May 30 and November 30 of each year, beginning May 30, 2007.

Maturity. The 2016 Notes will mature on November 30, 2016.

Guarantees. The 2016 Notes are guaranteed by all of Sabine Pass LNG’s future domestic restricted subsidiaries.

Redemption; Change of Control. At any time and from time to time, Sabine Pass LNG may redeem some or all of the 2016 Notes at a redemption price equal to 100% of the principal amount plus a make-whole premium, plus accrued and unpaid interest and additional interest, if any, to the redemption date.

If Sabine Pass LNG makes certain asset sales or experiences certain events of loss, Sabine Pass LNG must offer to purchase notes in the amounts and at the prices determined as stated in the indenture governing the 2016 Notes.

If a change of control of the general partner of Sabine Pass LNG occurs as stated in the indenture governing the 2016 Notes, Sabine Pass LNG must offer to repurchase all or any portion of each note at a price equal to 101% of the aggregate principal amount of each note repurchased, plus accrued and unpaid interest and additional interest, if any, as of the date of repurchase.

Collateral. Sabine Pass LNG’s obligations under the notes are secured on a first-priority basis (subject to certain permitted liens) by a security interest in all of Sabine Pass LNG’s equity interests and substantially all of its operating assets, including a pledge of the stock of its future subsidiaries (provided that the pledge of voting stock of its future foreign subsidiaries is limited to 65% of the voting stock owned by Sabine Pass LNG or any guarantor). In addition, Sabine Pass LNG’s future domestic restricted subsidiaries will grant a security interest in all of their operating assets as collateral security for the repayment of the notes.

Covenants. The indenture governing the 2016 notes contains covenants that, among other things, limit the ability of Sabine Pass LNG and its restricted subsidiaries to: incur additional indebtedness or issue preferred stock; make certain investments or pay dividends or distributions on Sabine Pass LNG’s equity interests or subordinated indebtedness or purchase or redeem or retire equity interests; sell or transfer assets, including equity interests of Sabine Pass LNG’s restricted subsidiaries; restrict dividends or other payments by restricted subsidiaries; incur liens; enter into transactions with affiliates; consolidate, merge, sell or lease all or substantially all of Sabine Pass LNG’s assets; and enter into sale and leaseback transactions. Under these covenants, Sabine Pass LNG is permitted to incur additional debt subject to conditions, limitations and other provisions stated in the indenture, including, for example, debt to finance working capital requirements or to fund cost overruns, if any, in the construction, cool down, commissioning and completion of the project.

Restricted Payments. Sabine Pass LNG is permitted to make distributions to its partners, make payments on subordinated debt, purchase any equity interest in an affiliate and make restricted investments with any amounts of available cash, which includes revenues available after payment of construction costs and other capital expenditures, payments of required principal and interest on indebtedness and payment of operation and maintenance expenses.

Our 2013 Notes

In October 2012, we repurchased approximately 97% of the 2013 Notes. Funds used for the repurchase included proceeds received from newly issued $420.0 million 6.50% senior secured notes due in 2020 and from an equity contribution from Cheniere Partners. After the completion of the offering of Old Notes and the receipt of an equity contribution from Cheniere Partners, we issued a redemption notice for the remaining 2013 Notes outstanding. On November 15, 2012, we redeemed all 2013 Notes that remained outstanding at that time.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On October 16, 2012, we sold $420.0 million in aggregate principal amount of the Old Notes in a private placement. The Old Notes were sold to the initial purchasers who in turn resold the Old Notes to a limited number of qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended, or the Securities Act.

In connection with the sale of the Old Notes, we entered into a registration rights agreement with the initial purchasers of the Old Notes, pursuant to which we agreed to file and to use our reasonable best efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the Old Notes for the New Notes. We are making the exchange offer to fulfill our contractual obligations under that agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

Pursuant to the exchange offer, we will issue the New Notes in exchange for Old Notes. The terms of the New Notes are identical in all material respects to those of the Old Notes, except that the New Notes (1) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes and (2) will not have registration rights or provide for any liquidated damages related to the obligation to register. Please read “Description of Notes” for more information on the terms of the New Notes.

We are not making the exchange offer to, and will not accept tenders for exchange from, holders of Old Notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term “holder” with respect to the exchange offer means any person in whose name the Old Notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by The Depository Trust Company, referred to as DTC, who desires to deliver such Old Notes by book-entry transfer at DTC.

We make no recommendation to the holders of Old Notes as to whether to tender or refrain from tendering all or any portion of their Old Notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of Old Notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of Old Notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

In order to participate in the exchange offer, you must represent to us, among other things, that:

•	you are acquiring the New Notes in the exchange offer in the ordinary course of your business;

•	you do not have, and to your knowledge, no one receiving New Notes from you has, any arrangement or understanding with any person to participate in the distribution of the New Notes;

•	you are not one of our or our subsidiary guarantors’ “affiliates,” as defined in Rule 405 of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the New Notes; and

•

if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes acquired as a result of market-making or other trading activities, you may be a statutory underwriter and will deliver a prospectus in connection with any resale of the New Notes.

Please read “Plan of Distribution.”

Terms of Exchange

Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange Old Notes that are properly tendered at or before the expiration time and not withdrawn as permitted below. As of the date of this prospectus, $420.0 million aggregate principal amount of 6.5% Senior Notes due 2020 are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of Old Notes known to us. Old Notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess of $2,000.

Our acceptance of the tender of Old Notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

The form and terms of the New Notes being issued in the exchange offer are the same as the form and terms of the Old Notes except that the New Notes being issued in the exchange offer:

•	will have been registered under the Securities Act;

•	will not bear the restrictive legends restricting their transfer under the Securities Act;

•	will not contain the registration rights contained in the Old Notes; and

•	will not contain the liquidated damages provisions relating to the Old Notes.

Expiration, Extension and Amendment

The expiration time of the exchange offer is 12:00 midnight, New York City time, at the end of October 10, 2013. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date for the offer. The term “expiration time” as used herein means the latest time and date at which the exchange offer expires, after any extension by us (if applicable). If we decide to extend the exchange offer period, we will then delay acceptance of any Old Notes by giving oral or written notice of an extension to the holders of Old Notes as described below. During any extension period, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Old Notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

Our obligation to accept Old Notes for exchange in the exchange offer is subject to the conditions described below under “—Conditions to the Exchange Offer.” We may decide to waive any of the conditions in our discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give oral or written notice of any extension, amendment, non–acceptance or termination to the holders of the Old Notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the Old Notes, file a post–effective amendment to the prospectus and provide notice to you. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the holders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 A.M., New York City time, on the first business day after the previously scheduled expiration time.

Procedures for Tendering

Valid Tender

Except as described below, a tendering holder must, prior to the expiration time, transmit to The Bank of New York Mellon, the exchange agent, at the address listed below under the caption “—Exchange Agent”:

•	a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•	if Old Notes are tendered in accordance with the book–entry procedures listed below, an agent’s message transmitted through DTC’s Automated Tender Offer Program, referred to as ATOP.

In addition, you must:

•	deliver certificates, if any, for the Old Notes to the exchange agent at or before the expiration time; or

•

deliver a timely confirmation of the book–entry transfer of the Old Notes into the exchange agent’s account at DTC, the book–entry transfer facility, along with the letter of transmittal or an agent’s message; or

•	comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book–entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

If the letter of transmittal is signed by a person other than the registered holder of Old Notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The Old Notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the Old Notes must be signed exactly as the name of any registered holder appears on the Old Notes.

If the letter of transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys–in–fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder will represent to us that, among other things, the person is not our affiliate or an affiliate of any of our subsidiary guarantors, the New Notes are being acquired in the ordinary course of business of the person receiving the New Notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. Each broker-dealer must represent that it is not engaged in, and does not intend to engage in, a distribution of the New Notes, and each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. Please read “Plan of Distribution.”

The method of delivery of Old Notes, letters of transmittal and all other required documents is at your election and risk, and the delivery will be deemed made only upon actual receipt or confirmation by the exchange agent. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. Holders tendering through DTC’s ATOP system should allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such dates.

No Old Notes, agent’s messages, letters of transmittal or other required documents should be sent to us. Delivery of all Old Notes, agent’s messages, letters of transmittal and other documents must be made to the exchange agent. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s ATOP system may make book–entry delivery of the Old Notes by causing DTC to transfer the Old Notes into the exchange agent’s account. The tender by a holder of Old Notes, including pursuant to the delivery of an agent’s message through DTC’s ATOP system, will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered Old Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Old Notes not validly tendered or any Old Notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine. Although we intend to notify you of defects or irregularities with respect to tenders of Old Notes, none of us, the exchange agent, or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

Although we have no present plan to acquire any Old Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any Old Notes that are not tendered in the exchange offer, we reserve the right, in our sole discretion, to purchase or make offers for any Old Notes after the expiration date of the exchange offer, from time to time, through open market or privately negotiated transactions, one or more additional exchange or tender offers, or otherwise, as permitted by law, the indenture and our other debt agreements. Following consummation of this exchange offer, the terms of any such purchases or offers could differ materially from the terms of this exchange offer.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the Old Notes surrendered for exchange are tendered:

•	by a registered holder of the Old Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is an “eligible guarantor institution” meeting the requirements of the registrar for the notes within the meaning of Rule 17Ad-15 under the Exchange Act.

Book-entry Transfer

The exchange agent will make a request to establish an account for the Old Notes at DTC for purposes of the exchange offer. Any financial institution that is a participant in DTC’s system may make book–entry delivery of Old Notes by causing DTC to transfer those Old Notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book–entry transfer of the tendered Old Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book–entry transfer. The confirmation of this book–entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

Delivery of New Notes issued in the exchange offer may be effected through book–entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address listed under “—Exchange Agent” at or prior to the expiration time; or

•	comply with the guaranteed delivery procedures described below.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery

If a registered holder of Old Notes desires to tender the Old Notes, and the Old Notes are not immediately available, or time will not permit the holder’s Old Notes or other required documents to reach the exchange agent before the expiration time, or the procedures for book–entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•

prior to the expiration time, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a properly and validly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us:

1.	stating the name and address of the holder of Old Notes and the amount of Old Notes tendered,

2.	stating that the tender is being made, and

3.	guaranteeing that within three New York Stock Exchange trading days after the expiration time, the certificates for all physically tendered Old Notes, in proper form for transfer, or a book–entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the certificates for all physically tendered Old Notes, in proper form for transfer, or a book–entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form and eligibility of Old Notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the right to reject any particular old note not properly tendered or of which our acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration time, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the applicable expiration time, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within a reasonable period of time.

Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of Old Notes. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notifications of any defect or irregularity.

Acceptance of Old Notes for Exchange; Issuance of New Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all Old Notes properly tendered. We will issue the New Notes promptly after acceptance of the Old Notes. For purposes of an exchange offer, we will be deemed to have accepted properly tendered Old Notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to that of the surrendered old note. Under the registration rights agreement, we may be required to make additional payments of interest to the holders of the Old Notes under circumstances relating to the timing of the exchange offer.

In all cases, issuance of New Notes for Old Notes will be made only after timely receipt by the exchange agent of:

•	a certificate for the Old Notes, or a timely book-entry confirmation of the Old Notes, into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder of the Old Notes. In the case of Old Notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged Old Notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer. For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note.

Interest Payments on the New Notes

The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes for which they were exchanged, or if interest has not been paid in respect of the Old Notes, then from the date the Old Notes were first issued. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the date the Old Notes were issued or, if interest has already been paid on the Old Notes, the most recent interest payment date on the Old Notes. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer, and upon the consummation of the exchange offer, no amount will be paid in respect of previously accrued interest on the Old Notes that are exchanged for New Notes.

Withdrawal Rights

Tender of Old Notes may be properly withdrawn at any time before 12:00 midnight, New York City time, on the expiration date of the exchange offer.

For a withdrawal to be effective with respect to Old Notes, the exchange agent must receive a written notice of withdrawal before the expiration time delivered by hand, overnight by courier or by mail, at the address indicated under “—Exchange Agent” or, in the case of eligible institutions, at the facsimile number, or a properly transmitted “Request Message” through DTC’s ATOP system. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the Old Notes to be withdrawn;

•	identify the Old Notes to be withdrawn, including certificate numbers and principal amount of the Old Notes;

•	contain a statement that the holder is withdrawing its election to have the Old Notes exchanged;

•

other than a notice transmitted through DTC’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the Old Notes register the transfer of the Old Notes in the name of the person withdrawing the tender; and

•	specify the name in which the Old Notes are registered, if different from that of the depositor.

If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If Old Notes have been tendered in accordance with the procedure for book-entry transfer described below, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Old Notes.

Any Old Notes properly withdrawn will be deemed not to have been validly tendered for exchange. New Notes will not be issued in exchange unless the Old Notes so withdrawn are validly re-tendered.

Properly withdrawn Old Notes may be re-tendered by following the procedures described under “—Procedures for Tendering” above at any time at or before the expiration time.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any Old Notes for any New Notes, and, as described below, may terminate the exchange offer, whether or not any Old Notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

•

there shall occur a change in the current interpretation by the staff of the SEC which permits the New Notes issued pursuant to the exchange offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of the New Notes;

•

any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating to the exchange offer;

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with such exchange offer;

•	a banking moratorium shall have been declared by United States federal or New York State authorities;

•

trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended, or a limitation on prices for securities imposed, by order of the SEC or any other governmental authority;

•

an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

•

a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer; or

•

any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the Old Notes or the New Notes, which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer, with the acceptance of Old Notes for exchange or with the exchange of Old Notes for New Notes.

If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any Old Notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. Please read “—Expiration, Extension and Amendment” above.

If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered Old Notes to tendering holders;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered Old Notes until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

We may assert these conditions with respect to the exchange offer regardless of the circumstances giving rise to them. All conditions to the exchange offer, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived by us before the expiration of the exchange offer. We may waive any condition in whole or in part at any time in our reasonable discretion. Our failure to exercise our rights under any of the above circumstances does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time. Any determination by us concerning the conditions described above will be final and binding upon all parties.

If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the Old Notes, and we will extend the exchange offer for a period of five to ten business days, as required by applicable law, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Resales of New Notes

Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties that are not related to us, we believe that New Notes issued in the exchange offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders of the New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the New Notes are acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement or understanding with any person to participate in the distribution of the New Notes;

•	the holders are not “affiliates” of ours or of any of our subsidiary guarantors within the meaning of Rule 405 under the Securities Act; and

•	the holders are not broker-dealers who purchased Old Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. The staff of the SEC may not make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange Old Notes for New Notes will be required to represent that it meets the requirements above.

Any holder who is an affiliate of ours or any of our subsidiary guarantors or who intends to participate in the exchange offer for the purpose of distributing New Notes or any broker-dealer who purchased Old Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act:

•	cannot rely on the applicable interpretations of the staff of the SEC mentioned above;

•	will not be permitted or entitled to tender the Old Notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge by way of letter of transmittal that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. Please read “Plan of Distribution.” A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resales of New Notes received in exchange for Old Notes that the broker-dealer acquired as a result of market-making or other trading activities. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the exchange offer.

In addition, to comply with state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the New Notes to “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of New Notes in any state where an exemption from registration or qualification is required and not available.

Exchange Agent

The Bank of New York Mellon has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

The Bank of New York Mellon

By Mail: The Bank of New York Mellon P.O. Box 396 East Syracuse, New York 13057 Attn: Corporate Trust Operations Adam DeCapio	By Hand or Overnight Delivery: The Bank of New York Mellon 111 Sanders Creek East Syracuse, New York 13057 Attn: Corporate Trust Operations Adam DeCapio

TELEPHONE: 1-800-254-2826

FACSIMILE: 1-732-667-9408

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

The expenses of soliciting tenders pursuant to this exchange offer will be paid by us. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of Old Notes, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, New Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

Consequences of Failure to Exchange Outstanding Securities

Holders who desire to tender their Old Notes in exchange for New Notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor us is under any duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange.

Old notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the Old Notes and the existing restrictions on transfer set forth in the legend on the Old Notes set forth in the indenture for the notes. Except in limited circumstances with respect to specific types of holders of Old Notes, we will have no further obligation to provide for the registration under the Securities Act of such Old Notes. In general, Old Notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

We do not currently anticipate that we will take any action to register the Old Notes under the Securities Act or under any state securities laws. Upon completion of the exchange offer, holders of the Old Notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

Holders of the New Notes issued in the exchange offer, any Old Notes which remain outstanding after completion of the exchange offer and the previously issued notes will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Accounting Treatment

We will record the New Notes at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The costs associated with the exchange offer will be expensed as incurred.

Other

Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the term “Sabine Pass LNG” refers only to Sabine Pass LNG, L.P. and its Subsidiary and not to any of its partners or potential future subsidiaries.

The notes offered hereby are issued under an indenture between Sabine Pass LNG and The Bank of New York Mellon, as trustee (the “Trustee”), dated as of October 16, 2012 (the “indenture”). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The security documents referred to below under the caption “—Security” by and between Sabine Pass LNG and The Bank of New York Mellon (formerly The Bank of New York), as collateral trustee (the “Collateral Trustee”), contain the terms of the security arrangements that secure the notes.

The following description is a summary of the material provisions of the indenture and the security documents. It does not restate those agreements in their entirety. We urge you to read the indenture and the security documents because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the security documents are available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and Note Guarantees

The Notes

The notes:

•	are general obligations of Sabine Pass LNG;

•	are secured on a first-priority basis, subject only to Permitted Liens by security interests in all Shared Collateral owned or at any time acquired by Sabine Pass LNG;

•	are pari passu in right of payment with all existing and future Senior Debt of Sabine Pass LNG, including the SPLNG Existing Notes;

•	are senior in right of payment to any future Subordinated Indebtedness of Sabine Pass LNG; and

•	are unconditionally guaranteed by the Guarantors, if applicable.

The Guarantees of the Notes

The notes will be guaranteed by the Guarantors, which include all of Sabine Pass LNG’s Domestic Subsidiaries. Each Guarantee of the notes:

•	is a general obligation of the Guarantor;

•	is secured on a first-priority basis subject only to Permitted Liens by security interests in all Shared Collateral owned or at any time acquired by that Guarantor;

•	is pari passu in right of payment with all existing and future Senior Debt of that Guarantor; and

•	is senior in right of payment to any Subordinated Indebtedness of that Guarantor.

As of the Issue Date, the notes will not be guaranteed. The only current Subsidiary of Sabine Pass LNG has been designated an Unrestricted Subsidiary, and Unrestricted Subsidiaries will not guarantee the notes. In the future, the notes may be guaranteed by Domestic Subsidiaries, as described below under the caption “—Guarantees of the Notes”. Under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

Principal, Maturity and Interest

The notes will mature on November 1, 2020. Sabine Pass LNG issued the notes in an aggregate principal amount of $420.0 million. The notes accrue interest at 6.5% per annum, computed on the basis of a 360-day year comprising twelve 30-day months, from October 16, 2012 until maturity. Interest accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest is payable, in cash, on May 1 and November 1 of each year, beginning on May 1, 2013. Interest is payable to the holder of record of the notes in respect of the principal amount outstanding as of the immediately preceding April 15 or October 15, as the case may be. Interest on overdue principal and interest will accrue at a rate that is 50 basis points higher than the then applicable interest rate on the notes, but in no event will the rate of interest be higher than the maximum rate permitted by applicable law. Sabine Pass LNG will pay the holder of the notes the entire unpaid principal amount on the maturity date.

Methods of Receiving Payments on the Notes

All payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Sabine Pass LNG elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent and registrar. Sabine Pass LNG may change the paying agent or registrar without prior notice to the holders of the notes, and Sabine Pass LNG or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Sabine Pass LNG will not be required to transfer or exchange any note selected for redemption. Also, Sabine Pass LNG will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Guarantees of the Notes

The notes will be guaranteed by each of Sabine Pass LNG’s future Domestic Subsidiaries. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Sabine Pass LNG or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture and its Note Guarantee and the registration rights agreement pursuant to a supplemental indenture, appropriate Security Documents and registration rights agreement, in each case, satisfactory to the Trustee; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Sabine Pass LNG or a Restricted Subsidiary of Sabine Pass LNG, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2)	in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Sabine Pass LNG or a Restricted Subsidiary of Sabine Pass LNG, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3)	if Sabine Pass LNG designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4)	upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Project Accounts

Sabine Pass LNG will maintain a series of cash accounts (the “Project Accounts”) with the Collateral Trustee. The Project Accounts will be pledged to the Collateral Trustee for the benefit of the present and future holders of the Secured Obligations including notes. The following is a list of the Project Accounts through which the net proceeds of the notes and the revenues of the Project will flow:

Account	Currency	Location of Project Account
Revenue Account	US$	New York
Operating Account	US$	New York
Debt Payment Account	US$	New York
DSR Account	US$	New York

The DSR Account will be maintained and funded only for any Indebtedness that may be outstanding from time to time under the SPLNG 2006 Indenture, including any SPLNG Existing Notes that remain outstanding. No DSR account will be maintained or funded with respect to the notes, until such time as all outstanding indebtedness under the SPLNG 2006 Indenture has been refinanced or repaid in full. Once that occurs, there will be a DSR Account with respect to the Notes. However, an amount equal to one semi-annual interest payment with respect to the Notes will be required to be maintained in the Distribution Account.

Account Flows

Revenue Account

All revenue received by Sabine Pass LNG, including without limitation payments under terminal use or similar agreements in respect of the Project capacity, sales tax reimbursements and operating revenues from the Project shall be deposited in the Revenue Account. Amounts in the Revenue Account shall be applied as follows:

(i)	first, to fund the Operating Account with amounts sufficient to cover the succeeding 45 days of Operation and Maintenance Expenses, maintenance capital expenditures and, so long as the relevant state or local combined, consolidated or unitary tax return is properly filed that includes Sabine Pass LNG and Parent, State Tax Sharing Agreement;

(ii)	second, on the 30th day of each month, 1/6th of the amount of interest due on the notes and other Parity Secured Debt on the next interest payment date (plus any shortfall from any prior month subsequent to the preceeding interest payment date) shall be transferred to the Debt Payment Account;

(iii)	third, to pay outstanding principal then due and payable on the notes and other Parity Secured Debt;

(iv)	fourth, to pay taxes payable by Sabine Pass LNG or the Guarantors and payments in respect of taxes;

(v)	fifth, to replenish the DSR Account when the funds on hand in such account are less than the total amount of interest due and payable on the SPLNG Existing Notes on the next succeeding interest payment date for such notes (provided that such required amount shall be deemed reduced by the face amount of any Acceptable Letter of Credit or Acceptable Guarantees procured by Sabine Pass LNG for the benefit of the Collateral Trustee); and

(vi)	sixth, for all other purposes permitted by the indenture including Restricted Payments, subject to the limitations contained in the indenture.

Debt Payment Account

On each interest payment date, amounts on deposit in the Debt Payment Account shall be transferred to the Trustee to be applied to pay interest on the notes.

Operating Account

The Operating Account will be funded in U.S. dollars in the amount in the aggregate to be expended during the immediately following 45 days by Sabine Pass LNG and the Guarantors for operating lease payments, other Operation and Maintenance Expense, maintenance capital expenditures for the Project and, so long as the relevant state or local combined, consolidated or unitary tax return is properly filed that includes Sabine Pass LNG and Parent, the State Tax Sharing Agreement.

DSR Account

To the extent amounts are available as described in “Account Flows—Revenue Account” above, the DSR Account shall be funded in an amount not less than the amount required to make the next interest payment on the SPLNG Existing Notes on the next succeeding interest payment date for such notes. Amounts in excess of such interest payment shall be transferred to the Revenue Account. Pending disbursement, all funds contained in the DSR Account will be held as cash or invested in Cash Equivalents. Amounts in the DSR Account will be maintained in US dollars.

Discretionary Capital Expenditures and Restricted Payments

Any remaining funds after application through the cash waterfall described above may be used by Sabine Pass LNG to fund discretionary capital expenditures for the Project or, if the conditions set forth below under “—Certain Covenants—Restricted Payments” have been satisfied in full, to fund cash dividends or cash distributions in accordance with the provisions of the indenture.

Security

The payment of the notes, when due, and the performance of all other Parity Secured Debt are secured equally and ratably by liens upon Sabine Pass LNG’s rights in the Shared Collateral. The payment of the guarantees of each Guarantor and all other obligations of such Guarantor, when due, and the performance of all other obligations of such Guarantor with respect to Parity Secured Debt under the Secured Debt Documents are secured equally and ratably by liens upon such Guarantor’s rights in the Shared Collateral.

Collateral Trust Agreement

On November 9, 2006, Sabine Pass LNG and the other Pledgors entered into a collateral trust agreement with the Collateral Trustee, which sets forth the terms on which the Collateral Trustee receives, holds, administers, maintains, enforces and distributes the proceeds of all Liens upon any Shared Collateral at any time delivered to it, in trust for the benefit of the present and future holders of the Secured Obligations, including the holders of the notes. The notes will be designated as Parity Secured Debt for purposes of the collateral trust agreement.

Collateral Trustee

Pursuant to the collateral trust agreement, Sabine Pass LNG has appointed the Collateral Trustee for the benefit of the holders of:

•	the notes;

•	the SPLNG Existing Notes;

•	any and all future Parity Secured Debt; and

•	all other Secured Obligations outstanding from time to time.

The Collateral Trustee (directly or through co-trustees, agents or sub-agents) holds, and is entitled to enforce, all Liens on the Shared Collateral.

Except as provided in the collateral trust agreement or the Security Documents or as directed by an Act of Required Debtholders, the Collateral Trustee is not obligated:

(1)	to act upon directions purported to be delivered to it by any other Person;

(2)	to foreclose upon or otherwise enforce any Lien; or

(3)	to take any other action whatsoever with regard to any or all of the Security Documents, the Liens created thereby or the Shared Collateral.

Shared Collateral

The indenture and the Security Documents provide that:

(1)	the notes are secured, together with all other Parity Secured Debt of Sabine Pass LNG, equally and ratably by security interests granted to the Collateral Trustee in all of the assets of Sabine Pass LNG, and

(2)	each Guarantor’s subsidiary guarantees are secured, together with such Guarantor’s guarantee of all future Parity Secured Debt of such Guarantor, equally and ratably by security interests granted to the Collateral Trustee in all assets of such Guarantor.

The Shared Collateral consists of substantially all of the operating assets of Sabine Pass LNG and the Guarantors, including:

(1)	a pledge by the Limited Partner and the General Partner of all ownership interests in Sabine Pass LNG;

(2)	a collateral assignment of Sabine Pass LNG’s rights in the Material Project Agreements;

(3)	a collateral assignment of Sabine Pass LNG’s rights in the Sabine Pass Liquefaction TUA;

(4)	a mortgage on all real property, machinery and equipment;

(5)	a security interest in all Project Accounts and Permitted Investments;

(6)	a collateral assignment of all insurance policies;

(7)	a collateral assignment of all intellectual property and Project related governmental approvals to the extent assignable;

(8)	a collateral assignment of all receivables;

(9)	a pledge of any intercompany debt; and

(10)	a pledge of Sabine Pass LNG’s interest, if any, in the inventory of natural gas or LNG stored on the Project’s premises.

Additional Parity Secured Debt

The indenture and the Security Documents provide that Sabine Pass LNG may incur additional Parity Secured Debt by issuing other secured indebtedness not prohibited by the indenture that qualifies as Parity Secured Debt. The additional Parity Secured Debt will be pari passu with the notes, will be guaranteed on a pari passu basis by each Guarantor and will be secured by the Shared Collateral equally and ratably with the notes for as long as the notes and guarantees of notes, subject to the covenants contained in the indenture, are secured by the Shared Collateral. The additional Parity Secured Debt will only be permitted to share in the Shared Collateral if such Indebtedness and the related Liens are permitted to be incurred under the covenants described below under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Certain Covenants—Liens.”

Equal and Ratable Sharing of Shared Collateral by Holders of Parity Secured Debt

Notwithstanding (1) anything to the contrary contained in the Secured Debt Documents, (2) the time of incurrence of any Series of Parity Secured Debt, (3) the order or method of attachment or perfection of any Liens securing any Series of Parity Secured Debt, (4) the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Shared Collateral, (5) the time of taking possession or control over any Shared Collateral or (6) the rules for determining priority under any law governing relative priorities of Liens:

(A)	all Liens at any time granted by the General Partner, the Limited Partner, Sabine Pass LNG or any of its subsidiaries in the Shared Collateral to secure any of the Parity Secured Debt shall secure, equally and ratably, all liabilities of the General Partner, the Limited Partner, Sabine Pass LNG or such subsidiary under or in respect of the Parity Secured Debt; and

(B)	all proceeds of all Liens at any time granted by the General Partner, the Limited Partner, Sabine Pass LNG or any of its subsidiaries in the Shared Collateral to secure any of the Parity Secured Debt shall be allocated and distributed equally and ratably on account of all liabilities of the General Partner, the Limited Partner, Sabine Pass LNG or such subsidiary under or in respect of the Parity Secured Debt.

The foregoing provision is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Parity Secured Debt and each present and future Secured Debt Representative.

Enforcement of Security Interests

If the Collateral Trustee at any time receives written notice that any event has occurred that constitutes a default under any Secured Debt Document entitling the Collateral Trustee to foreclose upon, collect or otherwise enforce its Liens thereunder, it will promptly deliver written notice thereof to each Secured Debt Representative. Thereafter, the Collateral Trustee may await direction by an Act of Required Debtholders and will act, or decline to act, as directed by an Act of Required Debtholders, in the exercise and enforcement of the Collateral Trustee’s interests, rights, powers and remedies in respect of the Shared Collateral or under the Security Documents or applicable law and, following the initiation of such exercise of remedies, the Collateral Trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Debtholders. Unless it has been directed to the contrary by an Act of Required Debtholders, the Collateral Trustee in any event may (but will not be obligated to) take or refrain from taking such action with respect to any default under any Secured Debt Document as it may deem advisable and in the best interest of the holders of Secured Obligations.

Junior Liens

The indenture also permits Sabine Pass LNG and the Guarantors to grant Liens on all or portions of the Shared Collateral that are subordinated to the Liens securing the Secured Obligations. See “Certain Covenants— Liens.” These Liens will be subject to subordination terms set forth in the collateral trust agreement, including an agreement by the holders of such Liens not to exercise any remedies with respect to the Shared Collateral until the Secured Debt Termination Date. The holders of such Liens will also not be entitled to the proceeds of any Shared Collateral upon a sale thereof until the Secured Debt Termination Date.

Order of Application

The collateral trust agreement provides that if, pursuant to the exercise of any default remedies set forth in any security document, any Shared Collateral is sold or otherwise realized upon by the Collateral Trustee, the proceeds received by the Collateral Trustee in respect of such Shared Collateral will be distributed by the Collateral Trustee in the following order of application (the “Order of Application”):

FIRST, to the payment of all reasonable legal fees and expenses and other reasonable costs or expenses or other liabilities of any kind incurred by the Collateral Trustee or any co-trustee or agent in connection with any security document, including the reimbursement to any Secured Debt Representative of any amounts theretofore advanced by such Secured Debt Representative for the payment of such fees, costs and expenses;

SECOND, to the Collateral Trustee (without duplication) in an amount equal to the Collateral Trustee’s fees which are unpaid and to any Secured Debt Representative which has theretofore advanced or paid any such Collateral Trustee’s fees in an amount equal to the amount thereof so advanced or paid by such Secured Debt Representative;

THIRD, to the respective Secured Debt Representatives for application to the Parity Secured Debt equally and ratably until all Parity Secured Debt has been paid in full in cash for distribution, to (1) in the case of note Obligations, to the Trustee for application pursuant to the indenture and (2) in the case of all other Parity Secured Debt, to the respective Secured Debt Representatives for application pursuant to the applicable Secured Debt Documents; and

FOURTH, any surplus remaining after the payment in full in cash of all of the Secured Obligations shall be paid to the applicable Pledgor, its successors or assigns, or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

Release of Security Interests

The indenture and the collateral trust agreement provide that the Collateral Trustee’s Liens upon the Shared Collateral will be released:

(1)	in whole, at any time, if neither Sabine Pass LNG nor any Guarantor has any Secured Debt nor Junior Lien Debt secured by Liens under the Security Documents;

(2)	as to any or all Shared Collateral at any time, if (A) consent to the release of Shared Collateral has been given by an Act of Required Debtholders and (B) such release has become effective in accordance with the terms of such consent;

(3)	as to (A) deposits in any cash collateral account that are to be applied to fund any mandatory prepayment or purpose offer (including an Asset Sale Offer) that becomes required as to any Secured Debt as a result of a sale of assets, concurrently with such application, so long as effective provision is made for apportionment of such funding to all holders of Secured Debt entitled to participate in such mandatory prepayment or purchase offer in accordance with their respective entitlements under the Secured Debt Documents; and (B) deposits in any cash collateral account that constitute proceeds from an asset sale that are permitted under the Secured Debt Documents to be reinvested or otherwise are not required under the Secured Debt Documents to be reinvested or otherwise are not required to be applied to a mandatory prepayment or purchase offer in respect of any Secured Debt, concurrently with such reinvestment in assets constituting Shared Collateral or other permitted use under the Secured Debt Documents;

(4)	in accordance with the provisions of the Security Documents as in effect from time to time; or

(5)	in order to permit the consummation of any Asset Sales permitted by the indenture.

With respect to the notes or each series of notes, the indenture also provides that the Collateral Trustee’s Liens upon Shared Collateral will no longer secure the note Obligations with respect to the notes or that series of notes and the right of the holders of such note Obligations to the benefits and proceeds of the Collateral Trustee’s Liens on Shared Collateral will terminate and be discharged:

(1)	upon satisfaction and discharge of the indenture as set forth under the caption “—Satisfaction and Discharge”;

(2)	upon a Legal Defeasance or Covenant Defeasance with respect to that series of notes as set forth under the caption “—Legal Defeasance and Covenant Defeasance”; or

(3)	upon payment in full in cash of the applicable notes and all other related note Obligations that are outstanding, due and payable at the time the notes are paid in full in cash.

Sabine Pass LNG will otherwise comply with the provisions of TIA §314(b).

To the extent applicable, Sabine Pass LNG will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities or relating to the substitution therefor of any property or securities to be subjected to the Lien of the Security Documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an officer of Sabine Pass LNG except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, Sabine Pass LNG will not be required to comply with all or any portion of TIA §314(d) (1) with respect to certain ordinary course of business releases of Shared Collateral as described in the indenture and (2) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Shared Collateral.

To the extent applicable, Sabine Pass LNG will furnish to the Trustee, prior to each proposed release of Shared Collateral pursuant to the Security Documents:

(1)	all documents required by TIA §314(d); and

(2)	an opinion of counsel to the effect that such accompanying documents constitute all documents required by TIA §314(d).

Optional Redemption

Except as provided below and in the final paragraph under “—Repurchase at the Option of Holders— Change of Control,” the notes will not be redeemable at Sabine Pass LNG’s option prior to November 1, 2016.

On or after November 1, 2016, Sabine Pass LNG may on one or more occasions redeem all or a part of the notes, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date) if redeemed during the twelve month period beginning on November 1 of the years indicated below:

Year	Redemption Price
2016	103.250%
2017	101.625%
2018 and thereafter	100.000%

At any time or from time to time prior to November 1, 2016, Sabine Pass LNG may, at its option, also redeem all or a part of the notes, at a redemption price equal to the Make-Whole Price (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

“Make-Whole Price” with respect to any notes to be redeemed, means an amount equal to the greater of:

(1)	100% of the principal amount of such notes; and

(2)	the sum of the present values of (a) the redemption price of such notes at November 1, 2016 (as set forth above) and (b) the remaining scheduled payments of interest from the redemption date to November 1, 2016 (not including any portion of such payments of interest accrued as of the redemption date) discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points;

plus, in the case of both (1) and (2), accrued and unpaid interest on such notes, if any, to the redemption date.

“Comparable Treasury Issue” means, with respect to notes to be redeemed, the U.S. Treasury security selected by an Independent Investment Banker as having a maturity most nearly equal to the period from the redemption date to November 1, 2016, that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity; provided that if such period is less than one year, then the U.S. Treasury security having a maturity of one year shall be used.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means Credit Suisse Securities (USA) LLC or any of its successors, or, if such firm or its successors, if any, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by Sabine Pass LNG.

“Reference Treasury Dealer” means each of Credit Suisse Securities (USA) LLC and four additional primary Government Securities dealers in New York City (each a “Primary Treasury Dealer”) selected by Sabine Pass LNG, and their respective successors; provided, however, that if such firm or any such successor, as the case may be, shall cease to be a primary Government Securities dealer in New York City, Sabine Pass LNG shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(159)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

The notice of redemption with respect to the foregoing redemption need not set forth the Make-Whole Price but only the manner of calculation thereof. Sabine Pass LNG will notify the Trustee of the Make-Whole Price with respect to any redemption promptly after the calculation, and the Trustee shall not be responsible for such calculation.

At any time prior to November 1, 2015, Sabine Pass LNG may on one or more occasions redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 106.5% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), in an amount not to exceed the net proceeds of one or more completed Equity Offerings by Sabine Pass LNG, provided that:

(1)	at least 65% of the aggregate principal amount of the notes issued under the Indenture on the Issue Date remains outstanding immediately after the occurrence of such redemption (excluding notes held by Sabine Pass LNG and its Subsidiaries); and

(2)	the redemption occurs within 180 days of the date of the closing of such Equity Offering.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

No notes of $100,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Open Market Purchases; No Mandatory Redemption or Sinking Fund

Sabine Pass LNG may at any time and from time to time purchase notes in the open market or otherwise. Sabine Pass LNG is not required to make mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Issuer may be required to offer to purchase the Notes as described under the captions “—Repurchase at the Option of Holders—Change of Control”, and “—Repurchase at the Option of Holders—Asset Sales.” The Issuer and its Restricted Subsidiaries may at any time and from time to time purchase Notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require Sabine Pass LNG to repurchase all or any part (equal to $100,000 and integral multiples of $1,000 in excess thereof) of that holder’s notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, Sabine Pass LNG will offer payment (a “Change of Control Payment”) in cash equal to not less than 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest to the date of repurchase (the “Change of Control Payment Date,” which date will be no earlier than the date of such Change of Control). No later than 30 days following any Change of Control, Sabine Pass LNG will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Sabine Pass LNG will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, or compliance with the Change of Control provisions of the indenture would constitute a violation of any such laws or regulations, Sabine Pass LNG will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, Sabine Pass LNG will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Sabine Pass LNG.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $100,000 or an integral multiple of $1,000 in excess thereof.

Sabine Pass LNG will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If holders of not less than 95% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and Sabine Pass LNG, or any third party making a Change of Control Offer in lieu of Sabine Pass LNG as described above, purchases all of the notes validly tendered and not withdrawn by such holders, Sabine Pass LNG will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest thereon, to the date of redemption.

The provisions described above that require Sabine Pass LNG to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Sabine Pass LNG repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. Sabine Pass LNG will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Sabine Pass LNG and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and our Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Sabine Pass LNG will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Sabine Pass LNG (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale equal to the greater of (i) the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) an amount equal to the invested cost of the assets sold or otherwise disposed of, less depreciation; and

(2)	at least 90% of the consideration therefor received by Sabine Pass LNG or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Sabine Pass LNG’s or such Restricted Subsidiary’s most recent consolidated balance sheet (or as would be shown on Sabine Pass LNG’s consolidated balance sheet as of the date of such Asset Sale) of Sabine Pass LNG or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a written novation agreement that releases Sabine Pass LNG or such Restricted Subsidiary from further liability therefor; and

(b)	any securities, notes or other obligations received by Sabine Pass LNG or any such Restricted Subsidiary from such transferee that are converted by Sabine Pass LNG or such Restricted Subsidiary into cash within 90 days after such Asset Sale, to the extent of the cash received in that conversion.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Sabine Pass LNG (or the applicable Restricted Subsidiary, as the case may be) may apply an amount equal to such Net Proceeds:

(1)	to repay Senior Debt, including SPLNG Existing Notes; or

(2)	to make any capital expenditure or to purchase Replacement Assets (or enter into a binding agreement to make such capital expenditure or to purchase such Replacement Assets; provided that (a) such capital expenditure or purchase is consummated within the later of (x) 360 days after the receipt of the Net Proceeds from the related Asset Sale and (y) 180 days after the date of such binding agreement and (b) if such capital expenditure or purchase is not consummated within the period set forth in subclause (a), the amount not so applied will be deemed to be Excess Proceeds (as defined below)).

Pending the final application of any Net Proceeds, Sabine Pass LNG may reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

An amount equal to any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs will constitute “Excess Proceeds.” If on any date, the aggregate amount of Excess Proceeds exceeds $25.0 million, then within ten Business Days after such date, Sabine Pass LNG will make an offer (an “Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain unapplied after consummation of an Asset Sale Offer, Sabine Pass LNG and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the assets of Sabine Pass LNG and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of the indenture described under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant.

Sabine Pass LNG will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, or compliance with the Asset Sale provisions of the indenture would constitute a violation of any such laws or regulations, Sabine Pass LNG will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The future agreements governing Sabine Pass LNG’s other Indebtedness may contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require Sabine Pass LNG to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Sabine Pass LNG. In the event a Change of Control or Asset Sale occurs at a time when Sabine Pass LNG is prohibited from purchasing notes, Sabine Pass LNG could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Sabine Pass LNG does not obtain a consent or repay those borrowings, Sabine Pass LNG will remain prohibited from purchasing notes. In that case, Sabine Pass LNG’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other Indebtedness. Finally, Sabine Pass LNG’s ability to pay cash to the holders of notes upon a repurchase may be limited by Sabine Pass LNG’s then existing financial resources.

Events of Loss

After any Event of Loss, Sabine Pass LNG may apply the Net Loss Proceeds from the Event of Loss to the rebuilding, repair, replacement or construction of improvements to the Project, with no obligation to make any purchase of any notes, provided, that with respect to any Event of Loss that results in Net Loss Proceeds equal to or greater than $100.0 million:

(1)	Sabine Pass LNG delivers to the Trustee within 120 days of such Event of Loss a written opinion from a reputable contractor that the Project can be rebuilt, repaired, replaced or constructed and operating within 540 days following such Event of Loss; and

(2)	Sabine Pass LNG delivers to the Collateral Trustee within 120 days of such Event of Loss a certificate from an Authorized Officer certifying that the applicable entity has available from Net Loss Proceeds, cash on hand, binding equity commitments with respect to funds, anticipated insurance proceeds and/or available borrowings under Indebtedness permitted under the indenture to complete the rebuilding, repair, replacement or construction described in clause (1) above and to pay debt service on its Indebtedness during the repair or restoration period.

Any Net Loss Proceeds that are not reinvested (or committed for reinvestment by Sabine Pass LNG) within 540 days following an Event of Loss will be deemed “Excess Loss Proceeds.” Within 15 days following the date on which the aggregate amount of Excess Loss Proceeds exceeds $100.0 million, Sabine Pass LNG will make an offer (an “Excess Loss Offer”) to all holders of notes to purchase the maximum principal amount of notes that may be purchased out of the Excess Loss Proceeds. The offer price in any Excess Loss Offer will be equal to 100% of principal amount plus accrued and unpaid interest to, but excluding, the date of purchase, and will be payable in cash. If any Excess Loss Proceeds remain after consummation of an Excess Loss Offer, Sabine Pass LNG may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes tendered into such Excess Loss Offer exceeds the amount of Excess Loss Proceeds, the Trustee will select the notes to be purchased on a pro rata basis. Upon completion of each Excess Loss Offer, the amount of Excess Loss Proceeds will be reset at zero.

If any payment date in connection with an Excess Loss Offer is on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such note was registered at the close of business on such record date.

Sabine Pass LNG will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Excess Loss Offer. To the extent that the provisions of any securities laws or regulations conflict with the Excess Loss provisions of the indenture, Sabine Pass LNG will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Excess Loss provisions of the indenture by virtue of such conflict. Pending their application, all Net Loss Proceeds will be invested in Cash Equivalents held in an account in which the Collateral Trustee has a perfected security interest for the benefit of the holders of Secured Obligations, subject only to Permitted Liens. Sabine Pass LNG may withdraw funds from the collateral account upon delivery of a certificate of the Authorized Officers that such funds will be used to pay for or reimburse that entity for either (1) the actual cost of a permitted use of Net Loss Proceeds as provided above or (2) the Event of Loss Offer, in each case pursuant to the terms of the Security Documents. Sabine Pass LNG shall grant to the Collateral Trustee, on behalf of the holders, a security interest, subject only to Permitted Liens, on any property or assets rebuilt, repaired, replaced or constructed with such Net Loss Proceeds on the terms set forth in the indenture and the Security Documents.

In the event of an Event of Loss pursuant to clause (3) of the definition of “Event of Loss” with respect to property or assets that have a Fair Market Value (or replacement cost, if greater) in excess of $5.0 million, Sabine Pass LNG will be required to receive consideration at least 90% of which is in the form of cash or Cash Equivalents.

Certain Covenants

Restricted Payments

Sabine Pass LNG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of Sabine Pass LNG’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Sabine Pass LNG or any of its Restricted Subsidiaries) or to the direct or indirect holders of Sabine Pass LNG’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Sabine Pass LNG) and other than dividends or distributions payable to Sabine Pass LNG or a Restricted Subsidiary of Sabine Pass LNG;

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Sabine Pass LNG) any Equity Interests of Sabine Pass LNG or any direct or indirect Parent of Sabine Pass LNG;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness (excluding any intercompany Indebtedness between or among Sabine Pass LNG and any of its Restricted Subsidiaries), except (a) a payment of interest or principal at the Stated Maturity thereof or (b) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2)	Sabine Pass LNG would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of Additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” (for the avoidance of doubt, the Restricted Payment itself will not be considered in such pro forma calculation);

(3)	the Debt Payment Account has on deposit the Required Debt Payment Amount; and

(4)	the Distribution Account has on deposit the Required Note Payment Amount.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of (i) the substantially concurrent sale (other than to a Subsidiary of Sabine Pass LNG) of, Equity Interests of Sabine Pass LNG (other than Disqualified Stock) or (ii) from the substantially concurrent contribution (other than by a Subsidiary of Sabine Pass LNG) of capital to Sabine Pass LNG in respect of its Equity Interests (other than Disqualified Stock); provided, that 50% of the net cash proceeds pursuant to clause (i) above that are not retained or expended by Sabine Pass LNG shall be used to make an offer to the holders of the notes and to the holder of other Parity Secured Debt, to purchase the maximum principal amount of notes and such other Parity Secured Debt that may be purchased with such 50% of the net cash proceeds. The offer price for the notes and the Parity Secured Debt will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any such net cash proceeds remain unapplied after consummation of the offer, Sabine Pass LNG and its Restricted Subsidiaries may use those proceeds for any purpose not otherwise prohibited by the indenture;

(3)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness (including the payment of any required premium and any fees and expenses incurred in connection with such repurchase, redemption, defeasance or other acquisition) with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness so long as such Permitted Refinancing Indebtedness has a final scheduled maturity date equal or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) 360 days following the maturity date of the notes;

(4)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Sabine Pass LNG to the holders of the Equity Interests (other than Disqualified Stock) of such Restricted Subsidiary; provided that such dividend or similar distribution is paid to all holders of such Equity Interests on a pro rata basis based upon their respective holdings of such Equity Interests;

(5)

the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Sabine Pass LNG or any Restricted Subsidiary of Sabine Pass LNG held by any of Parent’s or Sabine Pass LNG’s (or any of its Restricted Subsidiaries’) current or former directors or employees; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any twelve-month period (with unused amounts in any 12-month period being permitted to be carried over into succeeding 12-month periods; subject to a maximum payment of $2.5 million in any twelve-month period); provided, further, that the amounts in any 12-month period may be increased by an amount not to exceed the cash proceeds received by Sabine Pass LNG or any of its Restricted Subsidiaries from the sale of Sabine Pass LNG’s Equity Interests (other than Disqualified Stock) or Parent’s Equity Interests to any such directors or employees that occurs after the First Indenture Date;

(6)	the repurchase, redemption or other acquisition or retirement of Equity Interests deemed to occur upon the exercise or exchange of stock options, warrants or other similar rights to the extent such Equity Interests represent a portion of the exercise or exchange price of those stock options, and the repurchase, redemption or other acquisition or retirement of Equity Interests made in lieu of withholding taxes resulting from the exercise or exchange of stock options, warrants or other similar rights;

(7)	payments to fund the purchase by Sabine Pass LNG of fractional shares arising out of stock dividends, splits or combination or business combinations;

(8)	the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Sabine Pass LNG or any Restricted Subsidiary of Sabine Pass LNG issued on or after the First Indenture Date in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(9)	Permitted Payments to Parent; and

(10)	payments for fees and costs pursuant to the Management Services Agreement, payments to the Operator pursuant to the O&M Agreement, so long as the relevant state or local combined, consolidated or unitary tax return is properly filed that includes Sabine Pass LNG and Parent, payments under the State Tax Sharing Agreement and, without duplication, payments under Section 6.6 of the Partnership Agreement.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Sabine Pass LNG or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount, and the Fair Market Value of any non-cash Restricted Payment exceeding $15.0 million shall be determined conclusively by two senior officers of Sabine Pass LNG acting in good faith whose conclusions with respect thereto shall be set forth in an officers’ certificate delivered to the Trustee, provided, however, that if the Fair Market Value of any non-cash Restricted Payment exceeds $25.0 million, such Fair Market Value shall be determined conclusively by the Board of Directors of the General Partner and set forth in a board resolution, and a certified copy of such board resolution shall be delivered to the Trustee. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (10) above or is entitled to be made pursuant to the first paragraph of this covenant, Sabine Pass LNG shall, in its sole discretion, classify such Restricted Payment, or later classify, reclassify or re-divide all or a portion of such Restricted Payment, in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

Sabine Pass LNG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur,” with “incurrence” having a correlative meaning) any Indebtedness (including Acquired Debt), and Sabine Pass LNG will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Sabine Pass LNG may incur Indebtedness (including Acquired Debt) and issue Disqualified Stock, and Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) and issue preferred stock, if additional equity investments in Sabine Pass LNG are made (other than to redeem or repurchase outstanding Indebtedness), in which case Sabine Pass LNG and any of its Restricted Subsidiaries may incur $1.00 of additional Indebtedness for each $1.00 so contributed and Sabine Pass LNG has received written confirmation from each Credit Rating Agency that no Ratings Decline will occur as a result of the incurrence of such additional Indebtedness.

Notwithstanding the foregoing, the first paragraph of this covenant will not prohibit the incurrence of any of the following (the items of Indebtedness described below in this paragraph being referred to collectively as “Permitted Debt”):

(1)	the incurrence by Sabine Pass LNG and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and the exchange notes and the related Note Guarantees issued pursuant to the registration rights agreement, and the incurrence by Sabine Pass LNG and the Guarantors of Indebtedness represented by the SPLNG Existing Notes;

(2)	the incurrence by Sabine Pass LNG or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (1), (2) and (13) of this paragraph;

(3)	the issuance by any of Sabine Pass LNG’s Restricted Subsidiaries to Sabine Pass LNG or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Sabine Pass LNG or a Restricted Subsidiary of Sabine Pass LNG; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either Sabine Pass LNG or a Restricted Subsidiary of Sabine Pass LNG, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (3);

(4)	the incurrence, assumption or creation of obligations of Sabine Pass LNG or a Restricted Subsidiary pursuant to Interest Rate and Currency Hedges;

(5)	the incurrence of a Guarantee by Sabine Pass LNG or any of its Restricted Subsidiaries of Indebtedness of Sabine Pass LNG or a Restricted Subsidiary of Sabine Pass LNG that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is Subordinated Indebtedness, then the Guarantee shall be subordinated to the same extent as the contractual subordination applicable to the Indebtedness guaranteed;

(6)	the incurrence by Sabine Pass LNG of Indebtedness in an amount not to exceed $100.0 million to finance the restoration of the Project following an Event of Loss;

(7)	the incurrence by Sabine Pass LNG of Indebtedness in respect of working capital in an amount not to exceed $20.0 million;

(8)	the incurrence by Sabine Pass LNG or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance bonds, completion bonds, bid bonds, appeal bonds and surety bonds or other similar bonds or obligations, and any Guarantees or letters of credit functioning as or supporting any of the foregoing;

(9)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(10)	the incurrence by Sabine Pass LNG of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the notes;

(11)	Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of Sabine Pass LNG and its Restricted Subsidiaries in the ordinary course of business;

(12)	Subordinated Indebtedness between or among Sabine Pass LNG and/or any of its Restricted Subsidiaries; and

(13)	the incurrence by Sabine Pass LNG or the Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), not to exceed $25.0 million. In addition to Permitted Debt described in clauses (1) through (13) above, Sabine Pass LNG may incur additional Indebtedness (other than Parity Secured Debt) (the “Additional Indebtedness”) so long as (i) the Fixed Charge Coverage Ratio for Sabine Pass LNG’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the Additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such period and (ii) Sabine Pass LNG has received written confirmation from each Credit Rating Agency that no Ratings Decline will occur as a result of the incurrence of the Additional Indebtedness.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Sabine Pass LNG will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Sabine Pass LNG as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Sabine Pass LNG or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such asset at the date of determination; and

(b)	the amount of the Indebtedness of the other Person; and

(3)	the principal amount of the Indebtedness, in the case of any other Indebtedness.

Liens

Sabine Pass LNG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Sabine Pass LNG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	(x) pay dividends or make any other distributions on its Capital Stock to Sabine Pass LNG or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or (y) pay any indebtedness owed to Sabine Pass LNG or any of its Restricted Subsidiaries;

(2)	make loans or advances to Sabine Pass LNG or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to Sabine Pass LNG or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements or instruments governing existing indebtedness as in effect on the First Indenture Date and any amendments, restatements, modifications, increases, renewals, supplements, refundings, replacements or refinancings of those agreements or instruments; provided that the amendments, restatements, modifications, increases, renewals, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements or instruments on the First Indenture Date;

(2)	the indenture, the notes, the Note Guarantees and the Security Documents;

(3)	applicable law, rule, regulation or order;

(4)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(5)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(6)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(7)	Permitted Debt, including Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(9)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, security agreements, mortgages, purchase money agreements and other similar agreements or instruments entered into with the approval of the Board of Directors of the General Partner, which limitation is applicable only to the assets that are the subject of such agreements;

(10)	Interest Rate and Currency Hedges permitted from time to time under the indenture; and

(11)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

Sabine Pass LNG will not, directly or indirectly, consolidate, amalgamate or merge with or into another Person (regardless of whether Sabine Pass LNG is the surviving corporation), convert into another form of entity or continue in another jurisdiction; or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of Sabine Pass LNG and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) Sabine Pass LNG is the surviving entity; or (b) the Person formed by or surviving any such consolidation, amalgamation or merger or resulting from such conversion (if other than Sabine Pass LNG) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)	the Person formed by or surviving any such conversion, consolidation, amalgamation, or merger (if other than Sabine Pass LNG) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Sabine Pass LNG under the notes, the indenture, the Security Documents and the registration rights agreement, in each case, pursuant to agreements reasonably satisfactory to the Trustee;

(3)	immediately after such transaction or transactions, no Default or Event of Default exists; and

(4)	Sabine Pass LNG or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Sabine Pass LNG), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

The surviving entity will succeed to, and be substituted for, and may exercise every right and power of, Sabine Pass LNG under the indenture, but, in the case of a lease of all or substantially all of its assets, Sabine Pass LNG will not be released from the obligation to pay the principal of and interest on the notes.

In addition, Sabine Pass LNG will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)	a merger of Sabine Pass LNG with an Affiliate solely for the purpose of changing the jurisdiction of organization of Sabine Pass LNG to another jurisdiction; or

(2)	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Sabine Pass LNG and its Restricted Subsidiaries.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Transactions with Affiliates

Sabine Pass LNG will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction that is otherwise permitted hereunder with or the benefit of an Affiliate (including guarantees and assumptions of obligations of an Affiliate) (each, an “Affiliate Transaction”), except:

(1)	to the extent required by applicable law;

(2)	to the extent required or contemplated by the O&M Agreement, the Management Services Agreement, the Sabine Liquefaction TUA or State Tax Sharing Agreement;

(3)	upon terms no less favorable to Sabine Pass LNG than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate, or, if no comparable arm’s-length transaction with a Person that is not an Affiliate is available, then on terms that are determined by the Board of Directors of the General Partner to be fair in light of all factors considered by said Board of Directors to be pertinent to Sabine Pass LNG;

(4)	for any Project processing or use agreement with an Affiliate of Sabine Pass LNG; provided that the terms of such agreement provide for the recovery of at least the incremental Operation and Maintenance Expenses associated with operations pursuant to such agreement and Sabine Pass LNG has entered into the required Security Documents; and

(5)	Subordinated Loans between or among Sabine Pass LNG, any of its Restricted Subsidiaries and/or any of their Affiliates.

Prior to entering into any agreement with an Affiliate, Sabine Pass LNG shall deliver to the Collateral Trustee a certificate of an Authorized Officer as to the satisfaction of the applicable condition set forth in clauses (2), (3), (4) and (5) above.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Sabine Pass LNG or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)	transactions between or among Sabine Pass LNG and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of Sabine Pass LNG) that is an Affiliate of Sabine Pass LNG solely because Sabine Pass LNG owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of Sabine Pass LNG;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of Sabine Pass LNG to Affiliates of Sabine Pass LNG;

(6)	any Permitted Investments or Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments”;

(7)	Permitted Payments to Parent; and

(8)	any contracts, agreements or understandings existing as of the Issue Date or disclosed in the offering circular, and any amendments to or replacements of such contracts, agreements or understandings so long as any such amendment or replacement is not more disadvantageous to Sabine Pass LNG or to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date.

Business Activities

Sabine Pass LNG will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Sabine Pass LNG and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If (a) Sabine Pass LNG or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary, and (b) that newly acquired or created Domestic Subsidiary is or becomes obligated with respect to any Indebtedness, then such Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the Trustee within 15 business days of the date on which the conditions in both (a) and (b) above were satisfied; provided that any Domestic Restricted Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the General Partner may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Sabine Pass LNG and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Sabine Pass LNG. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of Sabine Pass LNG as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the General Partner giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Sabine Pass LNG as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” Sabine Pass LNG will be in default of such covenant. The Board of Directors of the General Partner may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Sabine Pass LNG; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Sabine Pass LNG of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Limitation on Sale and Leaseback Transactions

Sabine Pass LNG will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Sabine Pass LNG and any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

(1)	Sabine Pass LNG or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens”;

(2)	the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of the General Partner and set forth in an officers’ certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

(3)	the transfer of assets in that sale and leaseback transaction is permitted by, and Sabine Pass LNG applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Debt Service Reserve for Notes

Sabine Pass LNG will, commencing from the first Monthly Transfer Date (as defined in the Security Documents) following the Issue Date, until the earlier of the refinancing or repayment in full or maturity of the 2016 Notes, maintain, or cause to be maintained, on deposit in the Distribution Account an amount not less than the Required Note Payment Amount and Sabine Pass LNG will not, and will not permit any of its Restricted Subsidiaries to, cause or permit any withdrawal of funds on deposit in the Distribution Account if after giving effect or pro forma effect to such withdrawal, the balance remaining in the Distribution Account would be less than the Required Note Payment Amount. From and after the date of the earlier of the refinancing or repayment in full or maturity of the 2016 Notes, Sabine Pass LNG will ensure that the DSR Account is dedicated to the Notes and all Parity Secured Debt and will make each deposit to the DSR Account in the order of priority otherwise required under the Security Deposit Agreement in an amount that is equal to the Required Note Payment Amount plus an additional amount equal to the next interest payment due on any other Parity Secured Debt.

Advances to Subsidiaries

All advances to Restricted Subsidiaries made by Sabine Pass LNG will be evidenced by intercompany notes in favor of Sabine Pass LNG. These intercompany notes will be pledged pursuant to the pledge agreements as Shared Collateral to secure the notes. Each intercompany note will be payable upon demand and will bear interest at the weighted average interest rate on the notes and will be subordinated in right of payment to all existing Senior Debt of the Restricted Subsidiary to which the loan is made. “Senior Debt” of Subsidiaries for the purposes of the intercompany notes will be defined as all Indebtedness of the Restricted Subsidiaries that is not specifically by its terms made pari passu with or junior to the intercompany notes. A form of intercompany note will be attached as an exhibit to the indenture. Repayments of principal with respect to any intercompany notes will be required to be deposited in the Revenue Account for application in accordance with the provisions set forth under “—Account Flows—Revenue Account” above.

Sabine Pass LNG will not permit any Restricted Subsidiary in respect of which Sabine Pass LNG is a creditor by virtue of an intercompany note to incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of such Restricted Subsidiary and senior in any respect in right of payment to any intercompany note.

Payments for Consent

Sabine Pass LNG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Maintenance of Existence

Subject to the rights of Sabine Pass LNG under “—Merger, Consolidation or Sale of Assets,” Sabine Pass LNG shall do all things necessary to maintain: (i) its corporate, limited liability company or partnership, as applicable, existence in its jurisdiction of organization; provided, that the foregoing shall not prohibit conversion into another form of entity or continuation in another jurisdiction and (ii) the power and authority (corporate and otherwise) necessary under the applicable law to own its properties and to carry on the business of the Project. Each of Sabine Pass LNG and the Guarantors shall not dissolve, liquidate, and shall not take any action to amend or modify its corporate constituent or governing documents where such amendment would be adverse in any material respect to the holders of the notes.

Ownership

Sabine Pass LNG will not, and will not permit any of its Restricted Subsidiaries to, and the Limited Partner and the General Partner will not, permit either Sabine Pass LNG or any of the Guarantors to issue, sell, transfer or dispose of any Capital Stock of Sabine Pass LNG or any Guarantor, other than to the Limited Partner and the General Partner, Sabine Pass LNG or one of the Guarantors.

Accounting and Cost Control Systems

Sabine Pass LNG shall maintain, or cause to be maintained, its own management information and cost accounting systems for the Project at all times in accordance with prudent industry practice.

Access

Each of Sabine Pass LNG and its Restricted Subsidiaries shall grant the Collateral Trustee or its designee from time to time, including but not limited to during the pendency of a Default or an Event of Default, reasonable access to all of its books and records, quality control and performance test data, all other data relating to the Project and the physical facilities of the Project and an opportunity to discuss accounting matters with Sabine Pass LNG’s independent auditors, provided that all such inspections are conducted during normal business hours in a manner that does not unreasonably disrupt the operation of the Project. The Collateral Trustee shall also have the right to monitor, witness and appraise the operation of the Project. So long as a Default or any Event of Default has occurred and is continuing, the reasonable fees and documented expenses of such persons shall be for the account of Sabine Pass LNG.

Environmental Audits

If the Collateral Trustee reasonably believes that a violation or threat of violation of any environmental law may have occurred that might reasonably be expected to have a Material Adverse Effect, or if a Default or an Event of Default has occurred, Sabine Pass LNG shall, upon receipt of a written communication setting forth the basis for such belief, grant access to and assist any environmental consultants for the purpose of conducting any environmental compliance audits requested by the Collateral Trustee in its reasonable discretion and all reasonable costs associated with any such audits shall be paid by Sabine Pass LNG and the Guarantors.

Preservation of Assets

Each of Sabine Pass LNG and its Restricted Subsidiaries shall maintain its assets in good repair and shall make such repairs and replacements as are required in accordance with prudent industry practice.

Insurance

Each of Sabine Pass LNG and its Restricted Subsidiaries will keep the Project property of an insurable nature and of a character usually insured, insured with financially sound insurers with all risk property and general liability coverage (including deductibles and exclusions) and in such form and amounts as are customary for project facilities of similar type and scale to the Project. Sabine Pass LNG will cause with limited exceptions, each insurance policy to name the Collateral Trustee on behalf of the secured parties and the secured parties as additional insureds as their interest may appear.

Taxes

Each of Sabine Pass LNG and its Restricted Subsidiaries shall (i) file or cause to be filed all tax returns required to be filed by it, and (ii) pay and discharge, before the same shall become delinquent, after giving effect to any applicable extensions, all taxes imposed on it or its property (including interest and penalties) unless such taxes are being contested in good faith and by appropriate proceedings, appropriate reserves are maintained with respect thereto and such proceedings, if adversely determined, could not reasonably be expected to have a Material Adverse Effect. Each of Sabine Pass LNG and its Restricted Subsidiaries shall promptly notify the Collateral Trustee, in reasonable detail, of any material disputes pending between it and any governmental authority relating to taxes.

Compliance with Law

Each of Sabine Pass LNG and its Restricted Subsidiaries shall (i) comply with all applicable laws, rules, regulations and orders of governmental authorities (including without limitation environmental, health and safety, mining, port and railway and native title laws), except where such failure to comply could not reasonably be expected to have a Material Adverse Effect and (ii) notify the Collateral Trustee promptly following the initiation of any proceedings or material disputes with any governmental authority or other parties relating to compliance or noncompliance with any such law, rule, regulation or order.

Safety Precautions

Each of Sabine Pass LNG and its Restricted Subsidiaries shall implement and administer safety, health and environmental procedures for the Project consistent with all applicable environmental, health and safety laws, rules, regulations and orders, including with respect to all contractors and subcontractors, except where the failure to so implement and administer could not reasonably be expected to have a Material Adverse Effect.

Maintenance of Approvals for Transaction Documents

Each of Sabine Pass LNG and its Restricted Subsidiaries shall maintain or cause to be maintained all third-party authorizations that are necessary for (i) the execution, delivery and performance by it of the Material Project Agreements to which it is a party and (ii) the incurrence and guarantee of the notes, as the case may be, in good standing, in full force and effect.

Material Project Agreements

Each of Sabine Pass LNG and its Restricted Subsidiaries shall comply in all material respects with its payment and other material obligations under the Material Project Agreements, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Sabine Pass LNG and the Guarantors must notify the Collateral Trustee when entering into or terminating any Material Project Agreement and provide a copy of any such contract to the Collateral Trustee. Each of Sabine Pass LNG and its Restricted Subsidiaries shall not agree to any material amendment or termination of any Material Project Agreement to which it is or becomes a party unless (i) a copy of such amendment or termination has been delivered to the Collateral Trustee at least 10 Business Days in advance of the effective date thereof along with an officer’s certificate of a Responsible Officer certifying that the proposed amendment or termination could not reasonably be expected to have a Material Adverse Effect or (ii) Sabine Pass LNG has obtained the consent of a majority of the holders of the notes to such amendment or termination; provided, that without the consent of the holders of a majority of the outstanding principal amount of the notes, Sabine Pass LNG will not: (x) take any action under the Sabine Pass Liquefaction TUA that would cause or would enable an Anchor Customer to reduce the monthly reservation fee or operating fee; (y) amend a terminal use agreement with an Anchor Customer to decrease the tenor, reduce the monthly reservation fee or operating fee, amend the force majeure provisions, the taxes and regulatory costs sharing provisions, or the agreement termination provisions in a manner adverse to Sabine Pass LNG, or reduce the aggregate amount of any guarantee in respect of such terminal use agreement; or (z) agree to take, or take, title to LNG or natural gas (other than LNG or natural gas to which Sabine Pass LNG has taken title in connection with cool down or retainage or pursuant to any terminal use or similar agreement as a result of the failure of any customer of Sabine Pass LNG to take redelivery of any natural gas at any delivery point) from any Anchor Customer.

Operation of the Project

Sabine Pass LNG shall (i) cause the Project to be operated, repaired and maintained at all times in substantial accordance with prudent industry practice and the Material Project Agreements, (ii) maintain or caused to be maintained such spare parts and inventory as are consistent with the Material Project Agreements and prudent industry practice and (iii) maintain or cause to be maintained at the Project site a complete set of plans and specifications for the Project.

Technology

Sabine Pass LNG shall maintain in place all licenses and other rights with respect to technology, in each case to the extent necessary for the operation or maintenance of the Project at any time, except where the failure to take such actions or maintain such licenses or rights could not reasonably be expected to have a Material Adverse Effect.

Preservation of Security Interests

Each of Sabine Pass LNG and its Restricted Subsidiaries shall preserve, maintain and perfect the first priority security interests subject to Permitted Liens granted under the Security Documents and preserve and protect the Collateral as set forth in the Security Documents.

Accounts

Sabine Pass LNG shall cause the Project Accounts to be established and maintained at all times in accordance with the indenture, shall maintain no bank accounts other than the Project Accounts and checking, demand deposit or similar accounts with any financial institutions and shall make no transfer, deposit or withdrawal from any Project Account, except in each case as specifically permitted in the indenture.

Credit Rating Agencies

Sabine Pass LNG shall use its commercially reasonable efforts to cause the notes to be rated by at least two Credit Rating Agencies. If one of the two Credit Rating Agencies ceases to be a “nationally recognized statistical rating organization” registered with the SEC or ceases to be in the business of rating securities of the type and nature of the notes, Sabine Pass LNG and the Guarantors may replace the rating received from it with a rating from any other “nationally recognized statistical rating organization” in the business of rating securities of the type and nature of the notes.

Reports

Sabine Pass LNG shall file with the Trustee, and the Trustee shall provide noteholders, within 15 days after it files them with the SEC, copies of its annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that Sabine Pass LNG is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

In addition, Sabine Pass LNG has agreed that, for so long as any notes remain outstanding, it will furnish to the Holders and Beneficial Owners of the notes and to securities analysts and prospective investors in the notes, upon their request, the information required to be delivered pursuant to Rule l44A(d)(4) under the Securities Act.

So long as any of the notes are outstanding, Sabine Pass LNG shall furnish or cause to be furnished to Noteholders and (upon the request thereof delivered to Sabine Pass LNG or the Trustee) to holders of an interest in any Global Note (i) annual consolidated financial statements of Sabine Pass LNG prepared in accordance with GAAP (together with notes thereto and a report thereon by an independent accountant of established national reputation), such statements to be so furnished within 105 days after the end of the fiscal year covered thereby and (ii) unaudited consolidated financial statements of Sabine Pass LNG for each of the first three fiscal quarters of each fiscal year of Sabine Pass LNG and the corresponding quarter and year-to-year period of the prior year prepared in all material respects on a basis consistent with the annual financial statements furnished pursuant to clause (i) of this paragraph, such statements to be so furnished within 60 days after the end of each such quarter.

Events of Default and Remedies

Events of Default

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest on the notes;

(2)	default in payment when due of the principal of, or premium, if any, on the notes;

(3)	failure by Sabine Pass LNG to comply with its obligations described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” or to consummate a purchase of notes when required pursuant to the covenants described under the captions “—Repurchase at the Option of Holders—Change of Control” or “—Repurchase at the Option of Holders—Asset Sales;”

(4)	failure by Sabine Pass LNG or any of its Restricted Subsidiaries for 30 days to comply with the provisions described under the captions “—Certain Covenants—Restricted Payments” or “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control” or “—Repurchase at the Option of Holders—Asset Sales” to the extent not described in clause (3) above;

(5)	failure by Sabine Pass LNG or any of its Restricted Subsidiaries for 60 days after notice from the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes to comply with any of the other agreements in the indenture, the Security Documents or the notes unless covered by another Event of Default;

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Sabine Pass LNG or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Sabine Pass LNG or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more; but only if such Indebtedness remains unpaid or the acceleration unrescinded;

(7)	any final judgment or decree (to the extent not covered by insurance) for the payment of money in excess of $25.0 million is entered against Sabine Pass LNG or any of its Restricted Subsidiaries and is not paid or discharged, and there is any period of 60 consecutive days following entry of such final judgment or decree during which a stay of enforcement of such final judgment or decree, by reason of pending appeal or otherwise, is not in effect;

(8)	breach by Sabine Pass LNG or any of its Restricted Subsidiaries of any material representation or warranty or agreement in the Security Documents unless remedied within 60 days of Sabine Pass LNG obtaining knowledge of such breach;

(9)	except as permitted by the indenture, any Security Document of the General Partner, the Limited Partner, Sabine Pass LNG or of any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any such Pledgor, or any Person acting on behalf of any such Pledgor, denies or disaffirms its obligations under the Security Document to which it is a party or shall cease to grant the holders any of the Collateral or rights purported to be granted thereunder;

(10)	the failure by Sabine Pass LNG or any Guarantor to comply in all material respects with its payment and other material obligations under a Material Project Agreement and within 60 days after actual knowledge by Sabine Pass LNG or any Guarantor of such failure to comply, such failure has not been remedied by Sabine Pass LNG or the relevant Guarantor (as applicable) within 60 days or if not capable of cure within 60 days, Sabine Pass LNG or such Guarantor has commenced curing such default within 60 days and diligently pursues such cure; provided such cure is completed within 180 days of such knowledge;

(11)	except as permitted by the indenture, any Note Guarantee of any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any such Guarantor, or any Person acting on behalf of any such Guarantor, denies or disaffirms its obligations under its Note Guarantee;

(12)	the Project is abandoned in whole; and

(13)	certain events of bankruptcy or insolvency described in the indenture with respect to Sabine Pass LNG or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

The indenture contains a provision providing that in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Sabine Pass LNG, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. However, the effect of such provision may be limited by applicable laws. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately by notice in writing to Sabine Pass LNG specifying the Event of Default.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium.

Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the Trustee to pursue the remedy;

(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the Trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the notes.

Sabine Pass LNG is required to deliver to the Trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Sabine Pass LNG is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, member, partner or stockholder of Sabine Pass LNG or any Guarantor (including, without limitation, the General Partner, the Limited Partner and the Parent), as such, will have any liability for any obligations of Sabine Pass LNG or the Guarantors under the notes, the indenture, the Note Guarantees, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Sabine Pass LNG may at any time, at the option of the Board of Directors of its General Partner evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium on, such notes when such payments are due from the trust referred to below;

(2)	Sabine Pass LNG’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and Sabine Pass LNG’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, Sabine Pass LNG may, at its option and at any time, elect to have the obligations of Sabine Pass LNG and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Sabine Pass LNG must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Sabine Pass LNG must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)

in the case of Legal Defeasance, Sabine Pass LNG has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) Sabine Pass LNG has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Sabine Pass LNG has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Sabine Pass LNG or any Guarantor is a party or by which Sabine Pass LNG or any Guarantor is bound;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Sabine Pass LNG or any of its Subsidiaries is a party or by which Sabine Pass LNG or any of its Subsidiaries is bound;

(6)	Sabine Pass LNG must deliver to the Trustee an officers’ certificate stating that the deposit was not made by Sabine Pass LNG with the intent of preferring the holders of notes over the other creditors of Sabine Pass LNG with the intent of defeating, hindering, delaying or defrauding creditors of Sabine Pass LNG or others;

(7)	Sabine Pass LNG must deliver to the Trustee an officers’ certificate stating that all conditions precedent set forth in clauses (1) through (6) of this paragraph have been complied with; and (8) Sabine Pass LNG must deliver to the Trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications and exclusions), stating that all conditions precedent set forth in clauses (2), (3) and (5) of this paragraph have been complied with; provided that the opinion of counsel with respect to clause (5) of this paragraph may be to the knowledge of such counsel.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the notes or the indenture or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding under the indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the notes and the indenture or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of each series of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes; provided, however, that any purchase or repurchase of notes, including pursuant to the covenants described above under the caption “—Repurchase at the Option of Holders,” shall not be deemed a redemption of the notes;

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

(7)	waive a redemption payment with respect to any note; provided, however, that any purchase or repurchase of notes, including pursuant to the covenants described above under the caption “—Repurchase at the Option of Holders,” shall not be deemed a redemption of the notes;

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, Sabine Pass LNG, the Guarantors and the Trustee may amend or supplement the notes and the indenture or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of Sabine Pass LNG’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Sabine Pass LNG’s or such Guarantor’s assets, as applicable;

(4)	to effect the release of a Guarantor from its Note Guarantee and the termination of such Note Guarantee, all in accordance with the provisions of the indenture governing such release and termination;

(5)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(6)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the TIA;

(7)	to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture or the Note Guarantees or the notes;

(8)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the Issue Date;

(9)	to add any Note Guarantee; or

(10)	to provide for a successor Trustee in accordance with the provisions of the indenture.

Any such amendment or supplement that imposes any obligation upon the Collateral Trustee or adversely affects the rights of the Collateral Trustee in its individual capacity will become effective only with the consent of the Collateral Trustee.

Amendment of Security Documents

The collateral trust agreement provides that no amendment or supplement to the provisions of any security document will be effective without the approval of the obligors party thereto and the Collateral Trustee acting as directed by an Act of Required Debtholders, except that:

(1)	any amendment or supplement that has the effect solely of (i) adding or maintaining Shared Collateral, securing additional Secured Debt that was otherwise permitted by the terms of the Secured Debt Documents to be secured by the Shared Collateral or preserving or perfecting the Liens thereon or the rights of the Collateral Trustee therein; (ii) curing any ambiguity, defect or inconsistency; (iii) providing for the assumption of Sabine Pass LNG’s or another Pledgor’s obligations under any Security Document in the case of a merger or consolidation or sale of all or substantially all of such Pledgor’s assets, as applicable; (iv) releasing a Pledgor from a Security Document and the termination of such Security Document, all in accordance with the provisions of the indenture governing such release and termination; (v) making any change that would provide any additional rights or benefits to the holders of notes or the Collateral Trustee or that does not adversely affect the legal rights under the indenture of any such holder or the Collateral Trustee; (vi) conforming the text of the collateral trust agreement or any other Security Document to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the collateral trust agreement or such Security Document; or (vii) adding any Security Document, will become effective when executed and delivered by the obligors party thereto and the Collateral Trustee as directed by such obligors; and

(2)	no amendment or supplement that imposes any obligation upon the Collateral Trustee or any Secured Debt Representative in its individual capacity or adversely affects the rights of the Collateral Trustee or any Secured Debt Representative in its individual capacity will become effective without the additional consent of the Collateral Trustee or such Secured Debt Representative, in its individual capacity.

Any amendment or supplement to the provisions of the Security Documents that releases Shared Collateral will be effective only in accordance with the requirements set forth above under the caption “—Release of Security Interests.”

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes under the indenture that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Sabine Pass LNG, have been delivered to the Trustee for cancellation; or

(b)	all notes under the indenture that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Sabine Pass LNG or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(3)	such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Sabine Pass LNG or any Guarantor is a party or by which Sabine Pass LNG or any Guarantor is bound;

(4)	Sabine Pass LNG or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(5)	Sabine Pass LNG has delivered irrevocable instructions to the Trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Sabine Pass LNG must deliver to the Trustee (a) an officers’ certificate, stating that all conditions precedent set forth in clauses (1) through (5) above have been satisfied, and (b) an opinion of counsel (which opinion of counsel may be subject to customary assumptions and qualifications), stating that all conditions precedent set forth in clauses (3) and (5) above have been satisfied; provided that the opinion of counsel with respect to clause (3) above may be to the knowledge of such counsel.

Governing Law

The indenture, the notes and the Notes Guarantees are governed by the laws of the State of New York.

Concerning the Trustee

If the Trustee becomes a creditor of Sabine Pass LNG or any Guarantor, the indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes under the indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture, registration rights agreement and Security Documents without charge by writing to Sabine Pass LNG, L.P., 700 Milam Street, Suite 800, Houston, Texas 77002, USA, Attention: Corporate Secretary.

Book-Entry, Delivery and Form

The New Notes, like the Old Notes, will be represented by one or more permanent global notes in registered form without interest coupons (the “Global Notes”).

The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”) in New York, New York, and registered in the name of DTC or its nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for New Notes in registered, certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”)), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Sabine Pass LNG takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuer that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the Persons in whose names the new Notes, including the Global Notes, are registered as the owners of the new Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the new Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of new Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of the Participants or Indirect Participants in identifying the beneficial owners of the new Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the new Notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised the Issuer that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended new Notes in registered, certificated form, and to distribute such new Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuer, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1)	DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Issuer fails to appoint a successor depositary;

(2)	the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes (DTC has advised the Issuer that, in such event, under its current practices, DTC would notify its Participants of the Issuer’s request, but will only withdraw beneficial interests from a Global Note at the request of each DTC Participant); or

(3)	there will have occurred and be continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See “Notice to Investors.”

Same Day Settlement and Payment

The Issuer will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuer will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acceptable Guarantee” means an unconditional guarantee, from an entity with long term unsecured and unguaranteed senior debt rated not less than A from S&P and A2 from Moody’s.

“Acceptable Letter of Credit” means an irrevocable letter of credit from a bank or trust company with a combined capital and surplus of at least $1,000,000,000 whose long term unsecured and unguaranteed senior debt rated not less than A from S&P and A2 from Moody’s.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Act of Required Debtholders” means, as to any matter at any time prior to the Discharge of the Parity Secured Debt, a direction in writing delivered to the Collateral Trustee by or with the written consent of the holders of more than 50% of the sum of:

(a)	the aggregate outstanding principal amount of Parity Secured Debt; and

(b)	other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Parity Secured Debt.

For purposes of this definition, (a) Parity Secured Debt registered in the name of, or beneficially owned by, Sabine Pass LNG or any Affiliate of Sabine Pass LNG (other than notes held by any Person that is an Affiliate of Sabine Pass LNG as of the First Indenture Date and that is regulated by any banking or insurance authority) will be deemed not to be outstanding, and (b) votes will be determined in accordance with the provisions of the Collateral Trust Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. Notwithstanding the foregoing, the definition of “Affiliate” shall not encompass (a) any individual solely by reason of his or her being a director, officer or employee of any Person and (b) the Collateral Trustee or any note holder solely in their capacity as such.

“Anchor Customer” means Total Gas & Power North America, Inc., Chevron U.S.A. Inc. and any replacements for Total Gas & Power North America, Inc. or Chevron USA Inc. having (or having a guarantor with) a credit rating of not less than A/A2 and engaged in the international gas, petroleum or LNG business.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Sabine Pass LNG and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of Sabine Pass LNG’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(2)	a transfer of assets between or among Sabine Pass LNG and any of its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of Sabine Pass LNG to Sabine Pass LNG or to any Restricted Subsidiary of Sabine Pass LNG;

(4)	the sale, lease or other disposition of (a) products, services, inventory or accounts receivable in the ordinary course of business or (b) equipment or other assets pursuant to a program for the maintenance or upgrading of such equipment or assets and the disposition of obsolete equipment, equipment that is damaged or worn out or assets no longer needed in the business of Sabine Pass LNG;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)	settlement, release, waiver or surrender of contract, tort or other claims in the ordinary course of business or a grant of a Lien not prohibited by the indenture;

(7)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment; and

(8)	the sale or other disposition of cool down gas and excess retainage gas.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Authorized Officer” means a Chief Executive Officer, President, Vice President, Chief Financial Officer, Treasurer or Corporate Secretary of the General Partner.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)	marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(4)	certificates of deposit, demand deposit accounts and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(5)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)	commercial paper or tax exempt obligations having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(7)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition or a money market fund or a qualified investment fund (including any such fund for which the Collateral Trustee or any Affiliate thereof acts as an advisor or a manager) given one of the two highest long-term ratings available from S&P or Moody’s.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation or sale or other transfer of equity of any direct or indirect owner of the General Partner of Sabine Pass LNG), in one transaction or a series of related transactions, of all or substantially all of the properties or assets of the General Partner of Sabine Pass LNG to any “person” (as that term is used in Section 13(d) of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of Sabine Pass LNG; or

(3)

the consummation of any transaction (including, without limitation, any merger or consolidation, but excluding any person (as defined above) becoming the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent or any successor thereof), the result of which is that any “person” (as defined above), other than Parent or any successor or subsidiary thereof, becomes the

Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the General Partner, measured by voting power rather than number of shares which occurrence is followed by a Ratings Decline within 90 days thereof.

“Commission” or “SEC” means the United States Securities and Exchange Commission.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent deducted in computing such Consolidated Net Income; plus

(2)	all extraordinary, unusual or non-recurring items of loss or expense to the extent deducted in computing such Consolidated Net Income; plus

(3)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(4)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(5)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(6)	all non-cash charges related to restricted stock and redeemable stock interests granted to officers, directors and employees, to the extent deducted in computing such Consolidated Net Income; minus

(7)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	the cumulative effect of a change in accounting principles will be excluded; and

(4)	any non-cash mark-to-market adjustments to assets or liabilities resulting in unrealized gains or losses in respect of Interest Rate and Currency Hedges (including those resulting from the application of SFAS 133) shall be excluded.

“Credit Rating Agencies” means Moody’s, S&P and any other “nationally recognized statistical rating organization” registered with the Commission.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

“Debt Payment Account” has the meaning given to such term under the heading “Project Accounts.”

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Sabine Pass LNG to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Sabine Pass LNG may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Sabine Pass LNG and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Distribution Account” means an account established with the Collateral Trustee and entitled the “Sabine LNG Distribution Account.”

“Domestic Subsidiary” means any Restricted Subsidiary of Sabine Pass LNG that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Sabine Pass LNG.

“DSR Account” has the meaning given to such term under the heading “Project Accounts”.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any issuance or sale of Equity Interests (other than Disqualified Stock) of Sabine Pass LNG to any Person (other than a Restricted Subsidiary of Sabine Pass LNG) or a contribution to the equity capital of Sabine Pass LNG by any Person (other than a Restricted Subsidiary of Sabine Pass LNG).

“Event of Loss” means, whether in respect of a single event or a series of related events, any of the following:

(1)	any loss, destruction or damage of the Project;

(2)	any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of the Project, or confiscation of the Project or the requisition of the use of the Project in each case by a governmental authority; or

(3)	any settlement in lieu of clause (2) above.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the General Partner (unless otherwise provided in the indenture).

“First Indenture Date” means November 8, 2006.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period. In the event that Fixed Charges are zero and Consolidated Cash Flow is greater than zero, the Fixed Charge Coverage Ratio will be greater than 2.0 to 1.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in good faith on a reasonable basis by a responsible financial or accounting officer of Sabine Pass LNG;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Interest Rate Agreements; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Sabine Pass (other than Disqualified Stock) or to Sabine Pass or a Restricted Subsidiary of Sabine Pass, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“General Partner” means Sabine Pass LNG-GP, LLC, a Delaware limited liability company (formerly Sabine Pass LNG-GP, Inc., a Delaware corporation).

“Government Securities” means securities that are direct obligations of, or obligations guaranteed by, the United States of America for the timely payment of which its full faith and credit is pledged.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each Subsidiary of Sabine Pass LNG that executes a Note Guarantee in accordance with the provisions of the indenture, and each such Person’s respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate and Currency Hedges and, in the case of Sabine Pass LNG, commodity hedges relating to the purchase of LNG for cool down of the Project.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $1,000,000 and whose total revenues for the most recent 12-month period do not exceed $1,000,000.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Interest Rate and Currency Hedges or commodity hedges relating to the purchase of LNG for cool down of the Project,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Interest Rate and Currency Hedges and such commodity hedges) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (a) all indebtedness of any other Person, of the types described above in clauses (1) through (6), secured by a Lien on any asset of the specified Person (regardless of whether such indebtedness is assumed by the specified Person) and (b) to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person, of the types described above in clauses (1) through (6).

Notwithstanding the foregoing, the following shall not constitute Indebtedness:

(a)	any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable, including all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and in accordance with the other applicable terms of the instrument governing such indebtedness;

(b)	any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such obligation is extinguished within five Business Days of its incurrence.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Interest Rate and Currency Hedges” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Sabine Pass LNG or any Subsidiary of Sabine Pass LNG sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Sabine Pass LNG such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Sabine Pass LNG, Sabine Pass LNG will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Sabine Pass LNG’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Sabine Pass LNG or any Subsidiary of Sabine Pass LNG of a Person that holds an Investment in a third Person will be deemed to be an Investment by Sabine Pass LNG or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the first date of original issuance of the notes under the indenture.

“Junior Lien” means a Lien granted by a security document to the Collateral Trustee upon any property of Sabine Pass or any Guarantor that is junior to the Liens securing the Secured Obligations.

“Junior Lien Debt” means: Additional Indebtedness that is secured by a Junior Lien but only if on or before the day on which such Indebtedness is incurred by Sabine Pass LNG such Indebtedness is designated by Sabine Pass LNG, in an officer’s certificate by an Authorized Officer delivered to the Collateral Trustee on or before such date, as Junior Lien Debt for the purposes of each of the Junior Lien Documents and the collateral trust agreement.

“Junior Lien Documents” means all agreements governing, securing or relating to any Junior Lien Obligations.

“Junior Lien Obligations” means the Junior Lien Debt and all other Obligations in respect of Junior Lien Debt.

“Lease Agreements” means the agreements between Sabine Pass LNG and any land owner granting a lease of real property situated in Cameron Parish, Louisiana in connection with the Project.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or Houston, Texas or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest.

“Limited Partner” means Sabine Pass LNG-LP, LLC, a Delaware limited liability company.

“LNG” means liquefied natural gas.

“Management Services Agreement” means the Amended and Restated Management Services Agreement, dated August 9, 2012, by and between Sabine Pass LNG and Cheniere LNG Terminals, Inc., for the management, administration, development and operation of the Project and for the management and administration of Sabine Pass LNG, as amended and in effect from time to time.

“Material Adverse Effect” means any event or condition which has a material adverse effect on the business or financial condition of Sabine Pass LNG or the ability of Sabine Pass LNG to perform its payment obligations under notes.

“Material Project Agreements” means:

(1)	any terminal use agreement signed with an Anchor Customer (and any guarantee thereof);

(2)	the Management Services Agreement;

(3)	the O&M Agreement;

(4)	each Omnibus Agreement;

(5)	the Lease Agreements; and

(6)	any amendment or replacement of (or guarantee or credit support related to) any of the foregoing, from time to time.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Loss Proceeds” means the aggregate cash proceeds received by Sabine Pass LNG or any of its Restricted Subsidiaries in respect of any Event of Loss, including, without limitation, insurance proceeds, condemnation awards or damages awarded by any judgment, net of: (1) the direct costs in recovery of such proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof); (2) amounts required to be and actually applied to the repayment of Indebtedness (other than Indebtedness that is subordinated in right of payment to the notes or the Note Guarantees) permitted under the indenture that is secured by a Permitted Lien on the asset or assets that were the subject of such Event of Loss that ranks prior to the security interest of the Collateral Trustee in those assets; and (3) any taxes or tax distributions paid or payable as a result of the receipt of such cash proceeds.

“Net Proceeds” means the aggregate cash proceeds received by Sabine Pass LNG or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither Sabine Pass LNG nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Sabine Pass LNG or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Sabine Pass or any of its Restricted Subsidiaries.

“Note Documents” means the notes, the indenture, the Note Guarantees and the Security Documents, as amended and in effect from time to time.

“Note Guarantee” means the Guarantee by each Guarantor of Sabine Pass LNG’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“O&M Agreement” means the Amended and Restated Operation and Maintenance Agreement (Sabine Pass LNG Facilities), dated August 9, 2012, by and among Sabine Pass LNG, Cheniere LNG O&M Services, LLC and the Operator, for the operation of the Project, as amended and in effect from time to time.

“Omnibus Agreements” means (a) the Omnibus Agreement dated as of September 2, 2004 between Total LNG USA, Inc. and Sabine Pass LNG and (b) the Omnibus Agreement dated as of November 8, 2004 between Sabine Pass LNG and Chevron U.S.A. Inc., as amended and in effect from time to time.

“Operating Account” has the meaning given to such term under the heading “Operating Account”.

“Operation and Maintenance Expenses” means, for any period, the sum, computed without duplication, of the following: (a) general and administrative expenses including expense reimbursements payable to the manager pursuant to the Partnership Agreement and for ordinary course fees and costs of the manager pursuant to the Management Services Agreement plus (b) expenses for operating the Project and maintaining it in good repair and operating condition payable during such period, including the ordinary course fees and costs of the Operator payable pursuant to the O&M Agreement plus (c) insurance costs payable during such period plus (d) applicable sales and excise taxes (if any) payable or reimbursable by Sabine Pass LNG during such period plus (e) franchise taxes payable by Sabine Pass LNG during such period plus (f) property taxes payable by Sabine Pass LNG during such period plus (g) any other direct taxes (if any) payable by Sabine Pass LNG during such period plus (h) costs and fees attendant to the obtaining and maintaining in effect the Government Approvals payable during such period plus (i) legal, accounting and other professional fees attendant to any of the foregoing items payable during such period plus (j) all other cash expenses payable by Sabine Pass LNG in the ordinary course of business. Operation and Maintenance Expenses shall exclude, to the extent included above: (i) payments into any of the Project Accounts during such period, (ii) payments of any kind with respect to Restricted Payments during such period, (iii) depreciation for such period, (iv) any capital expenditure including permitted capital expenditures and (v) any payments of any kind with respect to any restoration during such period.

“Operator” means Cheniere Energy Partners GP, LLC, or such other person from time to time party to the O&M Agreement as ‘Operator’.

“Parent” means Cheniere Energy, Inc., a Delaware corporation.

“Parity Lien” means a Lien granted by a Security Document to the Collateral Trustee, at any time, upon any property of Sabine Pass LNG or any Guarantor to secure Parity Secured Debt.

“Parity Secured Debt” means all notes outstanding under the indenture, SPLNG Existing Notes and any other Indebtedness of Sabine Pass LNG (including additional notes), which may be guaranteed by the Guarantors, that is secured equally and ratably with the notes by a Parity Lien that was permitted to be incurred pursuant to clauses (2), (5), (6), (7), (11) and (13) of the definition of Permitted Debt.

“Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of Sabine Pass, LNG L.P., effective as of June 30, 2010, as amended and in effect from time to time.

“Permitted Business” means the construction, operation, expansion, reconstruction, debottlenecking, improvement and maintenance of the Project, and all activity necessary or undertaken in connection with the foregoing.

“Permitted Investments” means:

(1)	any Investment in Sabine Pass LNG or in a Restricted Subsidiary of Sabine Pass LNG that is a Guarantor and that is engaged in the Permitted Business;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Sabine Pass LNG or any Restricted Subsidiary of Sabine Pass LNG in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Sabine Pass LNG; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Sabine Pass LNG or a Restricted Subsidiary of Sabine Pass LNG;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5)	any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Sabine Pass LNG or any of its Subsidiaries;

(6)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Sabine Pass LNG or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)	Investments represented by Hedging Obligations;

(8)	advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(9)	loans or advances to employees made in the ordinary course of business of Sabine Pass or any Restricted Subsidiary of Sabine Pass in an aggregate principal amount not to exceed $2.5 million at any one time outstanding;

(10)	repurchases of the notes;

(11)	advances, deposits and prepayments for purchases of any assets, including any Equity Interests;

(12)	advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Sabine Pass LNG or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(13)	receivables owing to Sabine Pass LNG or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Sabine Pass LNG or any such Restricted Subsidiary deems reasonable under the circumstances;

(14)	Investments received as a result of a foreclosure by Sabine Pass LNG or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(15)	surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits and prepaid expenses in the ordinary course of business;

(16)	Guarantees of Indebtedness permitted under the covenant contained under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(17)	Investments existing on the First Indenture Date; and

(18)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding not to exceed $10.0 million.

“Permitted Liens” means:

(1)	Liens in favor of Sabine Pass LNG or any Restricted Subsidiary;

(2)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Sabine Pass LNG or any Subsidiary of Sabine Pass LNG; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Sabine Pass LNG or the Subsidiary;

(3)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by Sabine Pass LNG or any Subsidiary of Sabine Pass LNG; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(4)	bankers’ Liens, rights of setoff and Liens to secure the performance of bids, tenders, trade or governmental contracts, leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(5)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clauses (2), (5), (6), (7), (11) and (13) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(6)	Liens existing on the First Indenture Date;

(7)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(8)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business or incident to the development of the Project or any restoration of the Project following an Event of Loss;

(9)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and other encumbrances and imperfections to title that do not in the aggregate materially adversely affect the value of said properties they encumber or materially impair their use in the operation of the business of such Person;

(10)	Liens created for the benefit of (or to secure) the notes (or the Note Guarantees), and the SPLNG Existing Notes (or any note guarantees related thereto);

(11)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)	the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(12)	to the extent, in each case, not otherwise resulting in an Event of Default, Liens arising by reason of a judgment, decree or court order and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

(13)	Liens contained in purchase and sale agreements limiting the transfer of assets pending the closing of the transactions contemplated thereby;

(14)	Liens created in connection with advances or deposits made in connection with the purchase of assets or Equity Interests;

(15)	Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of Sabine Pass LNG or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets;

(16)	Liens in favor of the Trustee as provided for in the indenture on money or property held or collected by the Trustee in its capacity as Trustee;

(17)	Liens incurred in the ordinary course of business of Sabine Pass LNG or any Subsidiary of Sabine Pass LNG with respect to obligations that do not exceed $10.0 million at any one time outstanding;

(18)	Liens referred to in the title policy currently in effect with respect to the Project site;

(19)	Liens in respect of rights of or granted by owners of oil and gas estates in and to the Project site; and

(20)	Junior Liens.

“Permitted Payments to Parent” means, without duplication as to amounts allowed to be distributed under any other provision of the indenture:

(1)	payments to the Parent to permit the Parent to pay reasonable accounting, legal and administrative expenses of the Parent when due, in an aggregate amount not to exceed $1.0 million per calendar year; and

(2)	for any fiscal year or portion thereof (the “Tax Year”) of Sabine Pass LNG in which period Sabine Pass LNG is a limited partnership, disregarded entity or other substantially similar pass-through entity for federal and state income tax purposes, distributions to enable the partners of Sabine Pass LNG to make payments of federal, state and local income taxes not covered by the State Tax Sharing Agreement (including quarterly estimated payments thereof) in respect of the taxable income of such partner with respect to Sabine Pass LNG for each such Tax Year (“Tax Distributions”) in an aggregate amount equal to the relevant income tax (including any penalties and interest) that Sabine Pass LNG and its Subsidiaries that are treated as pass-through entities for federal and state income tax purposes (“Pass-Through Subsidiaries”) would owe for such Tax Year if Sabine Pass LNG were a corporation subject to federal and state income tax filing a separate tax return or a separate consolidated, combined or unitary return solely with its Pass-Through Subsidiaries, taking into account any carryovers and carrybacks of tax attributes that are generated by and directly allocable to Sabine Pass LNG and its Pass-Through Subsidiaries (such as the applicable net operating losses, tax credits, etc.). In determining the amount of the Tax Distributions, Sabine Pass LNG shall compute its tax liability as if (i) each of Sabine Pass LNG and its Pass-Through Subsidiaries were regular corporate taxpayers, and (ii) Sabine Pass LNG was the common parent corporation during the applicable taxable reporting period. All relevant tax computations shall be made as if Sabine Pass LNG was not related to either the Parent or any of the Parent’s Affiliates. Any Tax Distributions received from Sabine Pass LNG shall be paid to the appropriate taxing authority within 30 days of the receipt of such Tax Distributions.

“Permitted Refinancing Indebtedness” means any Indebtedness of Sabine Pass LNG or any of its Restricted Subsidiaries, any Disqualified Stock of Sabine Pass LNG or any preferred stock of any Restricted Subsidiary issued (a) in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to or a deferral or renewal of ((a) and (b) above, collectively, a “Refinancing”), any other Indebtedness of Sabine Pass LNG or any of its Restricted Subsidiaries (other than intercompany Indebtedness), any Disqualified Stock of Sabine Pass LNG or any preferred stock of a Restricted Subsidiary in a principal amount or, in the case of Disqualified Stock of Sabine Pass LNG or preferred stock of a Restricted Subsidiary, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of:

(1)	the principal amount or, in the case of Disqualified Stock or preferred stock, liquidation preference, of the Indebtedness, Disqualified Stock or preferred stock so Refinanced (plus, in the case of Indebtedness, the amount of premium, if any paid in connection therewith); and

(2)	if the Indebtedness being Refinanced was issued with any original issue discount, the accreted value of such Indebtedness (as determined in accordance with GAAP) at the time of such Refinancing.

Notwithstanding the preceding, no Indebtedness, Disqualified Stock or preferred stock will be deemed to be Permitted Refinancing Indebtedness, unless:

(1)	such Indebtedness, Disqualified Stock or preferred stock has a final maturity date or redemption date, as applicable, later than the final maturity date or redemption date, as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or preferred stock being Refinanced;

(2)	if the Indebtedness, Disqualified Stock or preferred stock being Refinanced is contractually subordinated or otherwise junior in right of payment to the notes, such Indebtedness, Disqualified Stock or preferred stock has a final maturity date or redemption date, as applicable, later than the final maturity date or redemption date, as applicable, of, and is contractually subordinated or otherwise junior in right of payment to, the notes, on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness, Disqualified Stock or preferred stock being Refinanced at the time of the Refinancing; and

(3)	such Indebtedness or Disqualified Stock is incurred or issued by Sabine Pass LNG or such Indebtedness, Disqualified Stock or preferred stock is incurred or issued by the Restricted Subsidiary who is the obligor on the Indebtedness being Refinanced or the issuer of the Disqualified Stock or preferred stock being Refinanced.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledgors” means the General Partner, the Limited Partner, Sabine Pass LNG and each Subsidiary of Sabine Pass LNG that executes a security document in accordance with the provisions of the indenture, and each such Person’s respective successors and assigns, in each case, until the security document of such Person has been released in accordance with the provisions of the indenture.

“Project” means the Sabine Pass LNG receiving terminal in Cameron Parish, Louisiana, including associated storage tanks, unloading docks, vaporizers, tugs and related facilities.

“Project Accounts” has the meaning given to such term under the heading “Project Accounts”.

“Rating Categories” means:

(1)	with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

(2)	with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Ratings Decline” means a decrease in the rating of the notes by either Moody’s or S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories) from the rating of the notes immediately prior to the time that either Moody’s or S&P as the case may be, became aware of the condition, event or transaction and in the case of any proposed condition, event or transaction, after effect to the occurrence of such proposed condition, event or transaction. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Ratings Categories, namely + or - for S&P, and 1, 2, and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB to B+ will constitute a decrease of one gradation.

“Required Debt Payment Amount” means on any date of determination thereof, the amount equal to (i) the aggregate amount of interest on the notes due on the immediately succeeding interest payment date, multiplied by (ii) the number of months passed since the preceding interest payment date, divided by (iii) six.

“Replacement Assets” means (1) non-current assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Required Note Payment Amount” means, at any time, an amount equal to the interest payment on the Notes coming due on the immediately succeeding payment date.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revenue Account” has the meaning given to such term under the heading “Project Accounts”.

“S&P” means Standard & Poor’s Ratings Group.

“Sabine Pass Liquefaction TUA” means the Second Amended and Restated LNG Terminal Use Agreement, dated as of July 31, 2012, between Sabine Pass Liquefaction, LLC and Sabine Pass LNG.

“Secured Debt” means the Parity Secured Debt.

“Secured Debt Documents” means, collectively, the Note Documents, and the indenture or agreement governing each other Series of Secured Debt and all agreements binding on any Obligor related hereto.

“Secured Debt Representative” means the Trustee and each other representative of a Series of Secured Debt.

“Secured Debt Termination Date” means the date on which all Secured Debt (including all interest accrued thereon after the commencement of any bankruptcy, insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the applicable Secured Debt Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding) have been paid in full in cash (and/or defeased in accordance with the applicable Secured Debt Documents), all commitments to extend credit under all Secured Debt Documents have terminated or expired and all outstanding letters of credit issued pursuant to any Secured Debt Documents have been cancelled, terminated or cash collateralized.

“Secured Obligations” means the Parity Secured Debt.

“Security Documents” means the collateral trust agreement, the intercreditor agreement, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by Sabine Pass LNG or any other Pledgor creating (or purporting to create) a Lien upon Shared Collateral in favor of the Collateral Trustee, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

“Senior Debt” means:

(1)	all Indebtedness of Sabine Pass LNG or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes or any Note Guarantee; and

(2)	all Obligations with respect to the items listed in the preceding clause (1).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1)	any liability for federal, state, local or other taxes owed or owing by Sabine Pass LNG;

(2)	any intercompany Indebtedness of Sabine Pass LNG or any of its Subsidiaries to Sabine Pass LNG or any of its Affiliates;

(3)	any trade payables;

(4)	the portion of any Indebtedness that is incurred in violation of the indenture; or

(5)	Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of section 1111 (b)(1) of the Bankruptcy Code.

“Series of Secured Debt” means, severally, the notes and each other issue or series of Parity Secured Debt.

“Shared Collateral” means all collateral of whatsoever nature purported to be subject to the Lien of any Security Document.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the First Indenture Date.

“SPLNG 2006 Indenture” means the Indenture dated as of November 9, 2006 between Sabine Pass LNG, L.P. and The Bank of New York, as Trustee, pursuant to which Sabine Pass LNG, L.P. issued 7 1/4% Senior Secured Notes due 2013 and 7 1/2% Senior Secured Notes due 2016.

“SPLNG Existing Notes” means the notes issued pursuant to the SPLNG 2006 Indenture.

“State Tax Sharing Agreement” means the Tax Sharing Agreement dated as of November 9, 2006 between Parent and Sabine Pass LNG, without regard to any amendment after November 9, 2006 unless approved by the Trustee.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the issuance thereof, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness of Sabine Pass LNG or a Guarantor that is contractually subordinated in right of payment, in any respect (by its terms or the terms of any document or instrument relating thereto), to the notes or the Note Guarantee of such Guarantor, as applicable.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or Trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Transaction Documents” means the Note Documents and the Material Project Agreements.

“Unrestricted Subsidiary” means (a) Sabine Pass Tug Services, LLC (unless it is designated by the Board of Directors of the General Partner as a Restricted Subsidiary) and (b) any Subsidiary of Sabine Pass LNG that is designated by the Board of Directors of the General Partner as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants— Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Sabine Pass LNG or any Restricted Subsidiary of Sabine Pass LNG unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Sabine Pass LNG or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Sabine Pass LNG;

(3)	is a Person with respect to which neither Sabine Pass LNG nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Sabine Pass LNG or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion of the material U.S. federal income tax consequences relevant to the exchange of New Notes for Old Notes pursuant to the exchange offer does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of New Notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax consequences.

We believe that the exchange of New Notes for Old Notes pursuant to the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. Accordingly, a holder will not recognize any taxable gain or loss as a result of the exchange and will have the same tax basis and holding period in the New Notes as the holder had in the Old Notes immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker–dealer for use in connection with any such resale. In addition, until December 13, 2013, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker–dealer that requests such documents in the letter of transmittal. We have agreed to pay all reasonable expenses incident to the exchange offer (including the reasonable expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes (including any broker–dealers) against certain liabilities, including liabilities under the Securities Act.

Following completion of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of Old Notes who did not exchange their Old Notes for New Notes in the exchange offer on terms which may differ from those contained in this prospectus and the enclosed letter of transmittal. This prospectus, as it may be amended or supplemented from time to time, may be used by us in connection with any additional exchange offers. These additional exchange offers may take place from time to time until all outstanding Old Notes have been exchanged for New Notes, subject to the terms and conditions in the prospectus and letter of transmittal distributed by us in connection with these additional exchange offers.

LEGAL MATTERS

The validity of the New Notes offered hereby and certain other matters relating to this exchange offer will be passed upon for us by Andrews Kurth LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Sabine Pass LNG, L.P. at December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Sabine Pass LNG-GP, LLC, and

Partners of Sabine Pass LNG, L.P.

We have audited the accompanying consolidated balance sheets of Sabine Pass LNG, L.P. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, partners’ deficit, and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sabine Pass LNG, L.P. and subsidiaries at December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP

Houston, Texas

February 22, 2013

SABINE PASS LNG, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$5,202	$4,268
Restricted cash and cash equivalents	17,386	13,732
Accounts and interest receivable	6	517
Accounts receivable—affiliate	1,349	314
Advances to affiliate	1,025	556
LNG inventory	2,625	473
Prepaid expenses and other	5,987	6,145

Total current assets	33,580	26,005
Non-current restricted cash and cash equivalents	76,106	82,394
Property, plant and equipment, net	1,476,174	1,514,137
Debt issuance costs, net	20,882	17,622
Other	14,854	12,355

Total assets	$1,621,596	$1,652,513

LIABILITIES AND PARTNERS’ DEFICIT
Current liabilities
Accrued liabilities	$19,469	$14,854
Accrued liabilities—affiliate	2,525	1,075
Deferred revenue	26,540	26,629
Deferred revenue—affiliate	21,737	21,650
Other	97	1,415

Total current liabilities	70,368	65,623
Long-term debt, net of discount	2,067,113	2,192,418
Deferred revenue	21,500	25,500
Deferred revenue—affiliate	14,720	12,266
Other non-current liabilities	289	302
Commitments and contingencies
Partners’ deficit	(552,394)	(643,596)

Total liabilities and partners’ deficit	$1,621,596	$1,652,513

See accompanying notes to consolidated financial statements.

SABINE PASS LNG, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2012	2011	2010
Revenues
Revenues	$268,273	$278,241	$268,328
Revenues—affiliates	255,611	255,371	254,895

Total revenues	523,884	533,612	523,223
Expenses
Operating and maintenance expense	25,399	21,827	27,069
Operating and maintenance expense—affiliate	16,032	11,918	12,090
Depreciation expense	42,431	42,936	42,299
General and administrative expense	1,864	2,723	2,453
General and administrative expense—affiliate	10,790	9,589	9,570

Total expenses	96,516	88,993	93,481

Income from operations	427,368	444,619	429,742

Other income (expense)
Interest expense, net	(171,495)	(173,590)	(174,016)
Loss on early extinguishment of debt	(42,587)	—	—
Derivative gain (loss), net	(622)	(2,251)	461
Other	141	136	258

Total other expense	(214,563)	(175,705)	(173,297)

Net income	$212,805	$268,914	$256,445

See accompanying notes to consolidated financial statements.

SABINE PASS LNG, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS’ DEFICIT

(in thousands)

	General Partner Sabine Pass LNG-GP, LLC	Limited Partner Sabine Pass LNG-LP, LLC	Accumulated Other Comprehensive Income	Total Partners’ Deficit
Balance at December 31, 2009	$—	$(480,501)	$—	$(480,501)
Distributions to limited partner	—	(374,835)	—	(374,835)
Net income	—	256,445	—	256,445

Balance at December 31, 2010	—	(598,891)	—	(598,891)

Distributions to limited partner	—	(313,619)	—	(313,619)
Net income	—	268,914	—	268,914

Balance at December 31, 2011	—	(643,596)	—	(643,596)

Distributions to limited partner	—	(333,453)	—	(333,453)
Net income	—	212,805	—	212,805
Capital contributions from Cheniere Partners	—	211,850	—	211,850

Balance at December 31, 2012	$—	$(552,394)	$—	$(552,394)

See accompanying notes to consolidated financial statements.

SABINE PASS LNG, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,
	2012	2011	2010
Cash flows from operating activities
Net income	$212,805	$268,914	$256,445
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	42,431	42,936	42,299
Amortization of debt discount	4,695	4,695	4,695
Amortization of debt issuance costs	4,362	4,382	4,863
Non-cash derivative (gain) loss	(1,317)	1,415	124
Investment in restricted cash and cash equivalents	(3,654)	—	—
Loss on Early Extinguishment of Debt	1,470	—	—
Other	3,496	—	—
Changes in operating assets and liabilities:
Deferred revenue—affiliate	87	58	(41,915)
Deferred revenue	(4,089)	(3,964)	(3,864)
Accounts payable and accrued liabilities	2,296	(114)	(21)
Advances to affiliate	(487)	2,988	1,815
Accounts payable and accrued liabilities—affiliate	482	(1,917)	(407)
Accounts receivable—affiliate	(1,035)	35	3,237
Other	1,753	(137)	1,155

Net cash provided by operating activities	263,295	319,291	268,426

Cash flows from investing activities
LNG terminal costs, net	(4,458)	(7,137)	(4,955)
Advances under long-term contracts and other	—	(193)	(121)

Net cash used in investing activities	(4,458)	(7,330)	(5,076)

Cash flows from financing activities
Repayment of 2013 Notes	(550,000)	—	—
Proceeds from 2020 Notes	420,000	—	—
Distributions to limited partner	(333,453)	(313,619)	(374,835)
Capital contributions from Cheniere Partners	208,354	—	—
Debt issuance costs	(9,092)	—	—
Use of restricted cash and cash equivalents	6,288	—	—

Net cash used in financing activities	(257,903)	(313,619)	(374,835)

Net increase (decrease) in cash and cash equivalents	934	(1,658)	(111,485)
Cash and cash equivalents—beginning of period	4,268	5,926	117,411

Cash and cash equivalents—end of period	$5,202	$4,268	$5,926

See accompanying notes to consolidated financial statements.

SABINE PASS LNG, L.P AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—NATURE OF OPERATIONS

Sabine Pass LNG, L.P., a Delaware limited partnership, is a Houston-based partnership formed with one general partner, Sabine Pass LNG-GP, LLC (“Sabine Pass GP”), an indirect subsidiary of Cheniere Energy, Inc. (“Cheniere”), and one limited partner, Sabine Pass LNG-LP, LLC (“Sabine Pass LP”), an indirect subsidiary of Cheniere. Cheniere has a 59.5% ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”), which is the 100% parent of Cheniere Energy Investments, LLC (“Cheniere Investments”), the 100% parent of Sabine Pass GP, Sabine Pass LP and us. As used in these Notes to Consolidated Financial Statements, the terms “we”, “us” and “our” refer to Sabine Pass LNG, L.P. The purpose of this limited partnership is to own, develop and operate a liquefied natural gas (“LNG”) receiving and regasification terminal in western Cameron Parish, Louisiana, less than four miles from the Gulf Coast on the Sabine Pass deepwater ship channel (“our LNG terminal”).

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Certain reclassifications have been made to conform prior period information to the current presentation. The reclassifications had no effect on our overall consolidated financial position, results of operations or cash flows.

Summary of Critical Accounting Policies and Estimates

The selection and application of accounting policies is an important process that has developed as our business activities have evolved and as the accounting rules have developed. Accounting rules generally do not involve a selection among alternatives but involve an implementation and interpretation of existing rules, and the use of judgment, to apply the accounting rules to the specific set of circumstances existing in our business. In preparing our consolidated financial statements in conformity with GAAP, we endeavor to comply with all applicable rules on or before their adoption, and we believe that the proper implementation and consistent application of the accounting rules are critical. However, not all situations are specifically addressed in the accounting literature. In these cases, we must use our best judgment to adopt a policy for accounting for these situations. We accomplish this by analogizing to similar situations and the accounting guidance governing them.

Cash and Cash Equivalents

We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounting for LNG Activities

Generally, we begin capitalizing the costs of LNG terminal projects once the individual project meets the following criteria: (i) regulatory approval has been received, (ii) financing for the project is available and (iii) management has committed to commence construction. Prior to meeting these criteria, most of the costs associated with a project are expensed as incurred. These costs primarily include professional fees associated with front-end engineering and design work, costs of securing necessary regulatory approvals, and other preliminary investigation and development activities related to our LNG terminal projects.

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Generally, costs that are capitalized prior to a project meeting the criteria otherwise necessary for capitalization include: land and lease option costs that are capitalized as property, plant and equipment and certain permits that are capitalized as intangible LNG assets. The costs of lease options are amortized over the life of the lease once obtained. If no lease is obtained, the costs are expensed.

We capitalize interest and other related debt costs during the construction period of our LNG terminal. Upon commencement of operations, capitalized interest, as a component of the total cost, will be amortized over the estimated useful life of the asset.

Revenue Recognition

LNG regasification capacity reservation fees are recognized as revenue over the term of the respective TUAs. Advance capacity reservation fees are initially deferred and amortized over a 10-year period as a reduction of a customer’s regasification capacity reservation fees payable under its TUA. For a discussion of revenue from related parties, please read Note 11—“Related Party Transactions”. The retained 2% of LNG delivered for each customer’s account at our LNG terminal is recognized as revenue as we perform the services set forth in each customer’s TUA.

Income Taxes

We are a disregarded entity for federal income tax purposes. Our taxable income or loss, which may vary substantially from the net income or loss reported on our Consolidated Statements of Operations, is able to be included in the federal income tax return of Cheniere Partners, a publicly traded partnership which indirectly owns us. Accordingly, no provision or liability for federal or state income taxes is included in the accompanying Consolidated Financial Statements.

At December 31, 2012, the tax basis of our assets and liabilities was $365.6 million less than the reported amounts of our assets and liabilities.

Pursuant to the Sabine Pass Indenture, we are permitted to make distributions (“Tax Distributions”) for any fiscal year or portion thereof in which we are a limited partnership, disregarded entity or other substantially similar pass-through entity for federal and state income tax purposes. The permitted Tax Distributions are equal to the tax that we would owe if we were a corporation subject to federal and state income tax that filed separate federal and state income tax returns, excluding the amounts covered by the State Tax Sharing Agreement discussed immediately below. The Tax Distributions are limited to the amount of federal and/or state income taxes paid by Cheniere to the appropriate taxing authorities and are payable by us within 30 days of the date that Cheniere is required to make federal or state income tax payments to the appropriate taxing authorities.

In November 2006, we and Cheniere entered into a state tax sharing agreement. Under this agreement, Cheniere has agreed to prepare and file all state and local tax returns which we and Cheniere are required to file on a combined basis and to timely pay the combined state and local tax liability. If Cheniere, in its sole discretion, demands payment, we will pay to Cheniere an amount equal to the state and local tax that we would be required to pay if our state and local tax liability were computed on a separate company basis. There have been no state and local taxes paid by Cheniere for which Cheniere could have demanded payment from us under this agreement; therefore, Cheniere has not demanded any such payments from us. The agreement is effective for tax returns due on or after January 1, 2008.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures for construction activities, major renewals and betterments are capitalized, while expenditures for maintenance and repairs and general and administrative

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activities are charged to expense as incurred. Interest costs incurred on debt obtained for the construction of property, plant and equipment are capitalized as construction-in-process over the construction period or related debt term, whichever is shorter. We depreciate our property, plant and equipment using the straight-line depreciation method. Upon retirement or other disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the account, and the resulting gains or losses are recorded in operations.

Management reviews property, plant and equipment for impairment periodically and whenever events or changes in circumstances have indicated that the carrying amount of property, plant and equipment might not be recoverable. We have recorded no significant impairments related to property, plant and equipment for 2012, 2011 or 2010.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from the estimates and assumptions used.

Estimates used in the assessment of impairment of our long-lived assets are the most significant of our estimates. There are numerous uncertainties inherent in estimating future cash flows of assets or business segments. The accuracy of any cash flow estimate is a function of judgment used in determining the amount of cash flows generated. As a result, cash flows may be different from the cash flows that we use to assess impairment of our assets. Management reviews its estimates of cash flows on an ongoing basis using historical experience and other factors, including the current economic and commodity price environment. Significant negative industry or economic trends, including reduced estimates of future cash flows for our business or disruptions to our business could lead to an impairment charge of our long-lived assets and other intangible assets. Our valuation methodology for assessing impairment requires management to make judgments and assumptions based on historical experience and to rely heavily on projections of future operating performance. Projections of future operating results and cash flows may vary significantly from results. In addition, if our analysis results in an impairment of our long-lived assets, we may be required to record a charge to earnings in our consolidated financial statements during a period in which such impairment is determined to exist, which may negatively impact our results of operations.

Other items subject to estimates and assumptions include asset retirement obligations, valuations of derivative instruments and collectability of accounts receivable and other assets.

As future events and their effects cannot be determined accurately, actual results could differ significantly from our estimates.

Debt Issuance Costs

Debt issuance costs consist primarily of arrangement fees, professional fees, legal fees and printing costs. These costs are capitalized and are being amortized to interest expense over the term of the related debt facility.

Asset Retirement Obligations

We recognize asset retirement obligations (“AROs”) for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset and for conditional AROs in which the timing or method of settlement are conditional on a future event that may or may not be within our control. The fair value of a liability for an ARO is recognized in the period in which it is

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incurred, if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset. This additional carrying amount is depreciated over the estimated useful life of the asset. Our recognition of asset retirement obligations is described below:

Based on the real property lease agreements at our LNG terminal, at the expiration of the term of the leases we are required to surrender the LNG terminal in good working order and repair, with normal wear and tear and casualty expected. The property lease agreements at our LNG terminal have terms of up to 90 years including renewal options. We have determined that the cost to surrender our LNG terminal in good order and repair, with normal wear and tear and casualty expected, is zero. Therefore, we have not recorded an asset retirement obligation associated with our LNG terminal.

Derivatives

We use derivative instruments from time to time to hedge the exposure to price risk attributable to future purchases of natural gas to be utilized as fuel to operate our LNG terminal. We have disclosed certain information regarding these derivative positions, including the fair value of our derivative positions, in Note 7—“Financial Instruments” of our Notes to Consolidated Financial Statements.

Accounting guidance for derivative instruments and hedging activities establishes accounting and reporting standards requiring that derivative instruments be recorded at fair value and included in the consolidated balance sheet as assets or liabilities. The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative and the resulting designation, which is established at the inception of a derivative. We record changes in the fair value of our derivative positions based on the value for which the derivative instrument could be exchanged between willing parties. To date, all of our derivative positions fair value determinations have been made by management using quoted prices in active markets for similar assets or liabilities. The ultimate fair value of our derivative instruments is uncertain, and we believe that it is possible that a change in the estimated fair value will occur in the near future as commodity prices and interest rates change.

Changes in fair value of contracts that do not qualify as hedges or are not designated as hedges are recognized currently in earnings. Gains and losses in positions to hedge the cash flows attributable to the future sale of LNG inventory are classified as revenues on our Consolidated Statements of Operations. Gains or losses in the positions to mitigate the price risk from future purchases of natural gas to be utilized as fuel to operate our LNG terminal are classified as derivative gain (loss) on our Consolidated Statements of Operations.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, restricted cash and cash equivalents, restricted certificates of deposit, accounts receivable, and accounts payable approximate fair value because of the short maturity of those instruments. We use available market data and valuation methodologies to estimate the fair value of debt.

Concentration of Credit Risk

Financial instruments that potentially subject us to a concentration of credit risk consist principally of cash and cash equivalents and restricted cash. We maintain cash balances at financial institutions, which may at times be in excess of federally insured levels. We have not incurred losses related to these balances to date.

The use of derivative instruments exposes us to counterparty credit risk, or the risk that a counterparty will be unable to meet its commitments. Our commodity derivative transactions are executed through over-the-counter contracts which are subject to nominal credit risk as these transactions are settled on a daily margin basis with an

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investment grade financial institution. Collateral deposited for such contracts is recorded as an other current asset and not netted within the derivative fair value. We monitor counterparty creditworthiness on an ongoing basis; however, we cannot predict sudden changes in counterparties’ creditworthiness. In addition, even if such changes are not sudden, we may be limited in our ability to mitigate an increase in counterparty credit risk. Should one of these counterparties not perform, we may not realize the benefit of some of our derivative instruments.

We have entered into certain long-term TUAs with unaffiliated third parties for regasification capacity at our LNG terminal. We are dependent on the respective counterparties’ creditworthiness and their willingness to perform under their respective TUAs. We have mitigated this credit risk by securing TUAs for a significant portion of our regasification capacity with creditworthy third-party customers with a minimum Standard & Poor’s rating of AA.

Recent Accounting Standards Not Yet Adopted

We have also considered all other newly issued accounting guidance that is applicable to our operations and the preparation of our consolidated financial statements, including that which is not yet effective. We do not believe that any such guidance will have a material impact on our consolidated financial position, results of operations or cash flows.

NOTE 3—RESTRICTED CASH AND CASH EQUIVALENTS

Restricted cash and cash equivalents consists of cash and cash equivalents that are contractually restricted as to usage or withdrawal, as follows:

Senior Notes Debt Service Reserve

We have consummated private offerings of an aggregate principal amount of $2,215.5 million of 2013 Notes and 2016 Notes and $420.0 million of 2020 Notes (See Note 10—“Long-Term Debt”). Collectively, the 2013 Notes, 2016 Notes, and 2020 Notes are referred to as the “Senior Notes.” Under the indentures governing the Senior Notes (the “Sabine Pass Indentures”), except for permitted tax distributions, we may not make distributions until certain conditions are satisfied, including that there must be on deposit in an interest payment account an amount equal to one-sixth of the semi-annual interest payment multiplied by the number of elapsed months since the last semi-annual interest payment and there must be on deposit in a permanent debt service reserve fund an amount equal to one semi-annual interest payment. Distributions are permitted only after satisfying the foregoing funding requirements, a fixed charge coverage ratio test of 2:1 and other conditions specified in the Sabine Pass Indentures.

As of December 31, 2012 and 2011, we classified $17.4 million and $13.7 million, respectively, as current restricted cash and cash equivalents for the payment of interest due within twelve months. As of December 31, 2012 and 2011, we classified the permanent debt service reserve fund of $76.1 million and $82.4 million, respectively, as non-current restricted cash and cash equivalents. These cash accounts are controlled by a collateral trustee, and, therefore, are shown as restricted cash and cash equivalents on our Consolidated Balance Sheets.

NOTE 4—LNG INVENTORY

LNG inventory is recorded at cost and is subject to lower of cost or market (“LCM”) adjustments at the end of each period. LNG inventory cost is determined using the average cost method. Recoveries of losses resulting from interim period LCM adjustments are recorded when market price recoveries occur on the same inventory in the same fiscal year. These recoveries are recognized as gains in later interim periods with such gains not exceeding previously recognized losses. As of December 31, 2012 and 2011, we had $2.6 million and $0.5

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million, respectively, of LNG inventory on our Consolidated Balance Sheets. During the years ended December 31, 2012, 2011 and 2010, we recognized $0.2 million, $0.4 million and $0.3 million, respectively, as a result of LCM adjustments to our LNG inventory.

NOTE 5—PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of LNG terminal costs and fixed assets, as follows (in thousands):

	December 31,
	2012	2011
LNG terminal costs
LNG terminal	$1,641,722	$1,637,724
LNG terminal construction-in-process	256	286
LNG site and related costs, net	156	163
Accumulated depreciation	(166,539)	(124,409)

Total LNG terminal costs, net	1,475,595	1,513,764

Fixed assets
Computer and office equipment	368	227
Vehicles	550	416
Machinery and equipment	1,172	1,068
Other	759	630
Accumulated depreciation	(2,270)	(1,968)

Total fixed assets, net	579	373

Property, plant and equipment, net	$1,476,174	$1,514,137

Depreciation expense related to our LNG terminal totaled $42.1 million, $42.6 million and $41.8 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Our LNG terminal is depreciated using the straight-line depreciation method applied to groups of LNG terminal assets with varying useful lives. The identifiable components of our LNG terminal with similar estimated useful lives have a depreciable range between 15 and 50 years, as follows:

Components	Useful life (yrs)
LNG storage tanks	50
Marine berth, electrical, facility and roads	35
Regasification processing equipment (recondensers, vaporization and vents)	30
Sendout pumps	20
Others	15-30

NOTE 6—DEBT ISSUANCE COSTS

We have incurred debt issuance costs in connection with our long-term debt. These costs are capitalized and are being amortized over the term of the related debt. The amortization of debt issuance costs was recorded as interest expense. As of December 31, 2012 and 2011, we had capitalized $20.9 million and $17.6 million (net of accumulated amortization of $18.3 million and $21.8 million), respectively, of costs directly associated with the Senior Notes.

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As of December 31, 2012 (in thousands):

Long-Term Debt	Debt Issuance Costs	Amortization Period	Accumulated Amortization	Net Costs
2016 Notes	$30,057	10 years	$(18,030)	$12,027
2020 Notes	9,092	8 years	(237)	8,855

Total	$39,149		$(18,267)	$20,882

NOTE 7—FINANCIAL INSTRUMENTS

Derivative Instruments

We have entered into certain instruments to hedge the exposure to price risk attributable to future purchases of natural gas to be utilized as fuel to operate our LNG terminal (“Fuel Derivatives”).

The following table (in thousands) shows the fair value of our derivative assets and liabilities that are required to be measured at fair value on a recurring basis as of December 31, 2012 and 2011, which are classified as other current assets/other current liabilities in our Consolidated Balance Sheets.

	Fair Value Measurements as of
	December 31, 2012				December 31, 2011
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Fuel Derivatives Liability	$—	$98	$—	$98	$—	$1,415	$—	$1,415

The estimated fair values of our Fuel Derivatives are the amount at which the instruments could be exchanged currently between willing parties. We value these derivatives using observable commodity price curves and other relevant data.

Commodity Derivatives

Changes in the fair value of our Fuel Derivatives are reported in earnings because we have not elected to designate these derivative instruments as a hedging instrument that is required to qualify for cash flow hedge accounting. The following table (in thousands) shows the fair value and location of our Fuel Derivatives on our Consolidated Balance Sheets:

		Fair Value Measurements as of
	Balance Sheet Location	December 31, 2012	December 31, 2011
Fuel Derivatives liability	Other current liabilities	$98	$1,415

The following table (in thousands) shows the changes in the fair value and settlements of our Fuel Derivatives recorded in derivative gain (loss) on our Consolidated Statements of Operations during the years ended December 31, 2012, 2011, and 2010:

	Year Ended December 31,
	2012	2011	2010
Fuel Derivatives	$(622)	$(2,251)	$461

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The use of derivative instruments exposes us to counterparty credit risk, or the risk that a counterparty will be unable to meet its commitments. Our commodity derivative transactions are executed through over-the-counter contracts which are subject to nominal credit risk as these transactions are settled on a daily margin basis with investment grade financial institutions. Collateral of $0.8 million and $2.1 million deposited for such contracts, which has not been reflected in the derivative fair value tables, is included in the other current assets balance as of December 31, 2012, and 2011, respectively.

Balance Sheet Presentation

Our Fuel Derivatives are presented on a net basis on our Consolidated Balance Sheets as described above. The following table (in thousands) shows the fair value of our derivatives outstanding on a gross basis:

	December 31, 2012	December 31, 2011
Fuel Derivatives:
Assets	$47	$—
Liabilities	145	1,415

Other Financial Instruments

The estimated fair value of our other financial instruments, including those financial instruments for which the fair value option was not elected are set forth in the table below. The carrying amounts reported on our Consolidated Balance Sheets for cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, interest receivable and accounts payable approximate fair value due to their short-term nature.

Other Financial Instruments (in thousands):

	December 31, 2012		December 31, 2011
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
2013 Notes (1)	$—	$—	$550,000	$555,500
2016 Notes, net of discount (1)	1,647,113	1,824,177	1,642,418	1,650,630
2020 Notes (1)	420,000	437,850	—	—

(1)	The Level 2 estimated fair value was based on quotations obtained from broker-dealers who make markets in these and similar instruments based on the closing trading prices on December 31, 2012 and 2011, as applicable.

NOTE 8—ACCRUED LIABILITIES

As of December 31, 2012 and 2011, accrued liabilities consisted of the following (in thousands):

	December 31,
	2012	2011
Interest and related debt fees	$16,173	$13,732
LNG terminal costs	977	1,122
Affiliate	2,525	1,075
Other	2,319	—

Total accrued liabilities	$21,994	$15,929

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NOTE 9—DEFERRED REVENUE

Advance Capacity Reservation Fee

In November 2004, Total Gas & Power North America, Inc. (“Total”) paid us a nonrefundable advance capacity reservation fee of $10.0 million in connection with the reservation of approximately 1.0 Bcf/d of LNG regasification capacity at our LNG terminal. An additional advance capacity reservation fee payment of $10.0 million was paid by Total to us in April 2005. The advance capacity reservation fee payments are being amortized as a reduction of Total’s regasification capacity reservation fee under its TUA over a 10-year period beginning with the commencement of its TUA on April 1, 2009. As a result, we recorded the advance capacity reservation fee payments that we received, although non-refundable, as deferred revenue to be amortized to income over the corresponding 10-year period.

In November 2004, we also entered into a TUA to provide Chevron U.S.A. Inc. (“Chevron”) with approximately 0.7 Bcf/d of LNG regasification capacity at our LNG terminal. In December 2005, Chevron exercised its option to increase its reserved capacity by approximately 0.3 Bcf/d to approximately 1.0 Bcf/d, making advance capacity reservation fee payments to us totaling $20.0 million. The advance capacity reservation fee payments are being amortized as a reduction of Chevron’s regasification capacity reservation fee under its TUA over a 10-year period beginning with the commencement of its TUA on July 1, 2009. As a result, we recorded the advance capacity reservation fee payments that we received, although non-refundable, as deferred revenue to be amortized to income over the corresponding 10-year period.

As of December 31, 2012, we had recorded $4.0 million and $21.5 million as current and non-current deferred revenue on our Consolidated Balance Sheets, respectively, related to the Total and Chevron advance capacity reservation fees. As of December 31, 2011, we had recorded $4.0 million and $25.5 million as current and non-current deferred revenue on our Consolidated Balance Sheets, respectively, related to the Total and Chevron advance capacity reservation fees.

TUA Payments

Following the achievement of commercial operability of our LNG terminal in September 2008, we began receiving capacity reservation fee payments from Cheniere Marketing, LLC (“Cheniere Marketing”) under its TUA. Effective July 1, 2010, Cheniere Marketing assigned its existing TUA with us to Cheniere Investments, a wholly owned subsidiary of Cheniere Partners, including all of its rights, titles, interests, obligations and liabilities in and under the TUA. After the assignment of the TUA from Cheniere Marketing to Cheniere Investments, Cheniere Investments began making its TUA payments on a monthly basis. Sabine Pass Liquefaction, LLC (“Sabine Pass Liquefaction”) obtained this reserved capacity as a result of an assignment in July 2012 by Cheniere Investments of its rights, title and interest under its TUA. In connection with the assignment, we, Sabine Pass Liquefaction and Cheniere Investments entered into a terminal use rights assignment and agreement (“TURA”) pursuant to which Cheniere Investments has the right to use Sabine Pass Liquefaction’s reserved capacity under the TUA and has the obligation to make the monthly capacity payments required by the TUA to us. Cheniere Partners has guaranteed the obligations of Sabine Pass Liquefaction under its TUA and the obligations of Cheniere Investments under the TURA. As of December 31, 2012 and 2011, we had recorded $21.0 million as current deferred revenue—affiliate related to Cheniere Investments monthly advance capacity reservation fee payment.

Total and Chevron are obligated to make monthly TUA payments to us in advance of the month of service. These monthly payments are recorded to current deferred revenue in the period cash is received and are then recorded as revenue in the next month when the TUA service is performed. As of December 31, 2012 and 2011, we had recorded $21.1 million as current deferred revenue on our Consolidated Balance Sheets related to Total’s and Chevron’s monthly advance capacity reservation fee payments.

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Cooperative Endeavor Agreements

In July 2007, we executed Cooperative Endeavor Agreements (“CEAs”) with various Cameron Parish, Louisiana taxing authorities that allow them to accelerate certain of our property tax payments scheduled to begin in 2019. This ten-year initiative represents an aggregate $25.0 million commitment, and will make resources available to the Cameron Parish taxing authorities on an accelerated basis in order to aid in their reconstruction efforts following Hurricane Rita. In exchange for our advance payments of ad valorem taxes, Cameron Parish will grant us a dollar for dollar credit against future ad valorem taxes to be levied against our LNG terminal starting in 2019. In September 2007, we entered into an agreement with Cheniere Marketing, pursuant to which Cheniere Marketing will advance us any and all amounts payable under the CEAs in exchange for a similar amount of credits against future ad valorem reimbursements it would owe us under its TUA starting in 2019. These advance ad valorem tax payments were recorded to other assets, and payments from Cheniere Marketing that we utilized to make the early payment of taxes were recorded as deferred revenue. As of December 31, 2012 and 2011, we had $14.7 million and $12.3 million, respectively, of other non-current assets and non-current deferred revenue resulting from accelerated ad valorem tax payments.

NOTE 10—LONG-TERM DEBT

As of December 31, 2012 and 2011, our long-term debt consisted of the following (in thousands):

	December 31,
	2012	2011
2013 Notes	$—	$550,000
2016 Notes	1,665,500	1,665,500
2020 Notes	420,000	—

Total long-term, debt	2,085,500	2,215,500

Long-term debt discount
2016 Notes	(18,387)	(23,082)

Total long-term debt, net of discount	$2,067,113	$2,192,418

Below is a schedule of future principal payments that we are obligated to make on our outstanding debt at December 31, 2012 (in thousands):

	Payments Due for the Years Ended December 31,
	Total	2013	2014 to 2015	2016 to 2017	Thereafter
Debt (including related parties):
2016 Notes	$1,665,500	$—	$—	$1,665,500	$—
2020 Notes	420,000	—	—	—	420,000

Debt (including related parties)	$2,085,500	$—	$—	$1,665,500	$420,000

Senior Notes

In November 2006, we issued an aggregate principal amount of $2,032.0 million of Senior Secured Notes, consisting of $550.0 million of 7.25% Senior Secured Notes due 2013 (the “2013 Notes”) and $1,482.0 million of 7.50% Senior Secured Notes due 2016 (the “2016 Notes”). In September 2008, we issued an additional $183.5 million, before discount, of 2016 Notes whose terms were identical to the previously outstanding 2016 Notes. In October 2012, we issued an aggregate principal amount of $420.0 million of 6.50% Senior Secured Notes due in

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2020 (the “2020 Notes”), whose terms were substantially similar to the outstanding 2016 Notes, and redeemed all of the 2013 Notes. As a result, we recorded a $42.6 million loss on early extinguishment of debt primarily related to make-whole payments. Collectively, the 2013 Notes, 2016 Notes, and 2020 Notes are referred to as the “Senior Notes.” Interest on the 2016 Notes is payable semi-annually in arrears on May 30 and November 30 of each year. Interest on the 2020 Notes is payable semi-annually in arrears on May 1 and November 1 of each year. The Senior Notes are secured on a first-priority basis by a security interest in all of our equity interests and substantially all of our operating assets.

We may redeem some or all of our 2016 Notes at any time, and from time to time, at a redemption price equal to 100% of the principal plus any accrued and unpaid interest plus the greater of:

•	1.0% of the principal amount of the 2016 Notes; or

•

the excess of: a) the present value at such redemption date of (i) the redemption price of the 2016 Notes plus (ii) all required interest payments due on the 2016 Notes (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over b) the principal amount of the 2016 Notes, if greater.

We may redeem all or part of our 2020 Notes at any time on or after November 1, 2016, at fixed redemption prices specified in the Indenture, plus accrued and unpaid interest, if any, to the date of redemption. We may also, at our option, redeem all or part of the 2020 Notes at any time prior to November 1, 2016, at a “make-whole” price set forth in the Indenture, plus accrued and unpaid interest, if any, to the date of redemption.

Under the indentures governing the Senior Notes, except for permitted tax distributions, we may not make distributions until certain conditions are satisfied: there must be on deposit in an interest payment account an amount equal to one-sixth of the semi-annual interest payment multiplied by the number of elapsed months since the last semi-annual interest payment, and there must be on deposit in a permanent debt service reserve fund an amount equal to one semi-annual interest payment. Distributions are permitted only after satisfying the foregoing funding requirements, a fixed charge coverage ratio test of 2:1 and other conditions specified in the indenture. During the years ended December 31, 2012, 2011 and 2010, we made distributions of $333.5 million, $313.6 million and $374.8 million, respectively, after satisfying all the applicable conditions in the indentures.

In connection with the issuance of the 2020 Notes, we also entered into a registration rights agreement (the “Registration Rights Agreement”). Under the Registration Rights Agreement, we have agreed to use reasonable efforts to file with the SEC and cause to become effective a registration statement relating to an offer to exchange the notes for an issue of SEC-registered notes with terms substantially identical to the 2020 Notes within 360 days after the 2020 Notes were issued. In certain circumstances, we may be required to file a shelf registration statement to cover resales of the 2020 Notes. If we fail to satisfy these obligations, we may be required to pay additional interest to holders of the 2020 Notes under certain circumstances.

NOTE 11—RELATED PARTY TRANSACTIONS

As of December 31, 2012 and 2011, we had $1.0 million and $0.6 million of advances to affiliates, respectively. In addition, we have entered into the following related party transactions:

Terminal Use Agreement

In November 2006, Cheniere Marketing reserved approximately 2.0 Bcf/d of regasification capacity under a firm commitment terminal use agreement (“TUA”) with us and was required to make capacity reservation fee payments aggregating approximately $250 million per year for the period from January 1, 2009, through at least September 30, 2028. Cheniere guaranteed Cheniere Marketing’s obligations under its TUA.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

Effective July 1, 2010, Cheniere Marketing, a wholly owned subsidiary of Cheniere, assigned its existing TUA with us to Cheniere Investments, a wholly owned subsidiary of Cheniere Partners, including all of its rights, titles, interests, obligations and liabilities in and under the TUA. In connection with the assignment, Cheniere’s guarantee of Cheniere Marketing’s obligations under the TUA was terminated. Cheniere Investments was required to make capacity payments under the TUA aggregating approximately $250 million per year through at least September 30, 2028. Cheniere Partners guaranteed Cheniere Investments’ obligations under its TUA.

Sabine Pass Liquefaction obtained this reserved capacity as a result of an assignment in July 2012 by Cheniere Investments of its rights, title and interest under its TUA. Sabine Pass Liquefaction is obligated to make monthly capacity payments to us aggregating approximately $250 million per year, continuing until at least 20 years after Sabine Pass Liquefaction delivers its first commercial cargo at Sabine Pass Liquefaction’s facilities under construction, which Cheniere Partners has reported may occur as early as late 2015. In connection with the assignment, Sabine Pass Liquefaction and Cheniere Investments entered into a terminal use rights assignment and agreement (“TURA”) with us pursuant to which Cheniere Investments has the right to use Sabine Pass Liquefaction’s reserved capacity under the TUA and has the obligation to make the monthly capacity payments required by the TUA to us. Cheniere Partners has guaranteed the obligations of Sabine Pass Liquefaction under its TUA and the obligations of Cheniere Investments under the TURA.

Service Agreements

We have entered into a long-term operation and maintenance agreement (the “O&M Agreement”) with a wholly owned subsidiary of Cheniere pursuant to which we receive all necessary services required to operate and maintain our LNG receiving terminal. We are required to pay a fixed monthly fee of $130,000 (indexed for inflation) under the O&M Agreement, and the counterparty is entitled to a bonus equal to 50% of the salary component of labor costs in certain circumstances to be agreed upon between us and the counterparty at the beginning of each operating year. In addition, we are required to reimburse the counterparty for its operating expenses, which consist primarily of labor expenses.

We have entered into a long-term management services agreement (the “MSA Agreement”) with Cheniere LNG Terminals, Inc. (“Cheniere Terminals”), a wholly owned subsidiary of Cheniere, pursuant to which we manage the operation of our LNG receiving terminal, excluding those matters provided for under the O&M Agreement. We are required to pay Cheniere Terminals a monthly fixed fee of $520,000 (indexed for inflation).

During the years ended December 31, 2012, 2011, and 2010, we recorded general and administrative expense—affiliate of $8.4 million, $8.1 million and $7.9 million, respectively, under the foregoing service agreements.

Agreement to Fund Our Cooperative Endeavor Agreements (“CEAs”)

In July 2007, we executed CEAs with various Cameron Parish, Louisiana taxing authorities that allow them to collect certain annual property tax payments from us in 2007 through 2016. This ten-year initiative represents an aggregate $25.0 million commitment and will make resources available to the Cameron Parish taxing authorities on an accelerated basis in order to aid in their reconstruction efforts following Hurricane Rita. In exchange for our payments of annual ad valorem taxes, Cameron Parish will grant us a dollar for dollar credit against future ad valorem taxes to be levied against our LNG terminal starting in 2019. In September 2007, we modified our TUA with Cheniere Marketing, pursuant to which Cheniere Marketing would pay us additional TUA revenues equal to any and all amounts payable under the CEAs in exchange for a similar amount of credits against future TUA payments it would owe us under its TUA starting in 2019. These advance tax payments were recorded to other assets, and payments from Cheniere Marketing that we utilized to make the ad valorem tax

SABINE PASS LNG, L.P AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

payments were recorded as deferred revenue. As of December 31, 2012 and 2011, we had $14.7 million and $12.3 million of other non-current assets and non-current deferred revenue resulting from our ad valorem tax payments and the advance tax payments received from Cheniere Marketing, respectively.

Contracts for Sale and Purchase of Natural Gas and LNG

We are able to sell and purchase natural gas and LNG under an agreement with Cheniere Marketing. Under this agreement, we purchase natural gas or LNG from Cheniere Marketing at a sales price equal to the actual purchase cost paid by Cheniere Marketing to suppliers of the natural gas or LNG, plus any third-party costs incurred by Cheniere Marketing in respect of the receipt, purchase, and delivery of the natural gas or LNG to our LNG terminal.

We recorded $2.8 million, $4.2 million and $2.8 million of natural gas and LNG purchased from Cheniere Marketing under this agreement in the years ended December 31, 2012, 2011 and 2010, respectively. We recorded $2.8 million, zero and zero of natural gas sold to Cheniere Marketing under this agreement in the year ended December 31, 2012, 2011 and 2010, respectively.

LNG Terminal Export Agreement

In January 2010, we and Cheniere Marketing entered into an LNG Terminal Export Agreement that provides Cheniere Marketing the ability to export LNG from our LNG terminal. We recorded revenues—affiliate of $0.3 million, $0.3 million and $0.9 million pursuant to this agreement in the years ended December 31, 2012, 2011 and 2010, respectively.

Tug Boat Lease Sharing Agreement

In connection with our tug boat lease, Sabine Pass Tug Services, LLC, our wholly owned subsidiary (“Tug Services”), entered into a tug sharing agreement with Cheniere Marketing to provide its LNG cargo vessels with tug boat and marine services at our LNG terminal. Tug Services recorded revenues—affiliate from Cheniere Marketing of $2.8 million, $2.7 million and $2.7 million pursuant to this agreement in the years ended December 31, 2012, 2011 and 2010, respectively

Temporary Pipeline Compressor Agreement

In August 2010, we entered into an agreement with Cheniere Investments, under which Cheniere Investments reimburses us for a portion of the costs of installing, operating and maintaining temporary pipeline compression equipment at our LNG terminal. During the years ended December 31, 2012, 2011 and 2010, we recorded revenues—affiliate from Cheniere Investments of $0.1 million, $0.4 million and zero, respectively, pursuant to this agreement.

LNG Site Sublease Agreement

In June 2012, we entered into an agreement with Sabine Pass Liquefaction to sublease a portion of our terminal site for its liquefaction project. The annual sublease payment is $0.5 million. The initial term of the sublease expires on December 31, 2034, with options to renew for five 10-year extensions with similar terms as the initial term. The annual sublease payment will be adjusted for inflation every five years based on a consumer price index, as defined in the sublease agreement. We recognized $0.3 million of sublease revenue from Sabine Pass Liquefaction as a credit to operating and maintenance expense—affiliate on our Consolidated Statements of Operations in the year ended December 31, 2012.

SABINE PASS LNG, L.P AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

NOTE 12—LEASES

During the years ended December 31, 2012, 2011 and 2010, we recognized rental expense for all operating leases of $9.4 million, $9.2 million and $9.1 million, respectively.

The following is a schedule by years of future minimum rental payments, excluding inflationary adjustments, required as of December 31, 2012 under the land leases and tug boat lease described below (in thousands):

Year ending December 31,	Lease Payments (2) (3)
2013	$9,229
2014	9,229
2015	9,208
2016	9,204
2017	9,204
Later years (1)	209,562

Total minimum payments required	$255,636

(1)	Includes certain lease option renewals as they are reasonably assured.

(2)	Lease payments for our land leases represent our land lease payment obligations and do not take into account the $34.7 million sublease payments we will receive from Sabine Pass Liquefaction, as discussed in Note 11—“Related Party Transactions”.

(3)	Lease payments for our tug boat lease represent our lease payment obligation and do not take into account the $112.8 million sublease payments we will receive from our three TUA customers that effectively offset these lease payment obligations, as discussed below.

Land Leases

In January 2005, we exercised our options and entered into three land leases for the site of our LNG terminal. The leases have an initial term of 30 years, with options to renew for six 10-year extensions with similar terms as the initial term. In February 2005, two of the three leases were amended, thereby increasing the total acreage under lease to 853 acres and increasing the annual lease payments to $1.5 million. In July 2012, we entered into an additional land lease, thereby increasing the total acreage under lease to 883 acres. The annual lease payment will be adjusted for inflation every five years based on a consumer price index, as defined in the lease agreements. We recognized $1.5 million, $1.8 million and $1.7 million of site lease expense on our Consolidated Statements of Operations in the years ended December 31, 2012, 2011 and 2010, respectively.

Tug Boat Lease

In the second quarter of 2009, we acquired a lease for the use of tug boats and marine services at our LNG terminal as a result of our purchase of Tug Services (the “Tug Agreement”). The term of the Tug Agreement commenced in January 2008 for a period of 10 years, with an option to renew two additional, consecutive terms of five years each. We have determined that the Tug Agreement contains a lease for the tugs specified in the Tug Agreement. In addition, we have concluded that the tug lease contained in the Tug Agreement is an operating lease, and as such, the equipment component of the Tug Agreement will be charged to expense over the term of the Tug Agreement as it becomes payable.

In connection with this lease acquisition, Tug Services entered into a Tug Sharing Agreement with Chevron, Total and Cheniere Marketing to provide their LNG cargo vessels with tug boat and marine services at our LNG terminal and effectively offset the cost of our lease. The Tug Sharing Agreement provides for each of our customers to pay Tug Services an annual service fee.

SABINE PASS LNG, L.P AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

NOTE 13—COMMITMENTS AND CONTINGENCIES

LNG Commitments

We have entered into TUAs with Total, Chevron and Sabine Pass Liquefaction to provide berthing for LNG vessels and for the unloading, storage and regasification of LNG at our LNG terminal. See Note 11—“Related Party Transactions” for information regarding such agreements.

Services Agreements

We have entered into certain services agreements with affiliates. See Note 11—“Related Party Transactions” for information regarding such agreements.

Crest Royalty

Under a settlement agreement with Crest Energy dated as of June 14, 2001, Cheniere agreed to pay or cause certain affiliates, successors and assigns to pay a royalty, which we refer to as the Crest Royalty. This Crest Royalty was calculated based on the volume of natural gas processed through covered LNG facilities, subject to a minimum of $2.0 million and a maximum of approximately $11.0 million per production year. In 2003, Freeport LNG contractually assumed the obligation to pay the Crest Royalty for natural gas processed at Freeport LNG’s receiving terminal. Subsequently, the calculation of the Crest Royalty and the scope of Freeport LNG’s assumed obligation to pay the Crest Royalty became the subject of litigation involving Cheniere, Crest Energy, and Freeport LNG (“Crest Royalty Litigation”).

In March 2012, Cheniere purchased all of the rights, title, and interest in the Crest Royalty from Crest Energy. That purchase resulted in Crest Energy’s dismissal from the Crest Royalty Litigation. In September 2012, Cheniere entered into a settlement of the remaining claims in the Crest Royalty Litigation with Freeport LNG. As part of the settlement agreement, Cheniere terminated the Crest Royalty. As a result of all of these transactions, Cheniere resolved disputes persisting since 2001 related to real property at Freeport LNG and has released us from the first priority lien that had been granted to holders of the Crest Royalty.

Other Commitments

State Tax Sharing Agreement

In November 2006, we and Cheniere entered into a state tax sharing agreement. Under this agreement, Cheniere has agreed to prepare and file all state and local tax returns which we and Cheniere are required to file on a combined basis and to timely pay the combined state and local tax liability. If Cheniere, in its sole discretion, demands payment, we will pay to Cheniere an amount equal to the state and local tax that we would be required to pay if our state and local tax liability were computed on a separate company basis. There have been no state and local taxes paid by Cheniere for which Cheniere could have demanded payment from us under this agreement; therefore, Cheniere has not demanded any such payments from us. The agreement is effective for tax returns due on or after January 1, 2008.

Cooperative Endeavor Agreements

In July 2007, we executed CEAs with various Cameron Parish, Louisiana taxing authorities. See Note 11—“Related Party Transactions” for information regarding such agreements.

SABINE PASS LNG, L.P AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

Legal Proceedings

We may in the future be involved as a party to various legal proceedings, which are incidental to the ordinary course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. In the opinion of management, as of December 31, 2012, there were no threatened or pending legal matters that would have a material impact on our consolidated results of operations, financial position or cash flows.

NOTE 14—SUPPLEMENTAL CASH FLOW INFORMATION AND DISCLOSURES OF NON-CASH TRANSACTIONS

The following table provides supplemental disclosure of cash flow information (in thousands):

	Year Ended December 31,
	2012	2011	2010
Cash paid during the year for interest, net of amounts capitalized	$159,998	$164,513	$164,793

SABINE PASS LNG, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$14,783	$5,202
Restricted cash and cash equivalents	14,959	17,386
Accounts and interest receivable	23,856	—
Accounts receivable—affiliate	19,328	1,349
LNG inventory	11,146	2,625
Prepaid expenses and other	8,247	7,018

Total current assets	92,319	33,580
Non-current restricted cash and cash equivalents	76,106	76,106
Property, plant and equipment, net	1,455,057	1,476,174
Debt issuance costs, net	18,850	20,882
Other	17,265	14,854

Total assets	$1,659,597	$1,621,596

LIABILITIES AND PARTNERS’ DEFICIT
Current liabilities
Accounts payable—affiliate	$451	$—
Accrued liabilities	22,027	19,469
Accrued liabilities—affiliate	16,121	2,525
Deferred revenue	26,585	26,540
Deferred revenue—affiliate	21,782	21,737
Other	1,450	97

Total current liabilities	88,416	70,368
Long-term debt, net of discount	2,069,460	2,067,113
Deferred revenue	19,500	21,500
Deferred revenue—affiliate	17,173	14,720
Other non-current liabilities	284	289
Commitments and contingencies
Partners’ deficit	(535,236)	(552,394)

Total liabilities and partners’ deficit	$1,659,597	$1,621,596

The accompanying notes are an integral part of these consolidated financial statements.

SABINE PASS LNG, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues
Revenues	$66,326	$66,071	$132,387	$132,989
Revenues—affiliates	64,087	63,857	$127,906	127,669

Total revenues	130,413	129,928	260,293	260,658

Expenses
Operating and maintenance expense	7,629	7,144	15,913	13,256
Operating and maintenance expense—affiliate	8,873	2,941	14,921	5,939
Depreciation expense	10,608	10,599	21,220	21,185
General and administrative expense	495	374	1,029	767
General and administrative expense—affiliate	3,598	2,377	6,424	4,690

Total expenses	31,203	23,435	59,507	45,837

Income from operations	99,210	106,493	200,786	214,821

Other income (expense)
Interest expense, net	(40,199)	(43,458)	(80,461)	(86,916)
Derivative gain (loss), net	(464)	261	52	(575)
Other	9	39	34	79

Total other expense	(40,654)	(43,158)	(80,375)	(87,412)

Net income	$58,556	$63,335	$120,411	$127,409

The accompanying notes are an integral part of these consolidated financial statements.

SABINE PASS LNG, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS’ DEFICIT

(in thousands)

(unaudited)

	General Partner Sabine Pass LNG-GP, LLC	Limited Partner Sabine Pass LNG-LP, LLC	Accumulated Other Comprehensive Income	Total Partners’ Deficit
Balance at December 31, 2012	$—	$(552,394)	$—	$(552,394)
Distributions to limited partner	—	(149,073)	—	(149,073)
Net income	—	120,411	—	120,411
Capital contributions from Cheniere Partners	—	45,820	—	45,820

Balance at June 30, 2013	$—	$(535,236)	$—	$(535,236)

The accompanying notes are an integral part of these consolidated financial statements.

SABINE PASS LNG, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities
Net income	$120,411	$127,409
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	21,220	21,185
Amortization of debt discount	2,347	2,347
Amortization of debt issuance costs	2,083	2,185
Non-cash derivative (gain), net	(98)	(751)
Use of restricted cash and cash equivalents	2,427	—
Changes in operating assets and liabilities:
Deferred revenue—affiliate	45	80
Deferred revenue	(1,955)	(3,481)
Accounts payable and accrued liabilities	(1,989)	1,308
Accounts payable and accrued liabilities—affiliate	9,631	779
Accounts and interest receivable	(23,849)	—
Accounts receivable—affiliate	(17,979)	(165)
Other	697	(3,326)

Net cash provided by operating activities	112,991	147,570

Cash flows from investing activities
LNG terminal costs, net	(123)	(2,627)

Net cash used in investing activities	(123)	(2,627)

Cash flows from financing activities
Distributions to limited partner	(149,073)	(146,707)
Capital contributions from Cheniere Partners	45,820	—
Other	(34)	—

Net cash used in financing activities	(103,287)	(146,707)

Net increase (decrease) in cash and cash equivalents	9,581	(1,764)
Cash and cash equivalents—beginning of period	5,202	4,268

Cash and cash equivalents—end of period	$14,783	$2,504

The accompanying notes are an integral part of these consolidated financial statements.

SABINE PASS LNG, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 1—BASIS OF PRESENTATION

The accompanying unaudited Consolidated Financial Statements of Sabine Pass LNG, L.P. have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In our opinion, all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation, have been included. As used in these Notes to Consolidated Financial Statements, the terms “Sabine Pass LNG,” “we”, “us” and “our” refer to Sabine Pass LNG, L.P. and its wholly owned subsidiaries, unless otherwise stated or indicated by context.

Results of operations for the three and six months ended June 30, 2013 are not necessarily indicative of the results of operations that will be realized for the year ending December 31, 2013.

We are a disregarded entity for federal and state income tax purposes. Our taxable income or loss, which may vary substantially from the net income or loss reported on our Consolidated Statements of Operations, is able to be included in the federal income tax return of Cheniere Energy Partners, L.P. (“Cheniere Partners”), a publicly traded partnership which indirectly owns us. Accordingly, no provision or liability for federal or state income taxes is included in the accompanying Consolidated Financial Statements.

For further information, refer to the consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2012, as amended by Amendment No. 1 on Form 10-K/A.

NOTE 2—RESTRICTED CASH AND CASH EQUIVALENTS

Restricted cash and cash equivalents consists of cash and cash equivalents that are contractually restricted as to usage or withdrawal, as follows:

Senior Notes Debt Service Reserve

We have consummated private offerings of an aggregate principal amount of $1,665.5 million, before discount, of Senior Secured Notes due 2016 (the “2016 Notes”) and $420.0 million of Senior Secured Notes due 2020 (the “2020 Notes”) (See Note 6—“Long-Term Debt”). Collectively, the 2016 Notes and the 2020 Notes are referred to as the “Senior Notes.” Under the indentures governing the Senior Notes (the “Sabine Pass LNG Indentures”), except for permitted tax distributions, we may not make distributions until certain conditions are satisfied, including that there must be on deposit in an interest payment account an amount equal to one-sixth of the semi-annual interest payment multiplied by the number of elapsed months since the last semi-annual interest payment and there must be on deposit in a permanent debt service reserve fund an amount equal to one semi-annual interest payment. Distributions are permitted only after satisfying the foregoing funding requirements, a fixed charge coverage ratio test of 2:1 and other conditions specified in the Sabine Pass LNG Indentures.

As of June 30, 2013 and December 31, 2012, we classified $15.0 million and $17.4 million, respectively, as current restricted cash and cash equivalents for the payment of interest due within twelve months. As of June 30, 2013 and December 31, 2012, we classified the permanent debt service reserve fund of $76.1 million as non-current restricted cash and cash equivalents. These cash accounts are controlled by a collateral trustee, and, therefore, are shown as restricted cash and cash equivalents on our Consolidated Balance Sheets.

SABINE PASS LNG, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

(unaudited)

NOTE 3—PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of LNG terminal costs and fixed assets, as follows (in thousands):

	June 30, 2013	December 31, 2012
LNG terminal costs
LNG terminal	$1,641,717	$1,641,722
LNG terminal construction-in-process	273	256
LNG site and related costs, net	152	156
Accumulated depreciation	(187,630)	(166,539)

Total LNG terminal costs, net	1,454,512	1,475,595

Fixed assets
Computer and office equipment	424	368
Vehicles	599	550
Machinery and equipment	1,169	1,172
Other	750	759
Accumulated depreciation	(2,397)	(2,270)

Total fixed assets, net	545	579

Property, plant and equipment, net	$1,455,057	$1,476,174

Depreciation expense related to our LNG terminal totaled $10.5 million for each of the three months ended June 30, 2013 and 2012. Depreciation expense related to our LNG terminal totaled $21.1 million and $21.0 million for the six months ended June 30, 2013 and 2012, respectively.

NOTE 4—FINANCIAL INSTRUMENTS

Derivative Instruments

We have entered into certain instruments to hedge the exposure to price risk attributable to future purchases of natural gas to be utilized as fuel to operate our LNG terminal (“Fuel Derivatives”).

The following table (in thousands) shows the fair value of our derivative assets and liabilities that are required to be measured at fair value on a recurring basis as of June 30, 2013 and December 31, 2012, which are classified as other current assets/other current liabilities in our Consolidated Balance Sheets.

	Fair Value Measurements as of
	June 30, 2013				December 31, 2012
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Fuel Derivatives liability	$—	$200	$—	$200	$—	$98	$—	$98

The estimated fair values of our Fuel Derivatives are the amount at which the instruments could be exchanged currently between willing parties. We value these derivatives using observable commodity price curves and other relevant data. Derivative assets and liabilities arising from our derivative contracts with the same counterparty are reported on a net basis, as all counterparty derivative contracts provide for net settlement.

SABINE PASS LNG, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

(unaudited)

Commodity Derivatives

We recognize all derivative instruments that qualify for derivative accounting treatment as either assets or liabilities and measure those instruments at fair value unless they qualify for, and we elect, the normal purchase normal sale exemption. For transactions in which we have elected the normal purchase normal sale exemption, gains and losses are not reflected on our Consolidated Statements of Operations until the period of delivery. For certain of our Fuel Derivative instruments changes in fair value are reported in earnings.

The use of derivative instruments exposes us to counterparty credit risk, or the risk that a counterparty will be unable to meet its commitments. Except for the fuel hedges with our affiliate described below, our commodity derivative transactions are executed through over-the-counter contracts which are subject to nominal credit risk as these transactions are settled on a daily margin basis with investment grade financial institutions.

The use of derivative instruments exposes us to counterparty credit risk, or the risk that a counterparty will be unable to meet its commitments in instances where our Fuel Derivatives or our LNG Inventory Derivatives are in an asset position. Except for the fuel hedges with our affiliate described below, our commodity derivative transactions are executed through over-the-counter contracts which are subject to nominal credit risk as these transactions are settled on a daily margin basis with investment grade financial institutions. We are required by these financial institutions to use margin deposits as credit support for our commodity derivative activities. Collateral of $0.8 million deposited for such contracts, which has not been reflected in the derivative fair value tables, is included in the other current assets balance as of June 30, 2013 and December 31, 2012.

During the second quarter of 2013, we began to enter into forward contracts under our master service agreement with Cheniere Marketing, LLC (“Cheniere Marketing”), a wholly owned subsidiary of Cheniere, to hedge the exposure to price risk attributable to future purchases of natural gas to be utilized as fuel to operate our terminal. We elected to account for these physical hedges of future fuel purchases as normal purchase normal sale transactions, exempt from fair value accounting. We had not posted collateral with Cheniere Marketing for such forward contracts as of June 30, 2013.

The following table (in thousands) shows the fair value and location of our Fuel Derivatives on our Consolidated Balance Sheets:

		Fair Value Measurements as of
	Balance Sheet Location	June 30, 2013	December 31, 2012
Fuel Derivatives liability	Other current liabilities	$200	$98

The following table (in thousands) shows the changes in the fair value and settlements of our Fuel Derivatives recorded in derivative gain (loss), net on our Consolidated Statements of Operations during the three and six months ended June 30, 2013 and 2012:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Fuel Derivatives gain (loss) (1)	$(464)	$261	52	$(575)

(1)	Excludes settlements of hedges of the exposure to price risk attributable to future purchases of natural gas to be utilized as fuel to operate our terminal for which we have elected the normal purchase normal sale exemption from derivative accounting.

SABINE PASS LNG, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

(unaudited)

Balance Sheet Presentation

Our Fuel Derivatives are presented on a net basis on our Consolidated Balance Sheets as described above. The following table (in thousands) shows the fair value of our derivatives outstanding on a gross and net basis:

	Gross Amounts Recognized	Gross Amounts Offset in the Consolidated Balance Sheet	Net Amounts Presented in the Consolidated Balance Sheet	Gross Amounts Not Offset in the Consolidated Balance Sheet
Offsetting Derivative Liabilities				Derivative Instrument	Cash Collateral Received (Paid)	Net Amount
As of June 30, 2013:
Fuel Derivatives	$200	$200	$—	$—	$—	$—
As of December 31, 2012:
Fuel Derivatives	98	98	—	—	—	—

Other Financial Instruments

The estimated fair value of our other financial instruments, including those financial instruments for which the fair value option was not elected, are set forth in the table below. The carrying amounts reported on our Consolidated Balance Sheets for cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, interest receivable and accounts payable approximate fair value due to their short-term nature.

Other Financial Instruments (in thousands):

	June 30, 2013		December 31, 2012
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
2016 Notes, net of discount (1)	$1,649,460	$1,781,417	$1,647,113	$1,824,177
2020 Notes (1)	420,000	427,350	420,000	437,850

(1)	The Level 2 estimated fair value was based on quotations obtained from broker-dealers who make markets in these and similar instruments based on the closing trading prices on June 30, 2013 and December 31, 2012, as applicable.

NOTE 5—ACCRUED LIABILITIES

As of June 30, 2013 and December 31, 2012, accrued liabilities (including affiliate) consisted of the following (in thousands):

	June 30, 2013	December 31, 2012
Interest and related debt fees	$14,959	$16,173
LNG terminal costs	1,047	977
Affiliate	16,121	2,525
Other	6,021	2,319

Total accrued liabilities (including affiliate)	$38,148	$21,994

SABINE PASS LNG, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

(unaudited)

NOTE 6—LONG-TERM DEBT

As of June 30, 2013 and December 31, 2012, our long-term debt consisted of the following (in thousands):

	June 30, 2013	December 31, 2012
Long-term debt
2016 Notes	$1,665,500	$1,665,500
2020 Notes	420,000	420,000

Total long-term debt	2,085,500	2,085,500
Long-term debt discount
2016 Notes	(16,040)	(18,387)

Total long-term debt, net of discount	$2,069,460	$2,067,113

Senior Notes

As of June 30, 2013 and December 31, 2012, we had an aggregate principal amount of $1,665.5 million, before discount, of the 2016 Notes and $420.0 million of the 2020 Notes outstanding. Borrowings under the 2016 Notes and 2020 Notes bear interest at a fixed rate of 7.50% and 6.50%, respectively. The terms of the 2016 Notes and the 2020 Notes are substantially similar. Interest on the 2016 Notes is payable semi-annually in arrears on May 30 and November 30 of each year. Interest on the 2020 Notes is payable semi-annually in arrears on May 1 and November 1 of each year. Subject to permitted liens, the Senior Notes are secured on a first-priority basis by a security interest in all of our equity interests and substantially all of our operating assets.

We may redeem some or all of our 2016 Notes at any time, and from time to time, at the redemption prices specified in the indenture governing the 2016 Notes, plus accrued and unpaid interest, if any, to the date of redemption. We may redeem all or part of our 2020 Notes at any time on or after November 1, 2016, at fixed redemption prices specified in the indenture governing the 2020 Notes, plus accrued and unpaid interest, if any, to the date of redemption. We may also, at our option, redeem all or part of the 2020 Notes at any time prior to November 1, 2016, at a “make-whole” price set forth in the indenture governing the 2020 Notes, plus accrued and unpaid interest, if any, to the date of redemption. At any time before November 1, 2015, we may redeem up to 35% of the aggregate principal amount of the 2020 Notes at a redemption price of 106.5% of the principal amount of the 2020 Notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date, in an amount not to exceed the net proceeds of one or more completed equity offerings as long as we redeem the 2020 Notes within 180 days of the closing date for such equity offering and at least 65% of the aggregate principal amount of the 2020 Notes originally issued remains outstanding after the redemption.

Under the indentures governing the Senior Notes, except for permitted tax distributions, we may not make distributions until certain conditions are satisfied: there must be on deposit in an interest payment account an amount equal to one-sixth of the semi-annual interest payment multiplied by the number of elapsed months since the last semi-annual interest payment, and there must be on deposit in a permanent debt service reserve fund an amount equal to one semi-annual interest payment. Distributions are permitted only after satisfying the foregoing funding requirements, a fixed charge coverage ratio test of 2:1 and other conditions specified in the indentures governing the Senior Notes. During the three months ended June 30, 2013 and 2012, we made distributions of $72.4 million, and $77.3 million, respectively, after satisfying all the applicable conditions in the indentures. During the six months ended June 30, 2013 and 2012, we made distributions of $149.1 million and $146.7 million, respectively, after satisfying all the applicable conditions in the indentures.

SABINE PASS LNG, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

(unaudited)

In connection with the issuance of the 2020 Notes, we also entered into a registration rights agreement (the “Registration Rights Agreement”). Under the Registration Rights Agreement, we have agreed to use commercially reasonable efforts to file with the Securities and Exchange Commission (the “SEC”) and cause to become effective a registration statement relating to an offer to exchange the 2020 Notes for a like aggregate principal amount of SEC-registered notes with terms identical in all material respects to the 2020 Notes (other than with respect to restrictions on transfer or to any increase in annual interest rate) within 360 days after the 2020 Notes were issued. Under specified circumstances, we may be required to file a shelf registration statement to cover resales of the 2020 Notes. If we fail to satisfy these obligations, we may be required to pay additional interest to holders of the 2020 Notes under certain circumstances.

NOTE 7—RELATED PARTY TRANSACTIONS

As of June 30, 2013 and December 31, 2012, we had $0.5 million and $1.0 million of advances to affiliates, respectively. In addition, we have entered into the following related party transactions:

Terminal Use Agreement

Sabine Pass Liquefaction obtained approximately 2.0 Bcf/d of regasification capacity under a terminal use agreement (“TUA”) with us as a result of an assignment in July 2012 by Cheniere Energy Investments, LLC (“Cheniere Investments”), a wholly owned subsidiary of Cheniere Partners, of its rights, title and interest under its TUA with us. Sabine Pass Liquefaction is obligated to make monthly capacity payments to us aggregating approximately $250 million per year, continuing until at least 20 years after Sabine Pass Liquefaction delivers its first commercial cargo at Sabine Pass Liquefaction’s facilities under construction, which Cheniere Partners has reported may occur as early as late 2015. We entered into a terminal use rights assignment and agreement (“TURA”) with Sabine Pass Liquefaction and Cheniere Investments pursuant to which Cheniere Investments has the right to use Sabine Pass Liquefaction’s reserved capacity under the TUA and has the obligation to make the monthly capacity payments required by the TUA to us. Cheniere Partners has guaranteed the obligations of Sabine Pass Liquefaction under its TUA and the obligations of Cheniere Investments under the TURA.

Service Agreements

We have entered into a long-term operation and maintenance agreement (the “O&M Agreement”) with a wholly owned subsidiary of Cheniere pursuant to which we receive all necessary services required to operate and maintain our LNG receiving terminal. We are required to pay a fixed monthly fee of $130,000 (indexed for inflation) under the O&M Agreement, and the counterparty is entitled to a bonus equal to 50% of the salary component of labor costs in certain circumstances to be agreed upon between us and the counterparty at the beginning of each operating year. In addition, we are required to reimburse the counterparty for its operating expenses, which consist primarily of labor expenses.

We have entered into a long-term management services agreement (the “MSA Agreement”) with Cheniere LNG Terminals, LLC (“Cheniere Terminals”), a wholly owned subsidiary of Cheniere, pursuant to which we manage the operation of our LNG receiving terminal, excluding those matters provided for under the O&M Agreement. We are required to pay Cheniere Terminals a monthly fixed fee of $520,000 (indexed for inflation).

During each of the three months ended June 30, 2013 and 2012, we recorded general and administrative expense—affiliate of $2.1 million under the foregoing service agreements. During each of the six months ended June 30, 2013 and 2012, we recorded general and administrative expense—affiliate of $4.2 million under the foregoing service agreements.

SABINE PASS LNG, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

(unaudited)

Agreement to Fund Our Cooperative Endeavor Agreements (“CEAs”)

In July 2007, we executed CEAs with various Cameron Parish, Louisiana taxing authorities that allow them to collect certain annual property tax payments from us in 2007 through 2016. This ten-year initiative represents an aggregate $25.0 million commitment and will make resources available to the Cameron Parish taxing authorities on an accelerated basis in order to aid in their reconstruction efforts following Hurricane Rita. In exchange for our payments of annual ad valorem taxes, Cameron Parish will grant us a dollar for dollar credit against future ad valorem taxes to be levied against our LNG terminal starting in 2019. In September 2007, we modified our TUA with Cheniere Marketing, pursuant to which Cheniere Marketing would pay us additional TUA revenues equal to any and all amounts payable under the CEAs in exchange for a similar amount of credits against future TUA payments it would owe us under its TUA starting in 2019. These advance tax payments were recorded to other assets, and payments from Cheniere Marketing that we utilized to make the ad valorem tax payments were recorded as deferred revenue—affiliate. As of June 30, 2013 and December 31, 2012, we had $17.2 million and $14.7 million of other non-current assets and non-current deferred revenue—affiliate resulting from our ad valorem tax payments and the advance tax payments received from Cheniere Marketing, respectively.

Contracts for Sale and Purchase of Natural Gas and LNG

We are able to sell and purchase natural gas and LNG under agreements with Cheniere Marketing. Under these agreements, we purchase natural gas or LNG from Cheniere Marketing at a sales price equal to the actual purchase cost paid by Cheniere Marketing to suppliers of the natural gas or LNG, plus any third-party costs incurred by Cheniere Marketing in respect of the receipt, purchase, and delivery of the natural gas or LNG to our LNG terminal.

We recorded $0.9 million, and $0.5 million of natural gas and LNG purchased from Cheniere Marketing under this agreement in the three months ended June 30, 2013 and 2012, respectively. We recorded $1.8 million and $1.2 million of natural gas and LNG purchased from Cheniere Marketing under this agreement in the six months ended June 30, 2013 and 2012, respectively. We recorded $1.9 million and $2.8 million of natural gas sold to Cheniere Marketing under this agreement in the three and six months ended June 30, 2013, respectively.

Tug Boat Lease Sharing Agreement

In connection with our tug boat lease, Sabine Pass Tug Services, LLC, our wholly owned subsidiary (“Tug Services”), entered into a tug sharing agreement with Cheniere Marketing to provide its LNG cargo vessels with tug boat and marine services at our LNG terminal. Tug Services recorded revenues—affiliate from Cheniere Marketing of $0.7 million pursuant to this agreement in each of the three months ended June 30, 2013 and 2012. Tug Services recorded revenues—affiliate from Cheniere Marketing of $1.4 million pursuant to this agreement in each of the six months ended June 30, 2013 and 2012.

LNG Site Sublease Agreement

In June 2012, we entered into an agreement with Sabine Pass Liquefaction to sublease a portion of our terminal site for its liquefaction project. The annual sublease payment is $0.5 million. The initial term of the sublease expires on December 31, 2034, with options to renew for five 10-year extensions with similar terms as the initial term. The annual sublease payment will be adjusted for inflation every five years based on a consumer price index, as defined in the sublease agreement. We recognized $0.1 million and $0.2 million of sublease revenue from Sabine Pass Liquefaction as a credit to operating and maintenance expense—affiliate on our Consolidated Statements of Operations in the three and six months ended June 30, 2013, respectively.

Dealer Prospectus Delivery Obligation

Until December 13, 2013, all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.